UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Noble Midstream Partners LP

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: N/A
	(2)	Form, Schedule or Registration Statement No.: N/A
	(3)	Filing Party: N/A
	(4)	Date Filed: N/A

On March 4, 2021, Chevron Corporation, a Delaware corporation (“Chevron”), Cadmium Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Chevron (“Holdings”), Cadmium Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Merger Sub”), Noble Midstream Partners LP, a Delaware limited partnership (“NBLX”), and Noble Midstream GP LLC, a Delaware limited liability company and the general partner of NBLX (the “General Partner”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into NBLX, with NBLX surviving as an indirect, wholly owned subsidiary of Chevron (the “Merger”).

Pursuant to the Merger Agreement, (i) each common unit representing limited partner interests in NBLX (“NBLX Common Units”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than NBLX Common Units held directly or indirectly by Chevron and its subsidiaries (all such NBLX Common Units held by persons other than Chevron and its subsidiaries, the “NBLX Public Common Units,” and the holders of such units, the “NBLX Public Unitholders”), will be converted into the right to receive 0.1393 shares (the “Exchange Ratio”) of common stock, par value $0.75 per share, of Chevron (“Chevron Common Stock,” and the shares of Chevron Common Stock to be issued in the Merger, the “Merger Consideration”), and (ii) each of the outstanding equity awards relating to an NBLX Common Unit issued under the Partnership Long-Term Incentive Plan (as defined in the Merger Agreement) (each, a “Partnership LTIP Award”), whether vested or not vested, will cease to relate to or represent a right with respect to an NBLX Common Unit and shall be converted into an award relating to shares of Chevron Common Stock on the same terms and conditions as were applicable to the corresponding Partnership LTIP Award (a “Converted Parent Award”) (including the right to receive dividend or dividend equivalents with respect to such Converted Parent Award if the corresponding Partnership LTIP Award included distribution or distribution equivalent rights), except that the number of shares of Chevron Common Stock covered by each such Converted Parent Award shall be equal to the number of NBLX Common Units subject to the corresponding Partnership LTIP Award multiplied by the Exchange Ratio, rounded up to the nearest whole unit. The interests in NBLX owned by Chevron and its subsidiaries will remain outstanding as limited partner interests in the surviving entity. The non-economic general partner interest in NBLX held by the General Partner will continue as a non-economic general partner interest in the surviving entity, and the General Partner will continue as the sole general partner of the surviving entity. No fractional shares of Chevron Common Stock will be issued in the Merger; instead, all fractional shares of Chevron Common Stock to which an NBLX Public Unitholder otherwise would have been entitled will be aggregated and the resulting fraction of a share of Chevron Common Stock will be rounded up to the nearest whole share of Chevron Common Stock. Existing stockholders of Chevron (the “Chevron Stockholders”) will continue to own their existing Chevron Common Stock following completion of the Merger.

On March 4, 2021, the conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “GP Board”), by unanimous vote (a) determined that the Merger, including the Merger Agreement and the transactions contemplated thereby, are in, or not adverse to, the interests of NBLX and the NBLX Public Unitholders, (b) approved the Merger, including the Merger Agreement and the transactions contemplated thereby (the foregoing constituting “Special Approval” as defined in the Second Amended and Restated Agreement of Limited Partnership of NBLX, dated November 14, 2019 (the “Partnership Agreement”)), (c) resolved to recommend to the GP Board the approval of the Merger, including the Merger Agreement and the transactions contemplated thereby, and (d) resolved to recommend to the GP Board that the GP Board recommend the approval of the Merger, including the Merger Agreement and the transactions contemplated thereby, to the limited partners of NBLX (the “NBLX Limited Partners”).

On March 4, 2021, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote (a) determined that the forms, terms and provisions of the Merger Agreement and the transactions contemplated thereby, including the Merger, are in, or not adverse to, the interests of NBLX and the NBLX Limited Partners, (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the respective transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (c) directed that the adoption of the Merger Agreement and the approval of the Merger be submitted to a vote of the NBLX Limited Partners and authorized the NBLX Limited Partners to act by written consent pursuant to the terms of the Partnership Agreement.

Pursuant to the Partnership Agreement, the approval of the Merger Agreement and the Merger by NBLX requires the affirmative vote or written consent of the holders of a majority of the outstanding NBLX Common Units. On March 4, 2021, Chevron caused NBL Midstream, LLC, a Delaware limited liability company and its indirect, wholly owned subsidiary (“NBL”), which beneficially owns 56,447,616 NBLX Common Units, representing approximately 62.4% of the outstanding NBLX Common Units, to deliver a written consent (the “Written Consent”) approving the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, the delivery of the Written Consent is sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the NBLX Limited Partners.

This information statement/prospectus provides you with detailed information about the proposed Merger and related matters. Chevron and NBLX both encourage you to read the entire document carefully. In particular, see the section titled “Risk Factors” beginning on page 12 for a discussion of risks related to the Merger, the tax consequences of the Merger and ownership of the Chevron Common Stock received in the Merger, an investment in Chevron Common Stock, and Chevron’s business following the consummation of the Merger.

Chevron Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CVX,” and NBLX Common Units are listed on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “NBLX.”

Michael K. Wirth	Robin H. Fielder
Chairman of the Board of Directors of Chevron Corporation and Chief Executive Officer	President, Chief Executive Officer and Director of Noble Midstream GP LLC

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED THAT THIS INFORMATION STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This information statement/prospectus is dated April 13, 2021 and is first being mailed to NBLX Limited Partners on or about April 13, 2021.

1001 Noble Energy Way

Houston, Texas 77070

INFORMATION STATEMENT

NOTICE OF ACTION BY WRITTEN CONSENT

MERGER – WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND

US A PROXY

To the limited partners of Noble Midstream Partners LP:

On March 4, 2021, Noble Midstream Partners LP (“NBLX”) entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) with Noble Midstream GP LLC, the general partner of NBLX (the “General Partner”), Chevron Corporation (“Chevron”), Cadmium Holdings Inc., a wholly owned subsidiary of Chevron (“Holdings”), and Cadmium Merger Sub LLC, a wholly owned subsidiary of Holdings (“Merger Sub”), pursuant to which Merger Sub will merge with and into NBLX, with NBLX surviving as an indirect, wholly owned subsidiary of Chevron (the “Merger”).

On March 4, 2021, the conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “GP Board”), by unanimous vote (a) determined that the Merger, including the Merger Agreement and the transactions contemplated thereby, are in, or not adverse to, the interests of NBLX and the NBLX Public Unitholders, (b) approved the Merger, including the Merger Agreement and the transactions contemplated thereby (the foregoing constituting “Special Approval” as defined in the Second Amended and Restated Agreement of Limited Partnership of NBLX, dated November 14, 2019 (the “Partnership Agreement”)), (c) resolved to recommend to the GP Board the approval of the Merger, including the Merger Agreement and the transactions contemplated thereby, and (d) resolved to recommend to the GP Board that the GP Board recommend the approval of the Merger, including the Merger Agreement and the transactions contemplated thereby, to the limited partners of NBLX (the “NBLX Limited Partners”).

On March 4, 2021, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote (a) determined that the forms, terms and provisions of the Merger Agreement and the transactions contemplated thereby, including the Merger, are in, or not adverse to, the interests of NBLX and the NBLX Limited Partners, (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the respective transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (c) directed that the adoption of the Merger Agreement and the approval of the Merger be submitted to a vote of the NBLX Limited Partners and authorized the NBLX Limited Partners to act by written consent pursuant to the terms of the Partnership Agreement.

Pursuant to the Partnership Agreement, the approval of the Merger and the adoption of the Merger Agreement by NBLX also requires the affirmative vote or written consent of the holders of a majority of the outstanding NBLX Common Units. The GP Board set the close of business on March 4, 2021, as the record date (the “Record Date”) for determining the limited partners of NBLX (“NBLX Limited Partners”) entitled to consent in writing to adopt the Merger Agreement and approve the Merger. On March 4, 2021, Chevron caused NBL Midstream, LLC, a Delaware limited liability company and its indirect, wholly owned subsidiary (“NBL”), which beneficially owns 56,447,616 NBLX Common Units, representing approximately 62.4% of the outstanding NBLX Common Units, to deliver a written consent (the “Written Consent”) approving the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, the delivery of the

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Written Consent was sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the NBLX Limited Partners. For this reason, this information statement/prospectus is being provided to you for informational purposes only. NBLX has not solicited and is not soliciting your adoption and approval of the Merger Agreement.

The accompanying information statement/prospectus describes the Merger Agreement, the Merger, and the actions to be taken in connection with the Merger, as well as provides additional information about the parties involved. Please give this information your careful attention. A copy of the Merger Agreement is attached as Annex A to the accompanying information statement/prospectus.

By order of the Board of Directors of Noble Midstream GP LLC

Robin H. Fielder
President, Chief Executive Officer and Director of Noble Midstream GP LLC

IMPORTANT NOTE ABOUT THIS INFORMATION STATEMENT/PROSPECTUS

This information statement/prospectus incorporates by reference important business and financial information about Chevron and NBLX and their respective subsidiaries from documents filed with the Securities and Exchange Commission (“SEC”) that have not been included in or delivered with this information statement/prospectus. This information is available without charge at the SEC’s website at www.sec.gov. You may also obtain certain of these documents at Chevron’s website, www.chevron.com, and NBLX’s website, www.nblmidstream.com. Information contained on the websites of Chevron and NBLX does not constitute part of this information statement/prospectus. See “Where You Can Find More Information.”

You may also request copies of publicly filed documents from Chevron without charge by requesting them in writing or by telephone at the following address and telephone number:

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, California 94583-2324

Telephone: (925) 842-1000

You may also request copies of publicly filed documents from NBLX without charge by requesting them in writing or by telephone at the following address and telephone number:

Noble Midstream Partners LP

Noble Midstream GP LLC

1001 Noble Energy Way

Houston, Texas 77070

Telephone: (281) 872-3100

If you request any such documents, Chevron or NBLX will mail them to you by first class mail, or another equally prompt means, after receipt of your request. To receive timely delivery of the documents, your request must be received no later than April 30, 2021.

The sections entitled “Questions and Answers” and “Summary” below highlight selected information from this information statement/prospectus, but they do not include all of the information that may be important to you. To better understand the Merger Agreement and the Merger, and for a more complete description of legal terms thereof, you should carefully read this entire information statement/prospectus, including the section entitled “Risk Factors” and the Merger Agreement, a copy of which is attached as Annex A hereto, as well as the documents that are incorporated by reference into this information statement/prospectus. See “Where You Can Find More Information.”

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this information statement/prospectus. You should not assume that the information contained in, or incorporated by reference into, this information statement/prospectus is accurate as of any date other than, in the case of this information statement/prospectus, the date on the front cover of this information statement/prospectus and, in the case of information incorporated by reference, the respective dates of such referenced documents. Neither the mailing of this information statement/prospectus to NBLX Limited Partners nor the issuance by Chevron of shares of Chevron Common Stock as Merger Consideration in connection with the Merger will create any implication to the contrary.

QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some questions that you may have regarding the Merger and the Merger Agreement. We urge you to carefully read the remainder of this information statement/prospectus because these questions and answers may not address all questions or provide all information that might be important to you with respect to the Merger and the Merger Agreement. Additional important information is also contained in the annexes and the documents incorporated by reference into this information statement/prospectus. You may obtain the information incorporated by reference into this information statement/prospectus without charge by following the instructions under “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

On March 4, 2021, Chevron, NBLX, the General Partner, Holdings and Merger Sub, entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into NBLX, with NBLX surviving as an indirect, wholly owned subsidiary of Chevron. The Merger Agreement is described in this information statement/prospectus and attached as Annex A hereto. You are receiving this document in connection with the Chevron Stock Issuance to NBLX Public Unitholders in accordance with the terms of the Merger Agreement. The delivery of the Written Consent by NBL is sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the NBLX Limited Partners. You are not being asked for a proxy, and you are requested not to send a proxy.

Q:	Why are Chevron and NBLX proposing the Merger?

A:

Chevron and NBLX believe that the Merger will benefit both Chevron Stockholders and NBLX Public Unitholders. See “The Merger—Chevron’s Rationale for the Transaction” and “The Merger—Approval of the Conflicts Committee and the GP Board and Their Reasons for the Merger.”

Q:	What will NBLX Public Unitholders be entitled to receive in the Merger?

A:

If the Merger is successfully completed, subject to any applicable withholding tax, each NBLX Public Unitholder as of the Effective Time will be entitled to receive 0.1393 shares of Chevron Common Stock in exchange for each NBLX Public Common Unit held by such NBLX Public Unitholder at the Effective Time.

This Exchange Ratio is fixed and will not be adjusted to reflect changes in the stock or unit price of either company before the merger is complete. The Exchange Ratio will, however, be adjusted appropriately to fully reflect the effect of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon, with respect to outstanding shares of capital stock or units of either Chevron or NBLX with a record date between the date of the Merger Agreement and the completion of the Merger. No fractional shares of Chevron Common Stock will be issued in the Merger. Instead of receiving any fractions of a share of Chevron Common Stock, all fractions of shares of Chevron Common Stock to which an NBLX Public Unitholder would otherwise have been entitled will be aggregated and the resulting fraction will be rounded up to the nearest whole share of Chevron Common Stock. See “The Merger Agreement—The Merger; Effective Time; Closing.”

Q:	What will happen to NBLX as a result of the Merger?

A:

If the Merger is successfully completed, Merger Sub will be merged with and into NBLX, with NBLX surviving as an indirect, wholly owned subsidiary of Chevron. NBLX Common Units will cease to be publicly traded following the Merger, will be delisted from the NASDAQ and will be deregistered under the Exchange Act.

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Q:	When will the Merger be completed?

A:

Chevron and NBLX are working to complete the Merger as soon as possible. Certain conditions must be satisfied or waived before Chevron and NBLX can complete the Merger. See “The Merger Agreement— Conditions to Completion of the Merger.” Assuming timely satisfaction or waiver of the closing conditions, the Merger is expected to close in the second quarter of 2021.

Q:	What percentage of outstanding Chevron Common Stock will NBLX Public Unitholders own after the successful consummation of the Merger?

A:

If the Merger is successfully completed, based on the number of shares of Chevron Common Stock and NBLX Common Units outstanding as of April 5, 2021, the shares of Chevron Common Stock that the NBLX Public Unitholders receive in the Merger will collectively represent approximately 0.2% of the outstanding shares of Chevron Common Stock following completion of the Merger.

Q:	Will the shares of Chevron Common Stock acquired in the Merger be entitled to receive dividends?

A:

After the closing of the Merger (the “Closing”), all shares of Chevron Common Stock issued in exchange for NBLX Common Units will entitle the holder to the same dividends (if any) that all other holders of Chevron Common Stock will receive with respect to any dividend record date that occurs after the Effective Time. See “Comparative Market Prices and Cash Dividend/Distribution Information.”

Q:	Should NBLX Public Unitholders deliver their NBLX Common Units now?

A:

No. After the Merger is completed, any NBLX Common Units you hold as of the Effective Time in book entry form automatically will be converted into the right to receive the Merger Consideration. Because all NBLX Common Units are held in book entry form, no holder will need to deliver certificates to receive the Merger Consideration. If you own NBLX Common Units in street name, the shares of Chevron Common Stock you will receive in connection with the Merger should be credited to your account in accordance with the policies and procedures of your bank, broker, or other nominee within a few days following the closing date of the Merger.

Q:	Where will NBLX Common Units trade after the Merger?

A:

NBLX Common Units will cease to be publicly traded following the Merger, will be delisted from the NASDAQ, and will be deregistered under the Exchange Act. Chevron Common Stock will continue to trade on the NYSE under the symbol “CVX.”

Q:	What happens to future distributions with respect to NBLX Common Units?

A:

If the Merger is successfully consummated, all outstanding NBLX Common Units will be converted into the right to receive Chevron Common Stock at the Exchange Ratio and will no longer be entitled to receive quarterly distributions from NBLX with respect to the NBLX Common Units. For a description of the differences between the rights of Chevron Stockholders and the holders of NBLX Common Units (the “NBLX Unitholders”), see “Comparison of Rights of Chevron Stockholders and NBLX Unitholders.”

Q:	What approval by NBLX Limited Partners is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger?

A:

The approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, require the affirmative vote or consent of holders of at least a majority of the outstanding NBLX Common

Units. The GP Board set the close of business on March 4, 2021, as the Record Date for determining the NBLX Limited Partners entitled to consent in writing to adopt the Merger Agreement and approve the Merger. On March 4, 2021, Chevron caused NBL, its indirect, wholly owned subsidiary, which beneficially owns 56,447,616 NBLX Common Units, representing approximately 62.4% of the outstanding NBLX Common Units, to deliver a written consent approving the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, the delivery of the Written Consent was sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the NBLX Limited Partners. For this reason, this information statement/prospectus is being provided to you for informational purposes only. NBLX has not solicited and is not soliciting your adoption and approval of the Merger Agreement. No further action by any other NBLX Limited Partner is required under applicable law, and NBLX will not solicit the vote of NBLX Limited Partners for the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and will not call a special meeting of NBLX Limited Partners for purposes of voting on the Merger Agreement and the Merger. You are not being asked for a proxy, and you are requested not to send a proxy.

Q:	What are the expected U.S. federal income tax consequences for an NBLX Public Unitholder as a result of the Merger?

A:

The receipt of shares of Chevron Common Stock in exchange for NBLX Public Common Units pursuant to the Merger Agreement will be a taxable transaction to U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes. In such case, a U.S. Holder will generally recognize capital gain or loss on the receipt of shares of Chevron Common Stock in exchange for NBLX Public Common Units. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by NBLX and its subsidiaries. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of NBLX’s income may become available to offset a portion of the gain recognized by such U.S. Holder. A U.S. Holder’s tax basis in the shares of Chevron Common Stock received in the Merger will equal the fair market value of such shares. The U.S. federal income tax consequences of the Merger to NBLX Public Unitholders and of the ownership and disposition of any shares of Chevron Common Stock received pursuant thereto will depend on the NBLX Public Unitholder’s particular tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences to you of the Merger and of the ownership and disposition of any shares of Chevron Common Stock received by you in the Merger. See “Material U.S. Federal Income Tax Consequences.”

Q:	What are the expected U.S. federal income tax consequences for an NBLX Public Unitholder of the ownership of shares of Chevron Common Stock after the Merger is completed?

A:

Chevron is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by Chevron to a Chevron Stockholder who is a U.S. Holder will generally be included in such U.S. Holder’s income as ordinary dividend income to the extent of Chevron’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to Chevron Stockholders after the Merger may exceed Chevron’s current and accumulated earnings and profits. Distributions of cash in excess of Chevron’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder’s adjusted tax basis in such U.S. Holder’s Chevron Common Stock and, to the extent the distribution exceeds such stockholder’s adjusted tax basis, as capital gain from the sale or exchange of such Chevron Common Stock. See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of owning and disposing of Chevron Common Stock received in the Merger.

Q:	Are NBLX Public Unitholders entitled to dissenters’ or appraisal rights in connection with the Merger?

A:	No. NBLX Public Unitholders do not have dissenters’ or appraisal rights under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Q:	What happens if the Merger is not consummated?

A:

If the Merger is not completed for any reason, you will not receive the Merger Consideration for any NBLX Common Units that you hold. In such case, the NBLX Common Units will remain outstanding and will continue to be listed and traded on the NASDAQ, and NBLX will remain a publicly traded limited partnership.

Q:	Who do I call if I have further questions about the Merger or the Merger Agreement?

A:	NBLX Unitholders who have questions about the Merger or who desire additional copies of this information statement/prospectus or other additional materials should contact:

Noble Midstream Partners LP

Noble Midstream GP LLC

1001 Noble Energy Way

Houston, Texas 77070

Telephone: (281) 872-3100

Attention: Secretary

SUMMARY

This summary highlights information contained elsewhere in this information statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the remainder of the information statement/prospectus, including the attached annexes, and the other documents to which we have referred you for a more complete understanding of the transactions discussed herein. See “Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.

Information about the Companies (see page 20)

Chevron Corporation

Chevron is a global energy company with substantial business activities in the following countries: Angola, Argentina, Australia, Bangladesh, Brazil, Canada, China, Egypt, Equatorial Guinea, Indonesia, Israel, Kazakhstan, Kurdistan Region of Iraq, Myanmar, Mexico, Nigeria, the Partitioned Zone between the Kingdom of Saudi Arabia and Kuwait, the Philippines, Republic of Congo, Singapore, South Korea, Thailand, the United Kingdom, the United States and Venezuela.

Chevron manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in integrated energy and chemicals operations.

Chevron has two business segments—Upstream and Downstream. Its upstream operations consist primarily of exploring for, developing, producing and transporting crude oil and natural gas; processing, liquefaction, transportation and regasification associated with liquefied natural gas; transporting crude oil by major international oil export pipelines; transporting, storage and marketing of natural gas; and a gas-to-liquids plant. Its downstream operations consist primarily of refining crude oil into petroleum products; marketing of crude oil, refined products and lubricants; transporting crude oil and refined products by pipeline, marine vessel, motor equipment and rail car; and manufacturing and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lubricant additives. The upstream and downstream activities of Chevron and its equity affiliates are widely dispersed geographically, with operations and projects in North America, South America, Europe, Africa, Middle East, Asia and Australia.

Chevron is incorporated in Delaware. Its principal executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324, and its telephone number is (925) 842-1000. Chevron’s website address is www.chevron.com. Information contained on Chevron’s website does not constitute part of this information statement/prospectus. Chevron’s Common Stock is publicly traded on the NYSE, under the ticker symbol “CVX.”

Additional information about Chevron is included in documents incorporated by reference in this information statement/prospectus. See “Where You Can Find More Information.”

Noble Midstream Partners LP and Noble Midstream GP LLC

NBLX is a Delaware limited partnership formed in December 2014 to own, operate, develop and acquire a wide range of domestic midstream infrastructure assets. NBLX currently provides crude oil, natural gas and water-related midstream services through long-term, fixed-fee contracts, as well as purchases crude oil from producers and sells crude oil to customers at various delivery points. NBLX’s business activities are conducted through four reportable segments: Gathering Systems (primarily includes crude oil gathering, natural gas gathering and processing, produced water gathering and crude oil sales), Fresh Water Delivery, Investments in Midstream Entities and Corporate.

The NBLX Common Units are listed on the NASDAQ under the symbol “NBLX.”

Additional information about NBLX is included in documents incorporated by reference into this information statement/prospectus. See “Where You Can Find More Information.”

The General Partner is the general partner of NBLX. Its board of directors and executive officers manage NBLX. The General Partner is indirectly wholly owned by Chevron.

NBLX’s and the General Partner’s principal executive offices are located at 1001 Noble Energy Way, Houston, Texas 77070, and their telephone number is (281) 872-3100.

Cadmium Holdings Inc.

Holdings is a Delaware corporation and a wholly owned subsidiary of Chevron. Holdings was formed on March 3, 2021, solely for the purpose of effecting the Merger. Holdings has not conducted any activities to date except for activities incidental to its formation and activities undertaken in connection with the Merger.

Holdings’ principal executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324, and its telephone number is (925) 842-1000.

Cadmium Merger Sub LLC

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of Holdings. Merger Sub was formed on March 3, 2021, solely for the purpose of effecting the Merger. Upon completion of the Merger, Merger Sub will merge with and into NBLX, with NBLX surviving as an indirect, wholly owned subsidiary of Chevron. Merger Sub has not conducted any activities to date except for activities incidental to its formation and activities undertaken in connection with the Merger.

Merger Sub’s principal executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324, and its telephone number is (925) 842-1000.

The Merger (see page 23)

Pursuant to and in accordance with the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub, a wholly owned subsidiary of Chevron, will merge with and into NBLX, with NBLX surviving as an indirect, wholly owned subsidiary of Chevron. Following the Effective Time, the NBLX Common Units will cease to be publicly traded, will be delisted from the NASDAQ and will be deregistered under the Exchange Act.

Merger Consideration (see page 23)

Upon completion of the Merger, subject to any applicable withholding tax, (i) each outstanding NBLX Common Unit other than the NBLX Common Units owned by Chevron and its subsidiaries (each, an “NBLX Public Common Unit”) will be converted into the right to receive, subject to adjustment as described in the Merger Agreement, the Merger Consideration; and (ii) each of the outstanding equity awards relating to an NBLX Common Unit issued under the Partnership Long-Term Incentive Plan (as defined in the Merger Agreement), whether vested or not vested, will cease to relate to or represent a right with respect to an NBLX Common Unit and shall be converted into an award relating to shares of Chevron Common Stock on the same terms and conditions as were applicable to the corresponding Partnership LTIP Award, except that the number of shares of Chevron Common Stock shall be equal to the number of NBLX Common Units subject to the corresponding Partnership LTIP Award multiplied by the Exchange Ratio, rounded up to the nearest whole unit.

The limited partner interests in NBLX owned by Chevron and its subsidiaries immediately prior to the Effective Time will remain outstanding as limited partner interests in the surviving entity. The non-economic general partner interest in NBLX held by the General Partner will remain outstanding as a non-economic general partner interest in the surviving entity, and the General Partner will continue as the sole general partner of the surviving entity.

NBLX Limited Partner Interests Consent Required (see page 22)

The approval of the Merger and the adoption of the Merger Agreement requires the affirmative consent of a majority of the outstanding NBLX Common Units.

The GP Board set the close of business on March 4, 2021, as the Record Date for determining the NBLX Limited Partners entitled to consent in writing to adopt the Merger Agreement and approve the Merger. On March 4, 2021, Chevron caused NBL, its indirect, wholly owned subsidiary, which beneficially owns 56,447,616 NBLX Common Units, representing approximately 62.4% of the outstanding NBLX Common Units, to deliver a written consent approving the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, the delivery of the Written Consent was sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the NBLX Limited Partners. For this reason, this information statement/prospectus is being provided to you for informational purposes only. You are not being asked for a proxy, and you are requested not to send a proxy.

Chevron’s Ownership Interest In and Control of NBLX (see page 21)

As of March 4, 2021, Chevron and its subsidiaries owned 56,447,616 NBLX Common Units, representing approximately 62.4% of the outstanding NBLX Common Units. Chevron and its subsidiaries also own 100% of the membership interests of the General Partner, which owns the non-economic general partner interest in NBLX. Chevron controls NBLX through its indirect ownership of the General Partner, and certain of the executive officers and directors of the General Partner are also officers and/or directors of Chevron (or one of its subsidiaries).

The limited partner interests in NBLX owned by Chevron and its subsidiaries immediately prior to the Effective Time will remain outstanding as limited partner interests in the surviving entity. The non-economic general partner interest in NBLX held by the General Partner will remain outstanding as a non-economic general partner interest in the surviving entity, and the General Partner will continue as the sole general partner of the surviving entity.

Chevron’s Rationale for the Transaction (see page 30)

On January 27, 2021, the board of directors of Chevron (the “Chevron Board”), (a) determined that the Merger and the other transactions related thereto, including the issuance of shares of Chevron Common Stock as Merger Consideration (the “Chevron Stock Issuance”), are in the best interests of Chevron and the Chevron Stockholders and (b) authorized the negotiation, execution and delivery of the Merger Agreement and the other Transaction Documents and the consummation of the respective transactions contemplated thereby, including the Merger and the Chevron Stock Issuance, on the terms and subject to the conditions to be negotiated in the Transaction Documents. For a discussion of the many factors considered by the Chevron Board in making its determination and approval, see “The Merger—Chevron’s Rationale for the Transaction.”

Approval of the Conflicts Committee and the GP Board and their Reasons for the Merger (see page 32)

At a meeting held on March 4, 2021, the Conflicts Committee, by unanimous vote (a) determined that the Merger, including the Merger Agreement and the transactions contemplated thereby, are in, or not adverse to, the interests of NBLX and the NBLX Public Unitholders, (b) approved the Merger, including the Merger Agreement and the transactions contemplated thereby (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (c) resolved to recommend to the GP Board the approval of the Merger, including the Merger Agreement and the transactions contemplated thereby, and (d) resolved to recommend to the GP Board that the GP Board recommend the approval of the Merger, including the Merger Agreement and the transactions contemplated thereby, to the NBLX Limited Partners. For a discussion of the many factors considered by the Conflicts Committee in making its determination and approval, see “The Merger—Approval of the Conflicts Committee and the GP Board and their Reasons for the Merger.”

At a meeting held on March 4, 2021, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote (a) determined that the forms, terms, and provisions of the Merger Agreement and the transactions contemplated thereby, including the Merger, are in, or not adverse to, the interests of NBLX and the NBLX Limited Partners, (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and, (c) directed that the adoption of the Merger Agreement and the approval of the Merger be submitted to a vote of the NBLX Limited Partners and authorized the NBLX Limited Partners to act by written consent pursuant to the terms of the Partnership Agreement. For a further discussion of the recommendation of the Conflicts Committee to the GP Board, see “The Merger—Approval of the Conflicts Committee and the GP Board and their Reasons for the Merger.”

Opinion of the Financial Advisor to the Conflicts Committee (see page 40)

At the meeting of the Conflicts Committee on March 4, 2021, Janney Montgomery Scott LLC (“Janney”), the financial advisor to the Conflicts Committee in connection with the Merger, rendered its oral opinion to the Conflicts Committee that, as of such date and on the basis of and subject to the various assumptions, qualifications and limitations set forth in its opinion, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to NBLX and the NBLX Public Unitholders. Janney concurrently confirmed its oral opinion by delivering its written opinion to the Conflicts Committee, dated as of March 4, 2021, that, as of such date and on the basis of and subject to the various assumptions, qualifications and limitations set forth in its opinion, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to NBLX and the NBLX Public Unitholders.

The full text of the written opinion of Janney dated March 4, 2021, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this information statement/prospectus and is incorporated herein by reference. The summary of the opinion of Janney set forth in this information statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The NBLX Unitholders are urged to read the opinion in its entirety. Janney’s written opinion was addressed to the Conflicts Committee (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the Exchange Ratio and did not address any other aspect of the Merger. The opinion does not constitute a recommendation to any NBLX Unitholder as to how such unitholder should vote with respect to the Merger or any other matter.

For a description of the opinion that the Conflicts Committee received from Janney, see “The Merger—Opinion of the Financial Advisor to the Conflicts Committee” beginning on page 40. A copy of the opinion of Janney, the Conflicts Committee’s financial advisor, is attached as Annex B to this information statement/prospectus.

Interests of Certain Persons in the Merger (see page 47)

The officers and directors of Chevron (or one of its subsidiaries) and the directors and executive officers of the General Partner may have interests in the Merger that may be different from, or in addition to, the interests of Chevron Stockholders and NBLX Unitholders. For a detailed discussion of the interests that the officers of Chevron (or one of its subsidiaries) and the directors and executive officers of the General Partner may have in the Merger, see “The Merger—Interests of Certain Persons in the Merger.”

The Merger Agreement (see page 52)

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this information statement/prospectus. We encourage you to carefully read the Merger Agreement in its entirety, as it is the principal document that governs the Merger.

Termination of the Merger Agreement (see page 63)

The Merger Agreement may be terminated prior to the closing of the Merger:

•	by the mutual written consent of Chevron and NBLX duly authorized by the Chevron Board and the Conflicts Committee, respectively;

•	by either of Chevron or NBLX:

○

if the closing of the Merger does not occur on or before September 4, 2021; provided, that this termination right will not be available to (a) Chevron or NBLX if the inability to satisfy any condition under the Merger Agreement necessary for closing of the Merger was due to the failure of, in the case of Chevron, Chevron, Holdings or Merger Sub, or, in the case of NBLX, NBLX or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such entity prior to the closing of the Merger, or (b) Chevron or NBLX if, in the case of Chevron, NBLX or the General Partner, or, in the case of NBLX, Chevron, Holdings or Merger Sub, has filed (and is then pending) an action seeking specific performance as permitted pursuant to the terms of the Merger Agreement;

○

if any restraint by a government authority is in effect and has become final and nonappealable; provided, however, this termination right is not available to Chevron or NBLX if such restraint was due to the failure of, in the case of Chevron, Chevron, Holdings or Merger Sub, or, in the case of NBLX, NBLX or the General Partner, to perform any of its obligations under the Merger Agreement; or

•

by Chevron if NBLX or the General Partner has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement, or any representations or warranties with respect to NBLX’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured by NBLX or the General Partner within 30 days following receipt of written notice from Chevron (unless Chevron, Holdings or Merger Sub is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement); or

•

by NBLX (which termination may be effected for NBLX by the Conflicts Committee without the consent, authorization or approval of the GP Board) if Chevron has breached or failed to perform any of its representations, warranties, covenants, or agreements in the Merger Agreement, or any representations or warranties with respect to the authority of Chevron, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured by Chevron within 30 days following receipt of written notice from NBLX (unless NBLX or the General Partner is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement).

Effect of Termination; Termination Expenses (see page 64)

If the Merger Agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to any party. However, termination will not relieve any party of any liability for failure to consummate the Merger and other transactions contemplated by the Merger Agreement when required under the agreement or for intentional fraud or any “willful breach” (as defined in the Merger Agreement).

The Merger Agreement contains various amounts payable under the circumstances described below.

•

if the Merger Agreement is validly terminated by Chevron due to a material uncured breach by NBLX or the General Partner of any of its covenants or agreements, or representations or warranties with respect to NBLX’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, or the absence of certain changes or events, then NBLX will promptly pay Chevron’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Chevron and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.5 million; and

•

if the Merger Agreement is validly terminated by NBLX due to a material uncured breach by Chevron of any of its covenants or agreements, or representations or warranties with respect to the authority of Chevron, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, then Chevron will promptly pay NBLX’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by NBLX and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.5 million, subject to certain limited restrictions.

No Dissenters’ or Appraisal Rights (see page 50)

NBLX Public Unitholders will not have dissenters’ or appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Regulatory Matters (see page 51)

In connection with the Merger, Chevron and NBLX each intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE and the NASDAQ, as applicable. Chevron and NBLX are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is required for the consummation of the Merger.

The Merger is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and therefore, no filings with respect to the Merger were required with the Federal Trade Commission (“FTC”) or the Antitrust Division of the Department of Justice (“DOJ”).

Listing of the Chevron Common Stock to be Issued in the Merger; Delisting and Deregistration of the NBLX Common Units (see page 51)

Chevron expects to obtain approval to list the shares of Chevron Common Stock to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the Closing, subject to official notice of issuance. Upon completion of the Merger, the NBLX Common Units will cease to be listed on the NASDAQ and will be subsequently deregistered under the Exchange Act.

Post-Closing Status of NBLX (see page 51)

After the consummation of the Merger, it is expected that NBLX will remain an indirect, wholly owned subsidiary of Chevron indefinitely. There are no definite plans to reorganize or transfer NBLX or any of its assets immediately following the Closing as of the date of this information statement/ prospectus.

Accounting Treatment (see page 51)

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary. As Chevron controls NBLX and will continue to control NBLX after the Merger, the change in Chevron’s ownership interest in NBLX will be accounted for as an equity transaction, and no gain or loss will be recognized in Chevron’s consolidated statement of income resulting from the Merger.

Comparison of Rights of Chevron Stockholders and NBLX Unitholders (see page 66)

Chevron is a Delaware corporation and NBLX is a Delaware limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. For more information concerning these differences, see “Comparison of Rights of Chevron Stockholders and NBLX Unitholders.”

Material U.S. Federal Income Tax Consequences (see page 86)

The receipt of shares of Chevron Common Stock in exchange for NBLX Public Common Units pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”). In such case, a U.S. Holder who receives Chevron Common Stock in exchange for NBLX Public Common Units pursuant to the Merger Agreement will recognize gain or loss in an amount equal to the difference between:

•	the sum of (i) the fair market value of the Chevron Common Stock received and (ii) such U.S. Holder’s share of NBLX’s nonrecourse liabilities immediately prior to the Merger; and

•

such U.S. Holder’s adjusted tax basis in the NBLX Public Common Units exchanged therefor (which includes such U.S. Holder’s share of NBLX’s nonrecourse liabilities immediately prior to the Merger and which will be increased by the U.S. Holder’s share of certain items related to business interest not yet deductible by such U.S. Holder due to applicable limitations on the deductibility of such business interest).

Gain or loss recognized by a U.S. Holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by NBLX and its subsidiaries, even if there is a net taxable loss realized on the exchange. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of NBLX’s income may become available to offset a portion of the gain recognized by such U.S. Holder.

The U.S. federal income tax consequences of the Merger to an NBLX Public Unitholder will depend on such unitholder’s own personal tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the Merger.

Summary of Risk Factors (see page 12)

You should carefully consider all of the risk factors together with all of the other information included in, or incorporated by reference into, this information statement/prospectus. Some of these risks include, but are not limited to, those described below and in more detail under the heading “Risk Factors.”

•

Because the Exchange Ratio is fixed and because the market price of Chevron Common Stock will fluctuate prior to the completion of the Merger, NBLX Public Unitholders cannot be sure of the market value of the shares of Chevron Common Stock they will receive as Merger Consideration relative to the value of NBLX Common Units they exchange in connection with the Merger.

•

The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect each party’s future business and financial results and the trading prices of shares of Chevron Common Stock and NBLX Common Units.

•	The date NBLX Public Unitholders will receive the Merger Consideration depends on the completion date of the Merger, which is uncertain.

•	Chevron and NBLX may be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the Merger.

•	Each party is subject to business uncertainties and contractual restrictions while the Merger is pending, which could adversely affect each party’s business and operations.

•	The opinion of the Conflicts Committee’s financial advisor will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.

•	NBLX may be unable to retain key employees during the pendency of the Merger.

•

The Partnership Agreement limits the duties of the General Partner to NBLX Limited Partners and restricts the remedies available to NBLX Limited Partners for actions taken by the General Partner that might otherwise constitute breaches of its duties.

•	Financial projections of NBLX may not prove to be accurate.

•

The Merger will be a taxable transaction to NBLX Public Unitholders and, in such case, the resulting tax liability of an NBLX Public Unitholder, if any, will depend on the unitholder’s particular situation. The tax liability of an NBLX Public Unitholder as a result of the Merger could be more than expected.

•

The U.S. federal income tax treatment of owning and disposing of shares of Chevron Common Stock received in the Merger will be different from the U.S. federal income tax treatment of owning and disposing of NBLX Common Units.

•	NBLX Unitholders will be entitled to different rights as holders of shares of Chevron Common Stock than those to which they are entitled as holders of NBLX Common Units.

•	Chevron may not achieve the intended benefits and the Merger may disrupt its current plans or operations.

In addition, Chevron and NBLX face other business, financial, operational and legal risks and uncertainties detailed from time to time in Chevron’s and NBLX’s respective SEC filings, including, but not limited to those discussed under Part I, Item 1A of Chevron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in Part I, Item 1A of NBLX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, each of which are filed with the SEC and incorporated by reference into this information statement/prospectus.

Litigation Relating to the Merger (see page 51)

Since the initial public announcement of the Merger by Chevron and NBLX on March 4, 2021, NBLX, the members of the GP Board, Chevron, Holdings, Merger Sub and the General Partner have been named as defendants in multiple lawsuits brought by and on behalf of purported NBLX Limited Partners challenging the Proposed Transaction. These lawsuits seek, among other things, to enjoin the consummation of the Merger. Chevron and NBLX believe that the claims asserted in these lawsuits are without merit and plan to defend against them. See “The Merger—Litigation Relating to the Merger.”

COMPARATIVE MARKET PRICES AND CASH DIVIDEND/DISTRIBUTION INFORMATION

Shares of Chevron Common Stock are listed on the NYSE under the symbol “CVX” and NBLX Common Units are listed on the NASDAQ under the symbol “NBLX.” The following table presents the closing prices of Chevron Common Stock and NBLX Common Units on (i) February 4, 2021, the last trading day before the public announcement of Chevron’s initial offer regarding the Merger to the Conflicts Committee, and (ii) April 5, 2021. The table also shows the equivalent per unit value of the Chevron Common Stock included in the Merger Consideration for each NBLX Common Unit, which per unit value is calculated as the product of (i) the applicable Chevron per share value, and (ii) 0.1393, the Exchange Ratio.

Date	Chevron Common Stock Closing Price	NBLX Common Unit Closing Price	Equivalent Per Unit Value
February 4, 2021	$89.00	$12.47	$12.40
April 5, 2021	$104.51	$14.51	$14.56

The above table shows only a historical comparison. This comparison may not provide meaningful information to NBLX Limited Partners in connection with making any decisions with respect to the Merger. NBLX Limited Partners are urged to obtain current market quotations for shares of Chevron Common Stock and NBLX Common Units and to review carefully the other information contained in this information statement/prospectus or incorporated herein by reference in making any decisions with respect to the Merger. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Historical performance is not necessarily indicative of any performance to be expected in the future. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Dividend and Share Data—Chevron

The declaration and payment of dividends by Chevron is subject to the discretion of the Chevron Board, and no assurance can be given that Chevron will pay dividends in the future. Chevron currently pays a quarterly dividend on shares of Chevron Common Stock and last paid a dividend on March 10, 2021, of $1.29 per share. The determination to pay dividends in the future will depend upon, among other things, general business conditions, Chevron’s financial results, contractual and legal restrictions regarding the payment of dividends by Chevron, planned investments by Chevron, and such other factors as the Chevron Board deems relevant.

As of April 5, 2021, there were approximately 1,928,059,179 shares of Chevron Common Stock outstanding, and there were approximately 112,837 holders of record of Chevron Common Stock.

Distribution and Unit Data—NBLX

The Partnership Agreement provides that within 45 days after the end of each quarter, NBLX will distribute its cash available for distributions, if any, to NBLX Unitholders of record on the applicable record date. As a result of the conversion and cancellation of NBLX Common Units in connection with the Merger, NBLX will no longer make quarterly distributions following the Closing (other than distributions, if any, with a record date prior to the date of the Closing; provided, that NBLX Unitholders will only receive for the quarter in which the Closing occurs either (i) distributions in respect of NBLX Common Units or (ii) dividends in respect of Chevron Common Stock received as Merger Consideration).

As of April 5, 2021, there were approximately 90,362,206 NBLX Common Units outstanding and there were approximately 2 holders of record of NBLX Common Units.

The Merger Agreement restricts the ability of NBLX to declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the NBLX Common Units prior to the consummation of the Merger. See “The Merger Agreement—Conduct of Business Prior to Closing.”

Because the Exchange Ratio is fixed and because the market price of shares of Chevron Common Stock will fluctuate prior to the completion of the Merger, NBLX Unitholders cannot be sure of the market value of the shares of Chevron Common Stock they will receive as Merger Consideration relative to the value of NBLX Common Units that they exchange in connection with the Merger. See “Risk Factors.”

RISK FACTORS

In addition to the other information included or incorporated by reference into this information statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks relating to the Merger and Chevron Stock Issuance. In addition, you should read and consider the risks associated with each of the businesses of Chevron and NBLX, because these risks may also affect the combined company. A description of the material risks can be found in Part I, Item 1A of Chevron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in Part I, Item 1A of NBLX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, each of which are filed with the SEC and incorporated by reference into this information statement/prospectus. See “Where You Can Find More Information.”

Risks Related to the Merger

Because the Exchange Ratio is fixed and because the market price of shares of Chevron Common Stock will fluctuate prior to the completion of the Merger, NBLX Public Unitholders cannot be sure of the market value of shares of Chevron Common Stock that they will receive as Merger Consideration relative to the value of the NBLX Common Units that they will exchange in connection with the Merger.

The market value of the consideration that NBLX Public Unitholders will receive in the Merger will depend on the trading price of shares of Chevron Common Stock at the Closing. Subject to any applicable withholding tax, the Exchange Ratio that determines the number of shares of Chevron Common Stock that NBLX Public Unitholders will receive in the Merger is fixed at 0.1393 shares of Chevron Common Stock for each NBLX Public Common Unit they own. This means that there is no mechanism contained in the Merger Agreement that would adjust the number of shares of Chevron Common Stock that NBLX Public Unitholders will receive based on any decreases or increases in the trading price of Chevron Common Stock. Changes in per share or per unit price may result from a variety of factors (many of which are beyond Chevron’s and NBLX’s control), including:

•	changes in Chevron’s or NBLX’s business, operations, and prospects;

•	changes in market assessments of Chevron’s or NBLX’s business, operations, and prospects;

•	changes in market assessments of the likelihood that the Merger will be completed;

•	interest rates, commodity prices, general market, industry and economic conditions, and other factors generally affecting the price of Chevron Common Stock or NBLX Common Units; and

•	federal, state and local legislation, governmental regulation, and legal developments in the businesses in which Chevron and NBLX operate.

If the price of Chevron Common Stock at the Closing is less than the price of Chevron Common Stock on the date that the Merger Agreement was signed, then the market value of the Merger Consideration will be less than contemplated at the time the Merger Agreement was signed.

The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect each party’s future business and financial results and the trading prices of shares of Chevron Common Stock and NBLX Common Units.

The completion of the Merger is subject to certain conditions. The completion of the Merger is not assured and is subject to risks. The Merger Agreement contains conditions, some of which are beyond the parties’ control, that, if not satisfied or waived, may prevent, delay or otherwise result in the Merger not occurring.

If the Merger is not completed, or if there are significant delays in completing the Merger, Chevron’s or NBLX’s future business and financial results and the trading prices of shares of Chevron Common Stock and NBLX Common Units could be negatively affected, and each of the parties will be subject to several risks, including the following:

•	the parties may be liable for fees or expenses to one another under the terms and conditions of the Merger Agreement;

•

there may be negative reactions from the financial markets due to the fact that current prices of shares of Chevron Common Stock and NBLX Common Units may reflect a market assumption that the Merger will be completed;

•

the attention of Chevron’s and NBLX’s respective management will have been diverted to the Merger rather than their own operations and pursuit of other opportunities that could have been beneficial to their respective businesses;

•

Chevron and NBLX will be required to pay their respective costs relating to the Merger, such as legal, accounting, financial advisory, filing fees, written consent costs, and printing fees, whether or not the Merger is completed, and many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time;

•

each of Chevron and NBLX is obligated to reimburse the other party’s expenses, up to $3.5 million, in connection with the termination of the Merger Agreement as a result of a material uncured breach by Chevron, on the one hand, or NBLX or the General Partner, on the other hand; and

•

litigation related to any failure to complete the Merger or related to any enforcement proceeding commenced against Chevron or NBLX to perform their respective obligations pursuant to the Merger Agreement.

The date NBLX Public Unitholders will receive the Merger Consideration depends on the completion date of the Merger, which is uncertain.

Completing the Merger is subject to several conditions, not all of which are controllable by Chevron or NBLX. Accordingly, the date on which NBLX Public Unitholders will receive Merger Consideration depends on the completion date of the Merger, which is uncertain and subject to several other closing conditions.

Chevron and NBLX may in the future be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the Merger.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements in an effort to enjoin the relevant merger or seek monetary relief. Chevron and NBLX may in the future be defendants in one or more lawsuits relating to the Merger Agreement and the Merger and, even if any such future lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Chevron and NBLX cannot predict the outcome of these lawsuits, or others, nor can either company predict the amount of time and expense that will be required to resolve such litigation. An unfavorable resolution of any such litigation surrounding the Merger could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in Chevron’s or NBLX’s favor, could be substantial, and such litigation could distract Chevron and NBLX from pursuing the consummation of the Merger and other potentially beneficial business opportunities.

Each party is subject to business uncertainties and contractual restrictions while the Merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the Merger, it is possible that some customers, suppliers and other persons with whom Chevron or NBLX has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Chevron or NBLX, as the case may be, as a result of the Merger. Under the terms of the Merger Agreement, each of Chevron and NBLX is subject to certain restrictions on the conduct of its respective business prior to completing the Merger, which may reduce the value of the Chevron Common Stock or the NBLX Public Common Units or adversely affect each party’s ability to acquire assets or to execute certain of its business strategies. Such limitations could adversely affect each party’s businesses and operations prior to the completion of the Merger. See “The Merger Agreement—Covenants and Agreements—Conduct of Business.”

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the Merger.

The opinion of the Conflicts Committee’s financial advisor will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.

The Conflicts Committee has received an opinion from its financial advisor in connection with the signing of the Merger Agreement, but has not obtained any updated opinion from its financial advisor as of the date of this information statement/prospectus. Changes in the operations and prospects of Chevron or NBLX, general market and economic conditions and other factors that may be beyond the control of Chevron or NBLX, and on which the Conflicts Committee’s financial advisor’s opinion was based, may significantly alter the value of Chevron or NBLX or the prices of the shares of Chevron Common Stock or NBLX Common Units by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. Because the Conflicts Committee does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the Merger Consideration from a financial point of view at the time the Merger is completed. For a description of the opinion that the Conflicts Committee received from its financial advisor, see the section entitled “The Merger—Opinion of the Conflicts Committee’s Financial Advisor.” A copy of the opinion of Janney Montgomery Scott LLC, the Conflicts Committee’s financial advisor, is attached as Annex B to this information statement/prospectus.

NBLX may be unable to retain key employees during the pendency of the Merger.

In connection with the pending Merger, NBLX’s current and prospective employees may experience uncertainty about their future roles with Chevron following the Merger, which may materially adversely affect its ability to attract and retain key personnel during the pendency of the Merger. Key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Chevron following the Merger. Accordingly, no assurance can be given that NBLX will be able to retain key employees to the same extent that NBLX has been able to in the past.

The Partnership Agreement limits the duties of the General Partner to NBLX Unitholders and restricts the remedies available to NBLX Unitholders for actions taken by the General Partner that might otherwise constitute breaches of its duties.

In light of potential conflicts of interest between Chevron and the General Partner, on the one hand, and NBLX and the NBLX Public Unitholders, on the other hand, the GP Board submitted the Merger and related matters to the Conflicts Committee for, among other things, review, evaluation, negotiation and possible approval of a majority of its members, which is referred to as “Special Approval” in the Partnership Agreement and this information statement/prospectus. The duties of the General Partner, the GP Board and the Conflicts Committee to NBLX Limited Partners in connection with the Merger are substantially limited by the Partnership Agreement. Under the Partnership Agreement:

•

any resolutions or course of action by the General Partner or its affiliates in respect of a conflict of interest is permitted or deemed approved by all partners of NBLX and will not constitute a breach of the Partnership Agreement or of any duty stated or implied by law, in equity or otherwise, if the resolution or course of action is approved by Special Approval; and

•

the General Partner may consult with legal counsel and investment bankers selected by it, and any action taken or omitted to be taken in reliance upon the opinion of such persons as to matters that the General Partner reasonably believes to be within such person’s professional or expert competence will be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

The Conflicts Committee reviewed, negotiated and evaluated the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of NBLX and the NBLX Public Unitholders. Among other things, the Conflicts Committee, by unanimous vote (a) determined that the Merger, including the Merger Agreement and the transactions contemplated thereby, are in, or not adverse to, the interests of NBLX and the NBLX Public Unitholders, (b) approved the Merger, including the Merger Agreement and the transactions contemplated thereby (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (c) resolved to recommend to the GP Board the approval of the Merger, including the Merger Agreement and the transactions contemplated thereby, and (d) resolved to recommend to the GP Board that the GP Board recommend the approval of the Merger, including the Merger Agreement and the transactions contemplated thereby, to the NBLX Limited Partners.

Financial projections of NBLX may not prove to be accurate.

In connection with the Merger, Chevron and NBLX prepared and considered, among other things, internal financial forecasts for NBLX. These forecasts speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all or within projected time frames. In addition, the failure of businesses to achieve projected results could have a material adverse effect on our share price and financial position following the Merger.

Tax Risks Related to the Merger and the Ownership of Chevron Common Stock Received in the Merger

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected U.S. federal income tax consequences of the Merger and owning and disposing of shares of Chevron Common Stock received in the Merger.

The Merger will be a taxable transaction to NBLX Public Unitholders and, in such case, the resulting tax liability of an NBLX Public Unitholder, if any, will depend on the unitholder’s particular situation. The tax liability of an NBLX Public Unitholder as a result of the Merger could be more than expected.

NBLX Public Unitholders will receive Chevron Common Stock as the Merger Consideration. Although NBLX Public Unitholders will receive no cash consideration, the Merger will be treated as a taxable sale by U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) of NBLX Common Units for U.S. federal income tax purposes. In such case, as a result of the Merger, an NBLX Public Unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such unitholder’s amount realized and the unitholder’s adjusted tax basis in the NBLX Common Units, which will be increased by the U.S. Holder’s share of certain items related to business interest not yet deductible by such U.S. Holder due to applicable limitations on the deductibility of such business interest. The amount of gain or loss recognized by each NBLX Public Unitholder in the Merger will vary depending on each unitholder’s particular situation, including the value of the shares of Chevron Common Stock received by each unitholder in the Merger, the adjusted tax basis in the NBLX Common Units exchanged by each unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by the unitholder.

Because the value of any Chevron Common Stock received in the Merger will not be known until the Effective Time, an NBLX Public Unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of an NBLX Public Unitholder’s allocable share of NBLX’s net taxable income decrease the unitholder’s tax basis in its common units, the amount, if any, of the prior excess distributions with respect to such NBLX Common Units will, in effect, become taxable income to a unitholder if the aggregate value of the consideration received in the Merger is greater than the unitholder’s adjusted tax basis in its common units, even if the aggregate value of the consideration received in the Merger is less than the unitholder’s original cost basis in its common units.

Furthermore, a portion of any gain or loss, which could be substantial, will be separately computed and taxed as ordinary income to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by NBLX and its subsidiaries. Consequently, an NBLX Public Unitholder may recognize both ordinary income and capital loss upon the exchange of NBLX Common Units in the Merger even if there is a net taxable loss realized on the exchange of such U.S. Holder’s NBLX Common Units pursuant to the Merger. The deductibility of capital losses is subject to limitations.

For a more complete discussion of the U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences.”

The U.S. federal income tax treatment of owning and disposing of shares of Chevron Common Stock received in the Merger will be different from the U.S. federal income tax treatment of owning and disposing of NBLX Common Units.

NBLX is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income tax. Instead, each NBLX Unitholder is required to take into account its respective share of NBLX’s items of income, gain, loss and deduction in computing its federal income tax liability, even if no cash distributions are made by NBLX to the unitholder. A pro rata distribution of cash by NBLX to an NBLX Public Unitholder who is a U.S. Holder is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the NBLX Public Unitholder’s adjusted tax basis in its NBLX Common Units.

In contrast, Chevron is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by Chevron to a stockholder who is a U.S. Holder will generally be included in such U.S. Holder’s income as ordinary dividend income to the extent of Chevron’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. A portion of the cash distributed to Chevron Stockholders by Chevron after the Merger may exceed Chevron’s current and accumulated earnings and profits. Cash distributions to a Chevron Stockholder who is a U.S. Holder in excess of Chevron’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing the U.S. Holder’s adjusted tax basis in the holder’s Chevron Common Stock and, to the extent the cash distribution exceeds the holder’s adjusted tax basis, as capital gain from the sale or exchange of such Chevron Common Stock. See “Material U.S. Federal Income Tax Consequences.”

Risks Inherent in an Investment in Chevron

NBLX Unitholders will be entitled to different rights as holders of shares of Chevron Common Stock than those to which they are entitled as holders of NBLX Common Units.

Following completion of the Merger, NBLX Public Unitholders will no longer hold NBLX Common Units, but will instead hold shares of Chevron Common Stock. Chevron is a Delaware corporation, and NBLX is a Delaware limited partnership. There are important differences between the rights of NBLX Unitholders and the rights of Chevron Stockholders. See “Comparison of Rights of Chevron Stockholders and NBLX Unitholders.”

Chevron may not achieve the intended benefits and the Merger may disrupt its current plans or operations.

There can be no assurance that Chevron will be able to realize the expected benefits of the potential transaction (including operating and other cost synergies). The integration of the two companies may result in material challenges, including the diversion of management’s attention from ongoing business concerns; retaining key management and other employees; retaining or attracting business and operational relationships; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; consolidating corporate and administrative infrastructures and eliminating duplicative operations; as well as potential unknown liabilities, unforeseen expenses relating to integration, or delays associated with the acquisition.

Risks Relating to Chevron’s Business

You should read and consider risk factors specific to Chevron’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of Chevron’s Annual Report on Form 10-K for the year ended December 31, 2020, and in other documents that are incorporated by reference herein. For more information, see “Where You Can Find More Information.”

Risks Relating to NBLX’s Business

You should read and consider risk factors specific to NBLX’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of NBLX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in other documents that are incorporated by reference herein. For more information, see “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement/prospectus and the information incorporated by reference in this information statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Forward-looking statements are based on the current beliefs and assumptions of the management of Chevron and NBLX and can often be identified by terms and phrases that include “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “would,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements. Accordingly, there is no assurance that such results will be realized.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this information statement/prospectus might not occur or might occur to a different extent or at a different time than described. Actual results may differ materially from the current expectations of Chevron and NBLX depending on a number of factors affecting their businesses and risks associated with the successful execution of the Merger. In evaluating these forward-looking statements, you should carefully consider the risks described herein and in the reports that Chevron and NBLX file with the SEC. See “Risk Factors” and “Where You Can Find More Information.” Factors that could have a material adverse effect on operations and future prospects or that could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:

•	the risk that a condition to the Closing may not be satisfied on a timely basis, if at all;

•	the uncertainty of the value of the Merger Consideration due to the fixed Exchange Ratio and potential fluctuation in the market price of Chevron Common Stock;

•	the timing of the completion of the Merger;

•	the substantial transaction-related costs that may be incurred by Chevron and NBLX in connection with the Merger;

•	the effects of disruption to Chevron’s or NBLX’s respective businesses;

•	the risks related to Chevron and NBLX being restricted in the operation of its respective business while the Merger Agreement is in effect;

•	the possibility that Chevron and NBLX may, under certain specified circumstances, be responsible for reimbursing the other party’s expenses;

•	the possibility that Chevron and NBLX may be the targets of securities class actions and derivative lawsuits;

•	the limited duties the Partnership Agreement places on the General Partner for actions taken by the General Partner;

•

the risk that certain officers and directors of Chevron (or one of its subsidiaries) and the directors and executive officers of the General Partner may have interests in the Merger that may be different from, or in addition to, the interests of NBLX Unitholders or Chevron Stockholders, respectively;

•	the loss of NBLX’s status as a partnership for U.S. federal income tax purposes;

•	the possibility that financial projections by Chevron and NBLX may not prove to be reflective of actual future results;

•	the different rights associated with owning shares of Chevron Common Stock as opposed to NBLX Common Units;

•	the risk that the market value of Chevron Common Stock will decline;

•	the potential dilution of Chevron’s earnings per share; and

•

other business, financial, operational and legal risks and uncertainties detailed from time to time in Chevron’s and NBLX’s SEC filings, including, but not limited to those discussed under Part I, Item 1A, “Risk Factors” of Chevron’s Annual Report on Form 10-K for the year ended December 31, 2020 and Part I, Item 1A of NBLX’s Annual Report on Form 10-K for the year ended December 31, 2020, each of which are incorporated by reference into this information statement/prospectus.

Except as otherwise required by law, neither Chevron nor NBLX is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Persons reading this information statement/prospectus are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statement is made.

INFORMATION ABOUT THE COMPANIES

Chevron Corporation

Chevron is a global energy company with substantial business activities in the following countries: Angola, Argentina, Australia, Bangladesh, Brazil, Canada, China, Egypt, Equatorial Guinea, Indonesia, Israel, Kazakhstan, Kurdistan Region of Iraq, Myanmar, Mexico, Nigeria, the Partitioned Zone between the Kingdom of Saudi Arabia and Kuwait, the Philippines, Republic of Congo, Singapore, South Korea, Thailand, the United Kingdom, the United States and Venezuela.

Chevron manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in integrated energy and chemicals operations.

Chevron has two business segments—Upstream and Downstream. Its upstream operations consist primarily of exploring for, developing, producing and transporting crude oil and natural gas; processing, liquefaction, transportation and regasification associated with liquefied natural gas; transporting crude oil by major international oil export pipelines; transporting, storage and marketing of natural gas; and a gas-to-liquids plant. Its downstream operations consist primarily of refining crude oil into petroleum products; marketing of crude oil, refined products and lubricants; transporting crude oil and refined products by pipeline, marine vessel, motor equipment and rail car; and manufacturing and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lubricant additives. The upstream and downstream activities of Chevron and its equity affiliates are widely dispersed geographically, with operations and projects in North America, South America, Europe, Africa, Middle East, Asia and Australia.

Chevron is incorporated in Delaware. Its principal executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324, and its telephone number is (925) 842-1000. Chevron’s website address is www.chevron.com. Information contained on Chevron’s website does not constitute part of this information statement/prospectus. Chevron’s Common Stock is publicly traded on the NYSE, under the ticker symbol “CVX.”

Additional information about Chevron is included in documents incorporated by reference in this information statement/prospectus. See “Where You Can Find More Information.”

Noble Midstream Partners LP and Noble Midstream GP LLC

NBLX is a Delaware limited partnership formed in December 2014 to own, operate, develop and acquire a wide range of domestic midstream infrastructure assets. NBLX currently provides crude oil, natural gas, and water-related midstream services through long-term, fixed-fee contracts, as well as purchases crude oil from producers and sell crude oil to customers at various delivery points. NBLX’s business activities are conducted through four reportable segments: Gathering Systems (primarily includes crude oil gathering, natural gas gathering and processing, produced water gathering and crude oil sales), Fresh Water Delivery, Investments in Midstream Entities, and Corporate.

The NBLX Common Units are listed on the NASDAQ under the symbol “NBLX.”

Additional information about NBLX is included in documents incorporated by reference into this information statement/prospectus. See “Where You Can Find More Information.”

The General Partner is the general partner of NBLX. Its board of directors and executive officers manage NBLX. The General Partner is indirectly wholly owned by Chevron.

NBLX’s and the General Partner’s principal executive offices are located at 1001 Noble Energy Way, Houston, Texas 77070, and their telephone number is (281) 872-3100.

Cadmium Holdings Inc.

Holdings is a Delaware corporation and a wholly owned subsidiary of Chevron. Holdings was formed on March 3, 2021, solely for the purpose of effecting the Merger. Holdings has not conducted any activities to date except for activities incidental to its formation and activities undertaken in connection with the Merger.

Holdings’ principal executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324, and its telephone number is (925) 842-1000.

Cadmium Merger Sub LLC

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of Holdings. Merger Sub was formed on March 3, 2021, solely for the purpose of effecting the Merger. Upon completion of the Merger, Merger Sub will merge with and into NBLX, with NBLX surviving as an indirect, wholly owned subsidiary of Chevron. Merger Sub has not conducted any activities to date except for activities incidental to its formation and activities undertaken in connection with the Merger.

Merger Sub’s principal executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324, and its telephone number is (925) 842-1000.

Relationship Between the Parties

On October 5, 2020, Chevron acquired Noble Energy, Inc. (“Noble”) and its subsidiaries, including the General Partner and NBL, and accordingly Chevron indirectly acquired the 56,447,616 NBLX Common Units which are currently owned by Chevron, representing approximately 62.4% of the outstanding NBLX Common Units.

As of March 4, 2021, Chevron and its subsidiaries owned 56,447,616 NBLX Common Units, representing approximately 62.4% of the outstanding NBLX Common Units. Chevron and its subsidiaries also own 100% of the membership interests of the General Partner, which owns the non-economic general partner interest in NBLX. Chevron controls NBLX through its indirect ownership of the General Partner and certain of the executive officers and directors of the General Partner are also officers and/or directors of Chevron (or one of its subsidiaries).

The limited partner interests in NBLX owned by Chevron and its subsidiaries immediately prior to the Effective Time will remain outstanding as limited partner interests in the surviving entity. The non-economic general partner interest in NBLX held by the General Partner will remain outstanding as a non-economic general partner interest in the surviving entity, and the General Partner will continue as the sole general partner of the surviving entity.

WRITTEN CONSENTS OF NBLX LIMITED PARTNERS

NBLX Limited Partner Interests Consent Required

The approval of the Merger and the adoption of the Merger Agreement requires the affirmative consent of a majority of the outstanding NBLX Common Units.

The GP Board set the close of business on March 4, 2021, as the Record Date for determining the NBLX Limited Partners entitled to consent in writing to adopt the Merger Agreement and approve the Merger. As of the Record Date, NBL, an indirect, wholly owned subsidiary of Chevron, beneficially owned 56,447,616 NBLX Common Units, representing approximately 62.4% of the outstanding NBLX Common Units. On March 4, 2021, Chevron caused NBL to deliver a written consent approving the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, the delivery of the Written Consent was sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the NBLX Limited Partners. For this reason, this information statement/prospectus is being provided to you for informational purposes only. You are not being asked for a proxy and you are requested not to send a proxy.

THE MERGER

General

On March 4, 2021, Chevron, Holdings, Merger Sub, NBLX and the General Partner entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into NBLX, with NBLX surviving as an indirect, wholly owned subsidiary of Chevron.

Upon completion of the Merger, subject to any applicable withholding tax, (i) each NBLX Public Common Unit outstanding immediately prior to the Effective Time will be converted into the right to receive 0.1393 of a share of Chevron Common Stock and (ii) each Partnership LTIP Award, whether vested or not vested, will cease to relate to or represent a right with respect to an NBLX Common Unit and shall be converted into a Converted Parent Award on the same terms and conditions as were applicable to the corresponding Partnership LTIP Award (including the right to receive dividend or dividend equivalent rights), except that the number of shares of Chevron Common Stock covered by each such Converted Parent Award shall be equal to the number of NBLX Common Units subject to the corresponding Partnership LTIP Award multiplied by the Exchange Ratio, rounded up to the nearest whole unit.

The interests in NBLX owned by Chevron and its subsidiaries will remain outstanding as limited partner interests in the surviving entity. The non-economic general partner interest in NBLX held by the General Partner will continue as a non-economic general partner interest in the surviving entity and the General Partner will continue as the sole general partner of the surviving entity. No fractional shares of Chevron Common Stock will be issued in the Merger; instead, all fractional shares of Chevron Common Stock to which an NBLX Public Unitholder otherwise would have been entitled will be aggregated and the resulting fraction of a share of Chevron Common Stock will be rounded up to the nearest whole share of Chevron Common Stock. Existing Chevron Stockholders will continue to own their existing Chevron Common Stock following completion of the Merger.

The approval of the Merger and the adoption of the Merger Agreement requires the affirmative consent of a majority of the outstanding NBLX Common Units. The GP Board set the close of business on March 4, 2021, as the record date for determining the NBLX Limited Partners entitled to consent in writing to adopt the Merger Agreement and approve the Merger. On March 4, 2021, Chevron caused NBL, its indirect, wholly owned subsidiary, which beneficially owns 56,447,616 NBLX Common Units, representing approximately 62.4% of the outstanding NBLX Common Units, to deliver a written consent approving the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, the delivery of the Written Consent was sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the NBLX Limited Partners. For this reason, this information statement/prospectus is being provided to you for informational purposes only. You are not being asked for a proxy, and you are requested not to send a proxy.

Background of the Merger

Chevron management, together with the Chevron Board, and management of the General Partner, together with the GP Board, regularly review operational and strategic opportunities to increase value for Chevron’s and NBLX’s respective investors. In connection with these reviews, the parties have, from time to time, evaluated potential transactions that would further their respective strategic objectives. Since the acquisition of Noble Energy, Inc. (“Noble”) and the General Partner by Chevron in October 2020, Chevron has considered ways to simplify the governance structure of the combined enterprise and better position the combined enterprise to attract capital. Among other things, Chevron and NBLX have considered the external environment for master limited partnerships (“MLPs”) generally, and for NBLX specifically, including the general inaccessibility of equity capital markets and the relative cost of debt capital for non-investment grade companies, the increased desire of investors for companies legally structured as traditional corporations, the passage of the Tax Cuts and Jobs Act of 2017 (the “TCJA”), which lowered the U.S. federal corporate income tax rate from 35% to 21% and thereby reduced the tax benefits of the MLP pass-through structure, and the perceived effects of such market dynamics on the trading prices for shares of Chevron Common Stock and NBLX Common Units. These market trends have led to numerous transactions involving MLPs, including buy-ins of MLPs by their corporate sponsors, acquisitions of MLPs by third parties, conversions of MLPs to corporations for income tax and state law purposes and simplifications of MLPs in which incentive distribution rights are modified or eliminated to improve the MLP’s cost of capital. These transactions have resulted in a significant reduction in the number of outstanding MLPs.

Beginning in November 2020, Chevron began to analyze a potential take-private transaction of NBLX and engaged Latham & Watkins LLP (“Latham”) as its legal counsel and Citigroup Global Markets Inc. (“Citi”) as its financial advisor. Over the following weeks and months, Chevron and its advisors met telephonically and considered different transaction structures and developed a view as to the long-term value of NBLX.

On January 27, 2021, the Chevron Board met to discuss, among other items, authorizing Chevron to make a non-binding proposal to the GP Board for Chevron to acquire all of the NBLX Common Units held by the NBLX Public Unitholders (the “NBLX Public Common Units”) through a merger transaction in exchange for shares of Chevron Common Stock, at a to-be-determined fixed exchange ratio (the “Proposed Transaction”). Following a presentation by Chevron management and discussion amongst the members of the Chevron Board, the Chevron Board authorized Chevron management to proceed with the negotiation of the Proposed Transaction within certain parameters and authorized the execution and delivery of the Merger Agreement and other transaction documents and the consummation of the respective transactions contemplated thereby, including the Merger and the Chevron Stock Issuance, on the terms and subject to the conditions to be negotiated in the Merger Agreement and other transaction documents in accordance with such parameters.

On February 4, 2021, Mr. Pierre Breber, Vice President and Chief Financial Officer, on behalf of Chevron, sent a non-binding, preliminary proposal (the “Initial Offer”) to the GP Board setting forth the terms of the Proposed Transaction pursuant to which Chevron would acquire all of the outstanding NBLX Public Common Units in a stock-for-unit merger transaction that would result in NBLX becoming an indirect wholly owned subsidiary of Chevron at a to-be-determined fixed exchange ratio at a value of $12.47 per NBLX Common Unit. Chevron also indicated in the Initial Offer that it believed a combination of Chevron and NBLX was in the best interests of both Chevron Stockholders and NBLX Public Unitholders because, among other things, (i) the Initial Offer valued both the near and long term economic prospects of NBLX, (ii) the Proposed Transaction was expected to offer NBLX Public Unitholders the ability to retain an investment in a large, diversified energy company, with greater trading liquidity, improved capital structure and balance sheet strength, enhanced access to capital and at a lower cost of capital and the opportunity to realize upside potential through Chevron’s expanded asset base, (iii) the MLP market continued to experience substantial transition since NBLX’s initial public offering, including limited access to liquidity through debt and equity capital markets for MLPs with a smaller market capitalization, resulting in a growing number of MLPs exiting the market through combination transactions similar to the Proposed Transaction, (iv) it expected the Proposed Transaction to optimize value for Chevron Stockholders and NBLX Public Unitholders by creating a single, unified public company focused on asset quality and operational efficiency, while eliminating the burden and costs associated with operating two standalone public companies, and (v) it expected NBLX Public Unitholders to benefit from enhanced governance rights through participation in a traditional corporate governance structure. In the evening of February 4, 2021, Mr. Colin Parfitt, Vice President of Midstream at Chevron and the Chairman of the GP Board, contacted each other member of the GP Board separately and apprised him or her of the Initial Offer.

On February 5, 2021, at a special meeting of the GP Board held via videoconference, Mr. Parfitt, on behalf of Chevron, confirmed for the GP Board the delivery of the Initial Offer. The GP Board adopted resolutions confirming the independence of Mr. Martin Salinas, Jr., Mr. Andrew Viens and Ms. Hallie A.Vanderhider as the current members of the Conflicts Committee, which is a standing committee of the GP Board, in accordance with the requirements of the Partnership Agreement and authorizing the Conflicts

Committee to (i) review and evaluate the terms and conditions of, and determine the advisability of, the Proposed Transaction and related agreements, for and on behalf of NBLX and the NBLX Public Unitholders; (ii) negotiate the terms and conditions of the Proposed Transaction and related agreements for and on behalf of NBLX and the NBLX Public Unitholders; (iii) determine whether the Proposed Transaction is in, or not adverse to, the interests of NBLX and the NBLX Public Unitholders; (iv) approve, or determine not to approve, the Proposed Transaction (any such approval of the Proposed Transaction to constitute Special Approval); and (v) recommend to the GP Board that the Proposed Transaction be approved or not approved, or determine not to make any recommendation regarding the Proposed Transaction to the GP Board. The Conflicts Committee was also authorized to retain legal and financial advisors in its sole discretion. Such authorization also ratified any actions previously taken by the Conflicts Committee in connection with the process.

Also on February 5, 2021, Mr. Salinas contacted a representative of Janney Montgomery Scott LLC (“Janney”) to discuss engaging Janney to advise the Conflicts Committee in its consideration of the Proposed Transaction.

On February 6, 2021, Mr. Salinas contacted a representative of Baker Botts L.L.P. (“Baker Botts”) to discuss engaging Baker Botts as legal counsel to represent the Conflicts Committee in its consideration of the Proposed Transaction. Mr. Salinas sent a draft of Janney’s engagement letter (the “Engagement Letter”) with respect to the Proposed Transaction to Baker Botts for review. Between February 6, 2021 and February 18, 2021, the parties negotiated and clarified the terms of the Engagement Letter and, on February 18, 2021, the Conflicts Committee and Janney executed the Engagement Letter.

On February 9, 2021, the Conflicts Committee met telephonically with representatives of Baker Botts and Janney to discuss preliminary considerations with respect to the Initial Offer. Later on February 9, 2021, Mr. Nick Wallace, Director, Corporate Business Development for Chevron, and Mr. Salinas met telephonically, whereby Mr. Salinas introduced himself and Mr. Wallace introduced to Mr. Salinas members of the Chevron management team and notified Mr. Salinas that Chevron had engaged Latham and Citi as its outside legal and financial advisors, respectively. Mr. Salinas notified Mr. Wallace that the Conflicts Committee had engaged Baker Botts and Janney as its outside legal and financial advisors, respectively. Mr. Wallace and Mr. Salinas also discussed proposed timing associated with the Proposed Transaction, including to set potential dates for the Chevron management team to present their business and financial forecast and outlook for NBLX to the Conflicts Committee and Janney (the “Management Presentation”). Mr. Salinas followed up after this call by sending Mr. Wallace the contact information for the Janney and Baker Botts representatives advising the Conflicts Committee.

On February 10, 2021, representatives of Janney sent a due diligence request to NBLX requesting various materials in connection with its review and evaluation of the Proposed Transaction. Also on February 10, 2021, Janney created the virtual data room and invited representatives of NBLX. On February 16, 2021, representatives of NBLX began populating the virtual data room with materials responsive to Janney’s due diligence request. On February 23, 2021, Janney granted virtual data room access to representatives of Baker Botts. Janney and Baker Botts continued their ongoing financial and legal analyses, respectively, and due diligence review of the Proposed Transaction through the signing date of the Merger Agreement.

Between February 10, 2021 and extending through the signing date of the Merger Agreement, Janney conducted numerous due diligence meetings with members of NBLX management to review NBLX’s operations and financial forecasts. Janney’s review primarily concentrated on drilling assumptions on NBLX’s dedicated acreage by both Chevron and NBLX’s third party customers, forecasted well connections to NBLX’s gathering systems, NBLX’s operating cost structure and capital forecasts, the expected performance of NBLX’s equity investments, and NBLX’s forecasted balance sheet and financing requirements, among other considerations. Janney further reviewed the key differences between NBLX management’s lower case and upper case projections, with a primary emphasis on projected drilling and well connection assumptions for both Chevron and NBLX’s third party customers. On March 2, 2021, NBLX management certified to Janney that its forecasts were reasonably prepared in good faith on bases reflecting the best available estimates and good faith judgment of senior management of NBLX. On March 4, 2021, Janney held a bring-down financial due diligence call with NBLX management.

On February 11, 2021, Baker Botts sent questionnaires to each of Messrs. Salinas and Viens and Ms. Vanderhider to confirm their independence. Also on February 11, 2021, Baker Botts sent a questionnaire to Janney to determine its independence. Between February 11, 2021 and February 16, 2021, Baker Botts received the executed independence questionnaires from Janney and each of Messrs. Salinas and Viens and Ms. Vanderhider.

Between February 11, 2021 and February 14, 2021, Mr. Salinas and Mr. Wallace corresponded via email regarding dates on which to hold the Management Presentation, initially scheduling the presentation for February 23, 2021.

From time to time between February 15, 2021 and February 23, 2021, due to widespread, lengthy power outages throughout the state of Texas, where many of the members of Chevron management, the Conflicts Committee, and their respective financial and legal advisors resided, Mr. Salinas and Mr. Wallace continued to correspond via email to determine whether to reschedule the Management Presentation initially scheduled for February 23, 2021. The telephonic meetings culminated in Mr. Salinas and Mr. Wallace agreeing to reschedule the Management Presentation for February 25, 2021.

On February 23, 2021, a representative of Citi contacted a representative of Janney to discuss the Proposed Transaction and to provide Janney with the financial forecasts being used by Citi in its evaluation. Subsequently, Janney compared the financial forecast received by Citi to the financial forecasts prepared by NBLX and concluded that the financial forecasts provided by Citi were substantially similar to NBLX management’s lower case with the exception of the assumed refinancing of NBLX’s near term debt maturities. The financial forecasts used by Citi in its evaluation assumed debt incurred to refinance NBLX’s term loans maturing in July 2021 and August 2022 would be longer term and have a higher interest rate than assumed in NBLX’s lower case, with the result that the financial forecasts used by Citi projected lower cash flows to the NBLX Unitholders.

On February 25, 2021, certain members of Chevron’s management team, including Mr. Wallace and Mr. Kyle Simson, Principal Corporate Negotiator, Corporate Business Development for Chevron, as well as representatives from Latham and Citi, met via videoconference with representatives from the Conflicts Committee, Janney and Baker Botts, in which Chevron management delivered a presentation to the Conflicts Committee relating to the Proposed Transaction. Among other things, Chevron management reviewed a summary of the Initial Offer, including the reasons why it believed the Initial Offer constituted a fair and full value offer for the NBLX Public Common Units, and highlighted how the Proposed Transaction aligned with Chevron’s long-term interest and would streamline corporate governance. During the discussion, Chevron management noted NBLX’s dependence on Chevron-related EBITDA and cash flow, challenges facing the MLP model, the fact that Chevron did not anticipate future drop downs to fund NBLX growth, the fact that Chevron acreage dedicated to NBLX represents only a portion of Chevron’s overall global portfolio and could face strong internal competition for development capital at Chevron, challenges existing under NBLX’s loan covenants and possible impacts on future distributions. Chevron management also discussed the Chevron-Prepared Projections (see “–Unaudited Financial Projections of NBLX”). During the course of the meeting, members of the Conflicts Committee and its advisors asked questions, and received answers, regarding the Proposed Transaction and the Initial Offer.

After the telephonic meeting, the Conflicts Committee and representatives of Janney and Baker Botts held a telephonic meeting to outline discussion points for the Conflicts Committee meeting to be held March 1, 2021.

Also on February 25, 2021, Janney submitted Baker Botts’ supplemental legal due diligence request to NBLX requesting additional materials in connection with Baker Botts’ review and evaluation of the Proposed Transaction. Janney and Baker Botts continued their ongoing financial and legal analyses, respectively.

On February 26, 2021, Baker Botts submitted another supplemental legal due diligence request to NBLX requesting additional materials in connection with Baker Botts’ review and evaluation of the Proposed Transaction. Later that day, NBLX provided a response to Baker Botts’ questions from February 25, 2021 and February 26, 2021. Janney and Baker Botts continued their ongoing financial and legal analyses, respectively.

On or around February 27, 2021, NBLX management provided to Janney and Baker Botts a tax impact analysis of the Merger. The analysis was based on the most recently available data and included an estimate of the tax gain or loss (including both ordinary and capital gain or loss) that would be recognized by each group of common unitholders.

On February 28, 2021, Mr. Wallace, on behalf of Chevron, sent the initial draft of the Merger Agreement to Mr. Salinas. Mr. Salinas then circulated the Merger Agreement to Baker Botts and Janney.

Janney and Baker Botts sent their presentation materials to the Conflicts Committee prior to the telephonic meeting scheduled for the morning of March 1, 2021. The purpose of the meeting was for Baker Botts and Janney to discuss with the Conflicts Committee (i) preliminary considerations with respect to the Proposed Transaction, (ii) Janney’s financial analysis, (iii) the expected tax impacts of the Proposed Transaction on the NBLX Public Unitholders, (iv) the Conflicts Committee’s duties and (v) possible counterproposals. Baker Botts provided an overview of the Initial Offer, the Proposed Transaction and Baker Botts’ diligence to date. Baker Botts then reviewed with the Conflicts Committee its duties under the Partnership Agreement and applicable law with respect to the Proposed Transaction and engaged in a discussion of such duties with the Conflicts Committee. Janney then presented materials regarding its financial analysis of the Initial Offer. During the presentation, Janney provided, among other things, (i) an overview of Chevron and NBLX, (ii) a summary of the Initial Offer and Proposed Transaction, (iii) a discussion of NBLX management’s projections including both lower case and upper case projections, (iv) a detailed valuation analysis of NBLX, including premiums paid analysis, public comparables analysis, precedent transactions analysis and discounted cash flow analysis, (v) a discussion of the type curves utilized by NBLX management in the Forecasts, and (vi) a discussion of the current regulatory environment in Colorado. The Conflicts Committee discussed with its advisors the reasons for, negative factors weighing against, and procedural considerations relating to the Proposed Transaction, a list of which are described under “—Approval of the Conflicts Committee and the GP Board and their Reasons for the Merger.” Baker Botts and Janney also presented to the Conflicts Committee on the tax consequences of the Proposed Transaction. After deliberating on the Initial Offer, the Conflicts Committee, Janney and Baker Botts then discussed the outline of a possible counterproposal. The directors decided to hold a discussion among themselves later in the day after they gave further consideration to the materials presented at the meeting.

Later on March 1, 2021, the Conflicts Committee deliberated and decided to deliver a counterproposal to Chevron in response to the Initial Offer. The Conflicts Committee met telephonically with representatives of Janney and Baker Botts during the afternoon of March 1, 2021, to update them on the same. Mr. Salinas, in his capacity as Chairman of the Conflicts Committee, first called Mr. Wallace to preview a response to the Initial Offer and thereafter delivered to Mr. Wallace a letter outlining a counterproposal at an exchange ratio of 0.1419, which was based on (i) a value of $14.00 per NBLX Common Unit, a discount to the trading price as of the close of trading on March 1, 2021, and (ii) the 10-day volume weighted average price (“VWAP”) of Chevron Common Stock of $98.6912 as of the close of trading on March 1, 2021 (the “First Counteroffer”). Mr. Wallace responded by stating that Chevron would review the First Counteroffer.

Also on March 1, 2021, Baker Botts submitted another supplemental legal due diligence request to NBLX requesting additional materials in connection with its review and evaluation of the Proposed Transaction. Janney and Baker Botts continued their ongoing financial and legal analyses, respectively.

On March 2, 2021, Mr. Wallace, on behalf of Chevron, and Mr. Salinas, on behalf of the Conflicts Committee, discussed the First Counteroffer and other matters related to NBLX valuation over the course of several phone conversations.

Later on March 2, 2021, Mr. Wallace, on behalf of Chevron, emailed a revised offer to Mr. Salinas, (the “Second Offer”), which reflected an exchange ratio of 0.1393 of a share of Chevron Common Stock for each NBLX Common Unit and specifying that, by way of example, using: (i) the 10-day VWAP of the Chevron Common Stock of $98.6912 referenced in the First Counteroffer; and (ii) the Chevron proposed 0.1393 exchange ratio, the resultant value per NBLX Common Unit would be $13.75.

Later on March 2, 2021, Mr. Salinas, on behalf of the Conflicts Committee, called Mr. Wallace to confirm that the exchange ratio included in the Second Offer would apply to the price of Chevron’s Common Stock on the day of Closing, which Mr. Wallace confirmed.

Later on March 2, 2021, Mr. Salinas, on behalf of the Conflicts Committee, emailed Mr. Wallace to accept the financial terms set forth in the Second Offer. Mr. Wallace subsequently called Mr. Salinas to determine whether the Conflicts Committee was substantially prepared to enter into a definitive agreement regarding the Proposed Transaction, and Mr. Salinas confirmed that it was.

Also on March 2, 2021, NBLX provided a response to Baker Botts’ supplemental legal due diligence request from March 1, 2021 and requested a due diligence call with representatives of Baker Botts.

On the morning of March 3, 2021, Mr. Salinas called Mr. Wallace to inform him that Baker Botts would send a revised draft of the Merger Agreement to Latham later that afternoon.

On March 3, 2021, members of the NBLX internal legal and business teams and Baker Botts attended a due diligence call related to certain NBLX environmental regulatory matters. Baker Botts sent the Conflicts Committee and Janney its presentation materials for the upcoming afternoon meeting regarding the terms of the Merger Agreement.

Later on March 3, 2021, the Conflicts Committee met telephonically with representatives of Janney and Baker Botts, at which time Baker Botts presented an overview of the Merger Agreement, highlighting (i) the mechanics of the merger, (ii) the representations and warranties of NBLX and how they compared to those made by NBLX’s peers in similar transactions, (iii) the interim operating covenants of NBLX and Chevron and their respective businesses during the period between execution of the Merger Agreement and closing of the Proposed Transaction, (iv) directors’ and officers’ indemnity and insurance provisions, and (v) the potential requirement for NBLX or Chevron to reimburse the other party’s expenses, up to $3.5 million, in connection with the termination of the Merger Agreement as a result of a material uncured breach by Chevron, on the one hand, or NBLX or the General Partner, on the other hand. Baker Botts also shared with the Conflicts Committee the results of its legal due diligence review, including, among other things, that the Merger is not reportable under the HSR Act.

Subsequently on March 3, 2021, Baker Botts, on behalf of the Conflicts Committee, sent a revised draft of the Merger Agreement to Latham. Among other things, the revised draft of the Merger Agreement: (i) eliminated certain minority investments or joint ventures that NBLX does not control from the representations and warranties of NBLX and the General Partner; (ii) shortened the length of time covered by certain representations and warranties of NBLX and the General Partner; (iii) deleted the representation and warranty related to tax matters of NBLX and the General Partner; (iv) added exceptions to NBLX’s interim operating covenant that allows it to take actions as provided in any material contract of NBLX; (v) proposed an outside date for the consummation of the Merger of nine months from the date of execution of the Merger Agreement; and (vi) proposed language to clarify the timing of the payment of NBLX’s quarterly distributions immediately prior to the anticipated closing of the Merger.

On March 4, 2021, members of the Chevron business and legal teams met via videoconference with representatives of Latham to discuss the revised Merger Agreement. After discussion, Chevron instructed Latham to make certain changes to the Merger Agreement, preview the remaining open points with Baker Botts, and send Baker Botts a revised draft of the Merger Agreement. Following this, representatives of Latham held a short call with representatives of Baker Botts to discuss the remaining open points in the Merger Agreement.

In the afternoon of March 4, 2021, Latham responded to Baker Botts with a revised draft of the Merger Agreement. Among other things, the revised draft of the Merger Agreement: (i) set an outside date for completion of the Proposed Transaction of six months after execution of the Merger Agreement; (ii) finalized the capitalization representation and warranty of Chevron; and (iii) incorporated Holdings throughout the Merger Agreement, as applicable. Throughout the day on March 4, 2021, representatives of Latham and Baker Botts continued to negotiate minor revisions to the Merger Agreement, and Latham delivered to Baker Botts a draft of the NBLX disclosure schedule relating to the Merger Agreement, to which Baker Botts returned minor revisions. Following this, Mr. Wallace called Mr. Salinas to discuss the status of the Merger Agreement and timing of a meeting of the GP Board to consider the Merger Agreement.

That evening, Latham sent a proposed final draft of the Merger Agreement and the related disclosure schedule to Baker Botts, subject to approval by the Conflicts Committee and the GP Board at their respective meetings later that evening. Baker Botts and Janney distributed their respective presentation materials to the Conflicts Committee in anticipation of the meeting scheduled to occur later that evening.

Also on March 4, 2021, the Conflicts Committee met with representatives of Janney and Baker Botts. Baker Botts reviewed with the Conflicts Committee the final terms of the Merger Agreement that had been negotiated with Chevron. Following the presentation by Baker Botts, Janney reviewed its financial analyses of the Proposed Transaction at the Exchange Ratio and provided the Conflicts Committee with its final valuation analysis with respect to the Proposed Transaction. Upon the request of the Conflicts Committee, Janney then rendered its oral opinion, which was concurrently confirmed by delivery of a written opinion, that, as of such date and on the basis and subject to the various assumptions, qualifications and limitations set forth in Janney’s opinion, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to NBLX and the NBLX Public Unitholders. Following receipt of Janney’s fairness opinion and further discussion with Janney and Baker Botts, the Conflicts Committee unanimously adopted resolutions that (i) determined that the Proposed Transaction is in, or not adverse to, the interests of NBLX and the NBLX Public Unitholders, (ii) approved the Proposed Transaction and the Merger Agreement (the foregoing constituting Special Approval as defined in the Partnership Agreement), (iii) resolved to recommend to the GP Board the approval of the Proposed Transaction and the Merger Agreement, and (iv) resolved to recommend to the GP Board that the GP Board recommend the approval of the Proposed Transaction and the Merger Agreement to the NBLX Limited Partners.

Further on March 4, 2021, in a special meeting of the GP Board, the Conflicts Committee provided the GP Board with a full report of the process of evaluating the Proposed Transaction, including (i) the hiring of Janney and Baker Botts as financial and legal advisors, (ii) the results of the price negotiations between Chevron and the Conflicts Committee, (iii) the completion of the due diligence review conducted by Janney and Baker Botts, (iv) the receipt of the oral opinion of Janney as described above, (v) the Conflicts Committee’s Special Approval of the Proposed Transaction and the Merger Agreement and (vi) the Conflicts Committee’s resolution to recommend that the GP Board recommend the approval of the Proposed Transaction and the Merger Agreement to the Limited Partners. Following discussion between the GP Board and the Conflicts Committee with respect to its report and the terms of the Proposed Transaction and the Merger Agreement, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote (a) determined that the Proposed Transaction and the forms, terms and provisions of the Merger Agreement are in, or not adverse to, the interests of NBLX and the NBLX Limited Partners, (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Proposed

Transaction on the terms and subject to the conditions set forth in the Merger Agreement, and (c) directed that the adoption of the Merger Agreement and the approval of the Proposed Transaction be submitted to a vote of the NBLX Limited Partners and authorized the NBLX Limited Partners to act by written consent pursuant to the terms of the Partnership Agreement.

Following the meetings of the Conflicts Committee and the GP Board, Chevron, Holdings, Merger Sub, NBLX and the General Partner executed the Merger Agreement, and Chevron caused NBL to deliver the Written Consent.

On March 5, 2021, Chevron and NBLX issued a joint press release announcing the execution of the Merger Agreement.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

The unanimous approval of the Merger, including the Merger Agreement and the transactions contemplated thereby, by the members of the Conflicts Committee constitutes “Special Approval” under the Partnership Agreement. Under Section 7.9 of the Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its affiliates, on the one hand, and NBLX, any subsidiary or any partner of NBLX, on the other hand, any resolution or course of action by the General Partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all of the partners of NBLX and will not constitute a breach of the Partnership Agreement, any Group Member Agreement (as defined in the Partnership Agreement), or any agreement contemplated therein or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is approved by Special Approval, namely approval by a majority of the members of the Conflicts Committee.

Under Section 7.10(b) of the Partnership Agreement, any action taken or omitted to be taken by the General Partner in reliance upon the advice or opinion of an investment banker, among others, as to matters reasonably believed to be in such person’s professional or expert competence shall be conclusively presumed to have been taken or omitted to be taken in good faith and in accordance with such advice or opinion.

Chevron’s Rationale for the Transaction

At a meeting held on January 27, 2021, the Chevron Board (i) determined that the Merger and the transactions contemplated thereby, including the Chevron Stock Issuance, are in the best interests of Chevron and the Chevron Stockholders and (ii) authorized the negotiation, execution and delivery of the Transaction Documents and the consummation of the respective transactions contemplated thereby, including the Merger and the Chevron Stock Issuance, on the terms and subject to the conditions to be negotiated by Chevron management.

Chevron viewed the following factors as generally favorable in its determination and approval of the Merger and the transactions related thereto, including the Chevron Stock Issuance:

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Chevron’s belief that NBLX can operate more efficiently and effectively as a private entity, including by improving NBLX’s cost of capital and access to debt capital markets to finance future growth over time.

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Chevron’s belief that improvements to NBLX’s cost structure and strategic direction could be achieved, free of the pressures imposed on a publicly traded partnership as a standalone entity with regard to operating results and quarterly reporting requirements, particularly after the passage of the TCJA and the unfavorable view of the MLP structure in the market thereafter.

•	Chevron’s pre-existing understanding of the midstream oil and gas industry and Chevron management’s belief that they can effectively manage NBLX as a private company.

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Chevron’s belief that the management and employees of NBLX and the General Partner will be able to better execute on NBLX’s future strategic plans after eliminating, among other things, the compliance and cost burdens of running a separate public company.

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The fact that NBL’s delivery of the Written Consent immediately following the execution of the Merger Agreement has already satisfied the NBLX Limited Partner approval requirements for the Merger under the Partnership Agreement.

•	Chevron’s belief that the Merger Consideration to be paid by Chevron pursuant to the Merger Agreement is fair, from a financial point of view, to Chevron.

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The fact that the Exchange Ratio is fixed, which protects against Chevron being required to issue additional equity in the event that the market price of shares of Chevron Common Stock decreases prior to Closing and/or the market price of NBLX Common Units appreciates prior to Closing.

•	Chevron’s familiarity with the businesses, assets, liabilities, results of operations, financial condition and competitive positions of Chevron and NBLX.

Chevron viewed the following factors as generally negative or unfavorable in making a determination with respect to the Merger and the transactions related thereto, including the Chevron Stock Issuance:

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The fact that the Exchange Ratio is fixed, and therefore the value of the Merger Consideration payable to the NBLX Public Unitholders will increase in the event that the market price of shares of Chevron Common Stock increases prior to Closing and will not decrease in the event the market price of NBLX Common Units declines.

•	The risk that the potential financial and operational benefits expected from the Merger might not be fully realized.

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The risk that Chevron may be obligated to consummate the Merger even if there are material negative developments or events at NBLX during the interim period between the execution of the Merger Agreement and the Closing Date (the “Interim Period”).

•	The attention of management and employees may be diverted during the Interim Period, which may negatively affect Chevron’s and NBLX’s businesses.

•	Litigation may be commenced in connection with the Merger, and that litigation may increase costs and result in a diversion of management focus.

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The risk that the Merger might not be completed in a timely manner or that the Merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the Merger Agreement, and that a failure to complete the Merger could negatively affect the trading price of shares of Chevron Common Stock.

After taking into account all of the factors set forth above, as well as others, Chevron concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations.

The foregoing discussion is not intended to be exhaustive, but it is intended to address the material information and principal factors considered by Chevron in considering the Merger. In view of the number and variety of factors and the amount of information considered, Chevron did not find it practicable to, and did not make specific assessments of, quantify or assign relative weights to, the specific factors considered in reaching its determination. In addition, Chevron did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Chevron made its recommendation based on the totality of the information presented to, and the investigation conducted by, the Chevron Board and Chevron management. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Approval of the Conflicts Committee and the GP Board and their Reasons for the Merger

The Conflicts Committee consists of three independent directors of the GP Board: Martin Salinas, Jr., Hallie A. Vanderhider and Andrew E. Viens. The GP Board authorized the Conflicts Committee to (i) review and evaluate the terms and conditions of, and determine the advisability of, the Merger, including the Merger Agreement and the transactions contemplated thereby, for and on behalf of NBLX and the NBLX Public Unitholders; (ii) negotiate the terms and conditions of the Merger, including the Merger Agreement and the transactions contemplated thereby, for and on behalf of NBLX and the NBLX Public Unitholders; (iii) determine whether the Merger, including the Merger Agreement and the transactions contemplated thereby, is in, or not adverse to, the interests of NBLX and the NBLX Public Unitholders; (iv) approve, or determine not to approve, the Merger, including the Merger Agreement and the transactions contemplated thereby (any such approval of the Merger, including the Merger Agreement and the transactions contemplated thereby to constitute “Special Approval” as defined in the Partnership Agreement); and (v) recommend to the GP Board that the Merger, including the Merger Agreement and the transactions contemplated thereby, be approved or not approved, or determine not to make any recommendation regarding the Merger, including the Merger Agreement and the transactions contemplated thereby.

At a meeting held on March 4, 2021, the Conflicts Committee, by unanimous vote (a) determined that the Merger, including the Merger Agreement and the transactions contemplated thereby, are in, or not adverse to, the interests of NBLX and the NBLX Public Unitholders, (b) approved the Merger, including the Merger Agreement and the transactions contemplated thereby (the foregoing constituting Special Approval), (c) resolved to recommend to the GP Board the approval of the Merger, including the Merger Agreement and the transactions contemplated thereby, and (d) resolved to recommend to the GP Board that the GP Board recommend the approval of the Merger, including the Merger Agreement and the transactions contemplated thereby, to the NBLX Limited Partners.

At a meeting held on March 4, 2021, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote (a) determined that the forms, terms and provisions of the Merger Agreement and the transactions contemplated thereby, including the Merger, are in, or not adverse to, the interests of NBLX and the NBLX Limited Partners, (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and (c) directed that the adoption of the Merger Agreement and the approval of the Merger be submitted to a vote of the NBLX Limited Partners and authorized the NBLX Limited Partners to act by written consent pursuant to the terms of the Partnership Agreement.

The Conflicts Committee retained Baker Botts L.L.P. (“Baker Botts”) as its legal counsel and Janney as its independent financial advisor. The Conflicts Committee believed that Janney was independent based on the lack of material business relationships between Janney and Chevron, NBLX and their respective affiliates. The Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors. The Conflicts Committee also conducted an extensive review and evaluation of the Merger, including the Merger Agreement and the transactions contemplated thereby, and conducted negotiations with Chevron and its representatives with respect to the Merger, including the Merger Agreement and the transactions contemplated thereby.

The Conflicts Committee consulted with its financial and legal advisors and considered both positive and negative factors in making its determination and approvals and the related recommendation to the GP Board.

The Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approvals and the related recommendation to the GP Board:

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The Exchange Ratio of 0.1393 equates to (a) an implied value of $14.27 based on the closing price of Chevron Common Stock on March 2, 2021 of $102.44 (the day on which the Conflicts Committee concluded price negotiations with Chevron regarding the Exchange Ratio), which reflected a 14.4% premium to Chevron’s original proposal of $12.47 per NBLX Public Common Unit and (b) an implied value of $14.56 based on the closing price of Chevron Common Stock on March 4, 2021 (the last trading day before the announcement of the Merger Agreement).

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The Exchange Ratio is fixed, and therefore the value of the consideration payable to NBLX Public Unitholders will increase in the event that the market price of Chevron Common Stock increases relative to the market price of NBLX Common Units prior to the closing of the Merger.

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The Merger enables NBLX Public Unitholders to participate in the value and opportunities of Chevron after the Merger, including both dividends and expected future growth should they choose to retain their Chevron shares. Alternatively, the significantly larger public float and higher average daily trading volume of Chevron Common Stock will allow the NBLX Public Unitholders to efficiently sell the Chevron Common Stock they receive in the Merger for cash should they decide they do not want to participate in the equity value of Chevron.

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NBLX’s midstream assets are primarily located in the DJ Basin in Colorado, which faces increasing and material restrictions on oil and gas development, whereas Chevron has a much more diversified and geographically diverse asset portfolio much less susceptible to increased regulatory restrictions in any one jurisdiction.

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Chevron informed the Conflicts Committee that it did not anticipate future drop down transactions with NBLX, as Chevron does not perceive benefits to it of NBLX’s continuing as a public entity, thereby limiting growth opportunities for NBLX.

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The Chevron acreage dedicated to NBLX represents only a portion of Chevron’s overall global portfolio, and could face strong internal competition for development capital at Chevron, as well as be subject to intermittent versus continuous development.

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NBLX cut its distribution by 73% from $0.6878 per NBLX Common Unit in the fourth quarter of 2019 to $0.1875 per NBLX Common Unit in the first quarter of 2020, and NBLX does not expect to increase the distribution in the foreseeable future and may in the future be more limited in its ability to pay distributions and remain in compliance with covenants under its existing term loans.

•	Chevron has an investment grade rating and a lower cost of capital, a stronger growth outlook and greater access to capital than NBLX, as well as a long history of paying attractive dividends.

•	NBLX, as a standalone entity, faces greater risk from lower commodity prices and drilling activity than Chevron because of the latter’s scale and size.

•	NBLX’s EBITDA and cash flow is heavily dependent on Chevron production acquired from Noble.

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NBLX’s access to equity capital, like that of many MLPs, remains limited as a result of decreased investor interest in owning MLPs. The Conflicts Committee believes that corporations attract a broader set of investors as compared to MLPs, including in part because certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations. Furthermore, the passage of the TCJA lowered the U.S. federal corporate income tax rate from 35% to 21% and thereby reduced the former comparative tax benefits of the MLP pass-through structure.

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NBLX’s $500 million term loan facility matures on July 31, 2021 and its $400 million term loan facility matures on August 23, 2022, and NBLX may face challenges in refinancing this debt. Due to, among other things, the relative cost of debt capital for non-investment grade MLPs such as NBLX, any such refinanced debt would likely bear a higher rate of interest than the existing term loan facilities.

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After evaluating the Merger and the status quo, the Conflicts Committee believed that pursuing the Merger was more attractive than maintaining the status quo. Furthermore, the Conflicts Committee also believed that there are no viable alternative transactions for the General Partner in lieu of a transaction with Chevron that would provide comparable or superior value, in light of Chevron’s controlling position in NBLX through Chevron’s indirect ownership of the General Partner and approximately 62.5% of the NBLX Common Units and the Conflicts Committee’s recognition of overall risks and uncertainties in midstream corporate and asset transactions.

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NBLX Public Unitholders will receive equity ownership in a corporate entity with traditional fiduciary duties owed to stockholders (which are more robust than those under the Partnership Agreement) and the ability to vote in the election of directors.

•	The Merger will provide cost savings and efficiencies for the combined entity as a result of deregistering NBLX as a separate public entity.

•

The NBLX Public Unitholders’ aggregate tax obligations resulting from the Merger are expected to be mitigated to some extent because a large proportion of the unitholders have a relatively high adjusted tax basis in their NBLX Public Common Units and many of the NBLX Public Unitholders have suspended passive losses available to offset a portion of the taxable gain, including ordinary income, that will be recognized in the Merger.

•

The Conflicts Committee believes that the Exchange Ratio of 0.1393 shares of Chevron Common Stock for each NBLX Public Common Unit represented the highest exchange ratio that Chevron would be willing to pay the NBLX Public Unitholders.

•

The Conflicts Committee reviewed and discussed Janney’s financial presentations with representatives of Janney and received an oral opinion of Janney, dated March 4, 2021, to the Conflicts Committee, which was concurrently confirmed in writing on March 4, 2021, that, as of such date and on the basis of and subject to the various assumptions, qualifications, and limitations set forth in Janney’s opinion, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to NBLX and the NBLX Public Unitholders.

•

The fact that Chevron caused NBL, which beneficially owns 56,447,616 NBLX Common Units, representing approximately 62.5% of the outstanding NBLX Common Units, to deliver the Written Consent approving the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, the delivery of the Written Consent is sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the NBLX Limited Partners.

•	The terms of the Merger Agreement, principally:

o	each NBLX Public Unitholder will receive 0.1393 shares of Chevron Common Stock per outstanding NBLX Public Common Unit;

o

Chevron’s obligation to reimburse certain NBLX expenses, up to $3.5 million, in connection with the termination of the Merger Agreement as a result of a material uncured breach by Chevron under the Merger Agreement;

o

the operating covenants of Chevron providing protection to the NBLX Public Unitholders prior to Closing by restricting Chevron’s ability to take certain actions prior to the closing of the Merger that could reduce the value of the Chevron Common Stock received by the NBLX Public Unitholders in the Merger;

o

under the terms of the Merger Agreement, prior to the Effective Time, Chevron and its subsidiaries, including the General Partner, are prohibited from revoking or diminishing the authority of the Conflicts Committee or from removing any member of the Conflicts Committee without the consent of the Conflicts Committee prior to the closing of the Merger;

o

the Merger Agreement requires Conflicts Committee authorization with respect to the mutual agreement by Chevron and NBLX to terminate the Merger Agreement, and any amendment to, waiver of, or consent under the Merger Agreement by NBLX requires the Conflicts Committee’s approval in writing;

o	the Merger Agreement contains only limited conditions and exceptions to the closing conditions; and

o	the approval of the Chevron Stockholders is not required in connection with the Merger or the Chevron Stock Issuance.

The Conflicts Committee considered the following factors to be generally negative or unfavorable in arriving at its determinations and approvals, and the related recommendation to the GP Board:

•

The Exchange Ratio of 0.1393 equates to an implied value of $14.27 based on the closing price of Chevron Common Stock on March 2, 2021 (the day on which the Conflicts Committee concluded price negotiations with Chevron regarding the Exchange Ratio), which reflected a 3.6% discount to the closing price of NBLX Common Units on March 2, 2021 of $14.80.

•

The Exchange Ratio is fixed, and therefore the value of the consideration payable to NBLX Public Unitholders will decrease in the event that the market price of Chevron Common Stock decreases relative to the market price of NBLX Common Units prior to the closing of the Merger.

•	The NBLX Common Units have, in the past, traded at levels that exceed $14.56 per NBLX Common Unit, the amount implied by the Exchange Ratio as of March 4, 2021.

•

The Merger will be a taxable transaction to the NBLX Public Unitholders for U.S. federal and state income tax purposes. Depending on each NBLX Public Unitholder’s individual tax situation, such NBLX Public Unitholder will recognize taxable gain or loss upon the exchange of the NBLX Public Common Units for Chevron Common Stock in the Merger. Additionally, a portion of any such taxable gain or loss will be separately computed and any gain will be taxed as ordinary income.

•

Following the Merger, the income of the resulting combined entity will be subject to double taxation (at the combined company and stockholder levels) for U.S. federal income tax purposes because Chevron is a corporation, while the income of NBLX is currently subject to only one level of tax (at the unitholder level) because NBLX is a partnership.

•

Because Chevron caused NBL to execute the Written Consent immediately after the execution of the Merger Agreement, which was sufficient for approval of the Merger, the Conflicts Committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for the acquisition of NBLX.

•	The Merger Agreement does not include a “majority of the minority” approval condition, and therefore approval of the Merger does not require the affirmative vote of the NBLX Public Unitholders.

•

The combined company may be unable to realize fully the potential benefits sought in the Merger, including as a result of energy industry, competitive, economic, financial, technological, regulatory or other developments.

•	The Merger may not be completed in a timely manner, or at all, which could result in significant costs and disruption to NBLX’s normal business and a decline in the trading price of NBLX Common Units.

•

The fact that the market price of the NBLX Common Units could be affected by many factors, including the following if the Merger Agreement is terminated: (i) the reason for such termination and whether such termination resulted from factors adversely affecting NBLX, (ii) the possibility that, as a result of the termination of the Merger Agreement, possible acquirers (including Chevron in any future consideration) may consider NBLX to be an unattractive acquisition candidate, and (iii) the possible sale of NBLX Common Units by short-term investors following an announcement that the Merger Agreement was terminated.

•

The risks and contingencies relating to the announcement and pendency of the Merger, including the potential for diversion of management and employee attention and the potential effect on NBLX’s business and the restrictions on the conduct of NBLX’s business during the period between the execution of the Merger Agreement and the completion of the Merger and other transactions contemplated thereby.

•	Certain terms of the Merger Agreement, principally:

o

NBLX’s obligations to reimburse certain Chevron expenses, up to $3.5 million, in connection with the termination of the Merger Agreement as a result of a material uncured breach by NBLX or the General Partner under the Merger Agreement;

o

the operating covenants of NBLX providing protection to the Chevron Stockholders prior to Closing by restricting NBLX’s ability to take certain actions prior to the closing of the Merger that could reduce the value of the NBLX Public Common Units acquired by Chevron in the Merger; and

o	the operating covenants of Chevron providing protection to the NBLX Unitholders prior to closing are limited.

•	The NBLX Public Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, NBLX’s Partnership Agreement or Delaware law.

•	The NBLX Public Unitholders will be forgoing the potential benefits that would be realized by remaining unitholders of NBLX on a standalone basis.

•	Litigation may occur in connection with the Merger, and such litigation may increase costs and result in a diversion of management focus.

•

Some of the directors and executive officers of Chevron and the General Partner may have interests in the Merger that are different from, or in addition to, the interests of the Chevron Stockholders and NBLX Public Unitholders.

In addition to the factors described above, the Conflicts Committee considered the following procedural factors in making its determination that the Merger Agreement and the transactions contemplated thereby are in, or not adverse to, the interests of NBLX and the NBLX Public Unitholders:

•	The terms and conditions of the Merger were determined through arm’s-length negotiations between Chevron and the Conflicts Committee and their respective representatives and advisors.

•

Each of the members of the Conflicts Committee satisfies the requirements for serving on the Conflicts Committee as required under the Partnership Agreement, including the requirement that all members of the Conflicts Committee be independent directors.

•

The Conflicts Committee retained independent financial and legal advisors with reputations, knowledge and experience with respect to public merger and acquisition transactions, MLPs, and the midstream and oil and gas industries, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Merger and familiarity with NBLX and its business.

•

The members of the Conflicts Committee have served on the GP Board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of NBLX.

•	The compensation of the members of the Conflicts Committee is in no way contingent on their approving the Merger Agreement or the Merger.

•

NBLX LTIP Awards for NBLX Common Units that are outstanding immediately prior to the Effective Time will be automatically converted into awards to receive shares of Chevron Common Stock, with the number of Chevron shares determined based on the Exchange Ratio (rounded up to the nearest whole share). The Merger will not result in the acceleration of vesting or payment of the outstanding NBLX LTIP Awards. The members of the Conflicts Committee will not personally benefit from the consummation of the Merger in a manner different from the NBLX Public Unitholders.

•

Although no specific issues came to the attention of the Conflicts Committee with respect to information it was provided, the Conflicts Committee was aware that Chevron, as the controlling party of NBLX, controlled the delivery and presentation of information the Conflicts Committee received for purposes of evaluating the Merger and the fairness of the Merger Consideration to the NBLX Public Unitholders.

•	The Conflicts Committee had no obligation to recommend any transaction, including Chevron’s proposal.

After taking into account all of the factors set forth above, as well as others, the Conflicts Committee concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby are in, or not adverse to, the interests of NBLX and the NBLX Public Unitholders.

The foregoing discussion is not intended to be exhaustive but is intended to address the material information and principal factors considered by the Conflicts Committee in considering the Merger Agreement and the transactions contemplated thereby. In view of the number and variety of factors and the amount of information considered, the Conflicts Committee did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Conflicts Committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Conflicts Committee may have given different weights to different factors. The Conflicts Committee made its recommendation based on the totality of information presented to, and the investigation conducted by, the Conflicts Committee. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Unaudited Financial Projections of NBLX

In connection with the proposed Merger, Chevron management and the General Partner’s management prepared separate projections relating to NBLX (without giving effect to the Merger) that included future financial and operating performance (the “Chevron-Prepared Projections” and the “GP-Prepared Projections,” respectively, and together the “Projections”). Chevron management based the Chevron-Prepared Projections on projections previously provided to it by the General Partner’s management during a periodic budgeting process, and made certain adjustments thereto. The GP-Prepared Projections contained both an upper case and a lower case. The cases differed principally with respect to projected drilling and well connection assumptions for both Chevron and NBLX’s third party customers.

The Chevron-Prepared Projections were provided to Citi for its use and consideration in its analysis of the proposed Merger and were used in the analysis incorporated into the Management Presentation. The GP-Prepared Projections were provided to Janney for its use and consideration in its financial analysis in preparation of its opinion to the Conflicts Committee. Janney received a copy of the Chevron-Prepared Projections, compared them with the GP-Prepared Projections and concluded that the Chevron-Prepared Projections were substantially similar to the lower case included within the GP-Prepared Projections with the exception of the assumed refinancing of NBLX’s near term debt maturities. The Chevron-Prepared Projections assumed debt incurred to refinance NBLX’s term loans maturing in July 2021 and August 2022 would be longer term and have a higher interest rate than assumed in the lower case included within the GP-Prepared Projections, with the result that the Chevron-Prepared Projections projected lower cash flows to NBLX Unitholders. Janney did not utilize the Chevron-Prepared Projections in its analysis.

A summary of these Projections is included below to give holders of NBLX Public Common Units access to certain non-public unaudited prospective financial information that was made available to the Conflicts Committee, the GP Board, the Conflicts Committee’s financial advisor and Chevron’s financial advisor in connection with the proposed Merger.

Uncertainties are inherent in prospective financial information of any kind. None of Chevron, NBLX, the General Partner or any of their respective affiliates, advisors, officers, directors, managers or representatives has made or makes any representation or can give any assurance to any NBLX Limited Partner or any other person regarding the ultimate performance of NBLX compared to the summarized information set forth below or that any such results will be achieved.

The summary projections set forth below summarize the Projections made available to the Conflicts Committee, the GP Board, the Conflict Committee’s legal and financial advisors and Chevron’s financial advisor. The inclusion of the following summary projections in this information statement/prospectus should not be regarded as an indication that Chevron, NBLX, the General Partner or their respective representatives considered or consider the projections to be necessarily predictive of actual future performance or events, and the summary projections set forth below should not be relied upon as such.

While Chevron and NBLX may provide public earnings guidance from time to time, Chevron and NBLX do not as a matter of course publicly disclose other financial forecasts as to future earnings or financial performance or results because of, among other reasons, the uncertainty underlying assumptions and estimates. The Projections summarized below were prepared by Chevron management and the General Partner’s management, as applicable. The Projections were only prepared for internal purposes and not with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation of prospective financial information but, in the view of Chevron management or the General Partner’s management, as applicable, were prepared on a reasonable basis and reflect the best currently available estimates and judgments. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this information statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Chevron’s and NBLX’s respective independent registered public accounting firms, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The prospective financial information included in this information statement/prospectus has been prepared by, and is the responsibility of the management of the General Partner and Chevron, as applicable. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to Chevron’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

The KPMG LLP reports incorporated by reference into this information statement/prospectus with respect to NBLX relate to the historical financial information of NBLX. Such reports do not extend to the projections included below and should not be read to do so. Neither the Chevron Board nor the GP Board prepared, and none of the GP Board, the Conflicts Committee, the General Partner, Chevron, the Chevron Board or any other party gives any assurance to any NBLX Limited Partner regarding, the summarized information.

The Projections are, in general, prepared primarily for internal use. Such internal forecasts are inherently subjective in nature, susceptible to interpretation and, accordingly, such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Chevron or NBLX. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will be realized. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased given the length of time in the future over which these assumptions apply. Any assumptions and projections in early periods could have a compounding effect on the projections shown for later periods. Thus, any failure of an assumption or projections to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of Chevron and NBLX. Although Chevron management and the General Partner’s management, as applicable, believes that there was a reasonable basis for the Chevron-Prepared Projections and the GP-Prepared Projections, and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and become less predictive with the length of the forecasted period. The Projections are forward-looking statements and are subject to risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

Chevron-Prepared Projections

NBLX Data (in millions, except for per share data)	2021E	2022E	2023E	2024E	2025E
Adjusted EBITDA	$371.8	$308.1	$370.3	$391.5	$435.1
Distributable Cash Flow	$238.3	$131.8	$182.8	$216.9	$261.3
Distributions per NBLX Common Unit	$0.7500	$0.1875	$0.0250	$0.0500	$0.0500
Total Capital Expenditures	$90.0	$97.0	$111.8	$105.3	$138.5

GP-Prepared Projections

Lower Case:

NBLX Data (in millions, except for per share data)	2021E	2022E	2023E	2024E	2025E
Adjusted EBITDA	$364.6	$298.5	$361.7	$383.2	$427.1
Distributable Cash Flow	$261.7	$150.3	$209.9	$232.1	$278.4
Distributions per NBLX Common Unit	$0.7500	$0.1875	$0.3750	$0.7500	$0.7500
Total Capital Expenditures	$102.0	$95.4	$109.4	$102.9	$136.0

Upper Case:

NBLX Data (in millions, except for per share data)	2021E	2022E	2023E	2024E	2025E
Adjusted EBITDA	$378.5	$377.8	$434.1	$469.9	$582.1
Distributable Cash Flow	$278.0	$229.8	$283.5	$319.6	$413.5
Distributions per NBLX Common Unit	$0.7500	$0.7500	$0.7500	$0.7500	$0.7500
Total Capital Expenditures	$102.0	$149.2	$109.7	$167.3	$107.4

NONE OF CHEVRON, NBLX, THE GENERAL PARTNER OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS OR MANAGERS INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS PRESENTED ABOVE TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE.

Opinion of the Financial Advisor to the Conflicts Committee

Pursuant to an engagement letter dated as of February 18, 2021, the Conflicts Committee retained Janney as its financial advisor in connection with the consideration of the proposed acquisition of NBLX by Chevron. At the meeting of the Conflicts Committee on March 4, 2021, Janney rendered its oral opinion to the Conflicts Committee that, as of such date and on the basis of and subject to the various assumptions, qualifications and limitations set forth in its opinion, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to NBLX and the NBLX Public Unitholders. Janney concurrently confirmed its oral opinion by delivering its written opinion to the Conflicts Committee, dated as of March 4, 2021, that, as of such date and on the basis of and subject to the various assumptions, qualifications and limitations set forth in its opinion, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to NBLX and the NBLX Public Unitholders.

The full text of the written opinion of Janney dated March 4, 2021, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this information statement/prospectus and is incorporated herein by reference. The summary of the opinion of Janney set forth in this information statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The NBLX Unitholders are urged to read the opinion in its entirety. Janney’s written opinion was addressed to the Conflicts Committee (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the Exchange Ratio and did not address any other aspect of the Merger. Janney expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of NBLX or as to the underlying decision by NBLX to engage in the Merger. The issuance of Janney’s opinion was approved by the fairness opinion committee of Janney. The opinion does not constitute a recommendation to any NBLX Unitholder as to how such unitholder should vote with respect to the Merger or any other matter.

In arriving at its opinion, Janney, among other things:

•	reviewed certain publicly available information such as annual reports, quarterly reports and other filings of NBLX and Chevron with the SEC;

•	reviewed the historical financial performance, current financial position and general prospects of NBLX and Chevron;

•

reviewed certain internal financial and operating information with respect to the business, operations and general prospects of NBLX, including certain financial forecasts prepared by the management of the General Partner;

•	discussed the historical financial performance, current financial position and general prospects of NBLX and Chevron with members of the senior management team of the General Partner and Chevron;

•	reviewed the draft Merger Agreement, dated March 4, 2021, to the extent applicable to its analysis;

•	reviewed certain presentations to the Conflicts Committee from the management of the General Partner and Chevron;

•	reviewed the current and historical price ranges and trading activity of the NBLX Common Units and the Chevron Common Stock;

•	to the extent deemed relevant, analyzed information of certain selected publicly traded companies and compared NBLX and Chevron from a financial point of view to these other companies;

•

to the extent deemed relevant, analyzed information of certain other selected transactions and compared the Merger from a financial point of view to these other transactions to the extent information concerning such transactions was available;

•

discussed with the GP Board and certain members of senior management of the General Partner the strategic aspects of the Merger, including, but not limited to, past and current business operations, financial condition and prospects (including their views on the risks and uncertainties of achieving their forecasts); and

•	performed such other analyses and examinations and considered such other information, studies, analyses and inquiries, as it deemed necessary.

In giving its opinion, Janney assumed, with the Conflicts Committee’s consent and without independent verification, that (i) the parties to the Merger Agreement will comply with all material terms of the Merger Agreement, (ii) the Merger will be consummated in accordance with the terms of the Merger Agreement without any waiver or amendment of any material term or condition thereof, (iii) the Merger will have the tax consequences described in discussions with, and materials furnished by, management of the General Partner, (iv) the Exchange Ratio will not be adjusted in accordance with the Merger Agreement or otherwise, and (v) the final executed form of the Merger Agreement will not differ in any material respect from the draft dated March 4, 2021, that Janney reviewed. Janney also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material delay or adverse effect on NBLX or the Merger.

Janney relied upon, and assumed, the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Janney by the General Partner and its representatives or that was otherwise reviewed by Janney. Janney further relied on the assurances of management of the General Partner that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Janney was not asked to and did not undertake any independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. For purposes of its opinion, Janney was not requested to, and did not, make an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of NBLX or any of its affiliates or subsidiaries and was not furnished with any such evaluation or appraisal. Janney did not make any physical inspection of the properties or assets of NBLX. With respect to the financial forecasts prepared by the management of the General Partner, such management confirmed that the financial forecasts have been prepared in good faith and reflect the best currently available estimates and judgments of such management of the future financial performance of NBLX. Janney assumed such financial projections will be achieved and expressed no opinion or view as to such financial projections or the assumptions on which they are based or whether if the Merger is not consummated that performance of NBLX would be consistent with such forecasts. Janney assumed in all respects material to its analysis that all of the representations and warranties contained in the Merger Agreement and all related agreements were true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent to the Merger Agreement are not waived, and that the Merger will be consummated in a timely manner in accordance with the terms described in the Merger Agreement in the form provided to Janney without any amendments or modifications thereto.

Janney’s opinion was rendered on the basis of market, economic and other conditions prevailing as of the date of such opinion and on the conditions and prospects, financial and otherwise, of NBLX and Chevron, as they existed and were known to Janney on such date, and Janney assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date thereof. Janney’s opinion was furnished solely for the use and benefit of the Conflicts Committee in connection with its consideration of the Merger, and does not constitute a recommendation as to the advisability of the Merger. Janney’s opinion was directed only to the fairness, from a financial point of view, to NBLX and the NBLX Public Unitholders, of the Exchange Ratio set forth in the Merger Agreement, and does not address the fairness of the Merger to, or any consideration received in connection therewith by, or the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of NBLX, or class of such persons, whether relative to the Exchange Ratio or otherwise. Janney did not express any opinion as to the impact of the Merger on the solvency or viability of NBLX, any of the other parties to the Merger Agreement or their ability to pay their debts when they become due.

Janney’s opinion does not address, among other things, (i) the relative merits of the Merger as compared to other business strategies or transactions that might be available to NBLX, (ii) the underlying business decision of NBLX or any other party to proceed with or effect the Merger or (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Exchange Ratio to the extent expressly specified in the opinion). Such opinion and underlying financial analyses should not be viewed as determinative of the views of the Conflicts Committee or management with respect to the Merger or the Exchange Ratio. Such opinion and analysis were only one of the many factors considered by the Conflicts Committee in its evaluation of the Merger.

Overview of Analyses

The following is a brief summary of the material analyses performed by Janney in connection with the rendering of its opinion dated March 4, 2021:

•	Premiums paid analysis;

•	Public comparables analysis;

•	Precedent transactions analysis; and

•	Discounted cash flows analysis.

This summary does not purport to be a complete description of the analyses performed by Janney. Certain of the summaries of the financial analyses include information presented in tabular format, which must be read together with the full text of each summary to understand such analyses. The order of the analyses described and the results of these analyses do not represent the relative importance or weight given to these analyses by Janney. Accordingly, Janney’s analysis must be considered as a whole. Considering any portion of the various analyses and factors reviewed, without bearing in mind all analyses, could create a misleading or incomplete view of the process underlying Janney’s opinion.

Premiums Paid Analysis

Using publicly available information, Janney analyzed the premiums and discounts paid in certain midstream-parent buy-in transactions identified in the table below and having characteristics similar to the Merger and occurring since 2016.

Announcement Date	Parent	Master Limited Partnership
December 2020	TC Energy Corporation	TC Pipelines, LP
July 2020	CNX Resources Corporation	CNX Midstream Partners LP
October 2018	Valero Energy Corporation	Valero Energy Partners LP
September 2018	Dominion Energy, Inc.	Dominion Energy Midstream Partners, LP
June 2018	Loews Corporation	Boardwalk Pipeline Partners, LP
May 2018	Cheniere Energy, Inc.	Cheniere Energy Partners, L.P.
May 2018	Enbridge Inc.	Enbridge Energy Partners, L.P.
May 2018	Enbridge Inc.	Spectra Energy Partners, LP
May 2018	The Williams Companies, Inc.	Williams Partners L.P.
May 2017	Energy Transfer Partners, L.P.	PennTex Midstream Partners, LP
April 2017	World Point Terminals, Inc.	World Point Terminals, LP
March 2017	VTTI B.V.	VTTI Energy Partners LP
January 2017	Enbridge Inc.	Midcoast Energy Partners, L.P.
September 2016	TransCanada Corporation	Columbia Pipeline Partners LP
May 2016	SemGroup Corporation	Rose Rock Midstream, L.P.

None of the selected transactions or selected companies or partnerships that were involved in the selected transactions was identical or directly comparable to NBLX, Chevron or the Merger. An analysis of the results, therefore, requires complex considerations and judgments regarding the financial and operating characteristics of NBLX and Chevron and the companies or partnerships involved in the selected precedent transactions, as well as other factors that could affect premiums and discounts paid. The table below summarizes the mean and median premiums paid in such transactions at one-day, ten-day, 30-day and 60-day volume-weighted average prices (“VWAP”) based on business days, excluding holidays.

	Mean	Median
One-day	8%	7%
Ten-day	11%	10%
30-day	12%	9%
60-day	13%	12%

Janney also observed a recent third-party gathering and processing (“G&P”) transaction between Energy Transfer LP and Enable Midstream Partners, LP that was announced February 17, 2021, where the exchange ratio represented an at-the-market transaction based on the two partnerships’ ten-day VWAPs.

Janney reviewed the relevant merger premiums and derived a range of premiums to NBLX’s one-day, ten-day, 30-day and 60-day VWAPs as of February 4, 2021, the last trading day prior to the announcement of Chevron’s offer to acquire NBLX, of 0.0% – 15.0%. Janney determined an implied equity value per NBLX Common Unit range of $10.64 – $14.34.

Janney compared such prices to the closing per share price and ten-day VWAP of Chevron Common Stock as of March 4, 2021, the last trading date before delivery of Janney’s opinion. The analysis indicated a range of implied Exchange Ratios of 0.1018x – 0.1409x.

Public Comparables Analysis

Using publicly available information, Janney compared selected financial data of NBLX with similar data for selected publicly traded companies engaged in businesses that Janney judged to be analogous to NBLX. None of the selected companies reviewed is identical or directly comparable to NBLX. However, these companies and partnerships were selected, among other reasons, because they are publicly traded companies and partnerships with operations and businesses that, for purposes of Janney’s analysis, may be considered sufficiently similar in certain respects to NBLX. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies and partnerships involved and other factors that could affect the companies and partnerships differently than they would affect NBLX. The companies and partnerships selected by Janney were:

•	Altus Midstream Company;

•	Antero Midstream Corporation;

•	Hess Midstream LP;

•	Oasis Midstream Partners LP;

•	Rattler Midstream LP; and

•	Western Midstream Partners, LP.

Using publicly available information as of March 4, 2021, Janney calculated and compared, for each selected company and partnership listed above, various financial multiples and ratios. For each of the following analyses performed by Janney, estimated financial data for the selected companies and partnerships is based on information obtained from company and partnership filings, S&P Capital IQ and Wall Street research. The information Janney calculated for each of the selected companies and partnerships included:

•

Multiple of enterprise value to estimated adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, less incentive distribution rights payments to the sponsor, if applicable) for the fiscal years ending December 31, 2021 (which we refer to as “FYE 2021”) and December 31, 2022 (which we refer to as “FYE 2022”);

•	Current yield;

•	Discounted cash flow coverage for FYE 2021; and

•	Multiple of net debt to adjusted EBITDA for FYE 2021.

The resulting mean and median trading multiples and ratios of NBLX selected comparable companies and partnerships are set forth below:

	Mean	Median
EV / Adjusted EBITDA (2021E)	8.8x	8.7x
EV / Adjusted EBITDA (2022E)	8.5x	8.5x
Current Yield	8.7%	8.7%
2021E DCF Coverage	1.90x	1.85x
Net Debt / 2021E EBITDA	2.8x	2.7x

Janney did not rely solely on the quantitative results of the selected public company analysis, but also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of NBLX and the selected companies and partnerships that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing growth prospects, asset profiles and capital structures between NBLX and the companies and partnerships included in the selected public company analysis. Based upon these judgments, Janney selected multiple reference ranges for NBLX of 8.00x – 9.50x and 7.75x – 9.25x for enterprise value to estimated FYE 2021 and FYE 2022 adjusted EBITDA, respectively.

After applying such ranges to the appropriate metrics for NBLX based on both the lower case and the upper case contained in the GP-Prepared Projections and relative to the closing per share price and ten-day VWAP of Chevron Common Stock as of March 4, 2021, the last trading date before delivery of Janney’s opinion, the analysis indicated a range of implied Exchange Ratios of 0.1001x – 0.1568x for the lower case and 0.1385x – 0.2039x for the upper case.

Precedent Transactions Analysis

Using publicly available information, Janney examined selected transactions with respect to corporate midstream transactions in the energy G&P sector. None of the selected transactions or selected companies or partnerships that were involved in the selected transactions were identical or directly comparable to NBLX, Chevron or the Merger. An analysis of the results, therefore, requires complex considerations and judgments regarding the financial and operating characteristics of NBLX and Chevron and the companies or partnerships involved in the selected precedent transactions.

Using publicly available information, Janney calculated, for each of the selected transactions listed below, the enterprise value as a multiple of EBITDA over the next twelve months (“NTM EBITDA”). Janney reviewed the following corporate midstream transactions in the G&P sector:

Announcement Date	Buyer	Seller
February 2021	Energy Transfer LP	Enable Midstream Partners, LP
July 2020	CNX Resources Corporation	CNX Midstream Partners LP
February 2020	Equitrans Midstream Corporation	EQM Midstream Partners, LP
March 2019	ArcLight Energy Partners Fund V, L.P.	American Midstream Partners, LP

Announcement Date	Buyer	Seller
November 2018	Western Gas Equity Partners, LP	Western Gas Partners, LP
October 2018	EnLink Midstream, LLC	EnLink Midstream Partners, LP
October 2018	Antero Midstream GP LP	Antero Midstream Partners LP
August 2018	Energy Transfer Equity, L.P.	Energy Transfer Partners, L.P.
May 2018	Enbridge Inc.	Enbridge Energy Partners, L.P.
May 2018	The Williams Companies, Inc.	Williams Partners L.P.
April 2018	EQM Midstream Partners, LP	Rice Midstream Partners LP

Based on the results of this analysis and other factors which Janney considered appropriate based on its experience and professional judgment, Janney selected a multiple reference range for enterprise value to NTM EBITDA of 7.50x – 10.00x to apply to both the upper case and the lower case.

After applying this range to the appropriate metrics for NBLX based on both the lower case and the upper case and relative to the closing per share price and ten-day VWAP of Chevron Common Stock as of March 4, 2021, the last trading date before delivery of Janney’s opinion, this analysis indicated a range of implied Exchange Ratios of 0.0757x – 0.1641x in the lower case and 0.1018x – 0.1998x in the upper case.

Discounted Cash Flow Analysis

Janney conducted a discounted cash flow analysis for the purpose of determining an implied Exchange Ratio based on the upper case and lower case contained in the GP-Prepared Projections provided to Janney by management. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” For purposes of the discounted cash flow analysis, the “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of an asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account economic assumptions, estimates of risk and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

Janney calculated the present value, as of June 30, 2021, of (i) the unlevered free cash flows that NBLX was forecasted to generate during the second half of 2021 and the years ending December 31, 2022 through 2025 based upon each of the lower case and the upper case, and (ii) an implied terminal enterprise value.

Using an estimated weighted average cost of capital ranging from 9.0% – 13.5% for the lower case and 9.0% – 18.0% for the upper case, Janney discounted: (i) NBLX’s estimated unlevered free cash flow and (ii) a range of illustrative terminal values derived from the use of terminal EBITDA multiples ranging from 7.5x – 9.0x. Janney derived such weighted average cost of capital by application of both the capital asset pricing model and professional experience, and such terminal EBITDA multiple range using its professional judgment, taking into account, among other things, an analysis of NBLX and NBLX’s public comparables and precedent transactions. Janney then subtracted NBLX’s net debt and the book value of preferred equity of a subsidiary of NBLX to arrive at an implied equity value for NBLX. Janney then divided the implied equity value for NBLX by the NBLX Common Units outstanding. The analysis resulted in a range of implied equity values per NBLX Common Unit for each of the lower case and the upper case.

Relative to the closing per share price and ten-day VWAP of Chevron Common Stock as of March 4, 2021, the last trading date before delivery of Janney’s opinion, the discounted cash flow analysis indicated a range of implied Exchange Ratios of 0.0808x – 0.1760x in the lower case and 0.1233x – 0.3051x in the upper case.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses performed by Janney. In connection with the review of the Merger by the Conflicts Committee, Janney performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Janney believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create a misleading or incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, Janney considered the results of all analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Janney did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Janney made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all analyses and did not assign any particular weighting to any individual analysis. The order of the analyses described and the results of these analyses do not represent the relative importance or weight given to these analyses by Janney.

Janney prepared these analyses for purpose of providing an opinion to the Conflicts Committee that, as of the date of the opinion and on the basis of and subject to the various assumptions, qualifications and limitations set forth in Janney’s opinion, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to NBLX and the NBLX Public Unitholders. These analyses do not purport to be appraisals or necessarily to reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Janney’s analyses are inherently subject to substantial uncertainty, and Janney assumes no responsibility if future results are materially different from those forecasted in such estimates. The Exchange Ratio was determined through arm’s length negotiations and was approved by the Conflicts Committee and by the GP Board.

For services rendered in connection with the Merger and the delivery of Janney’s opinion, NBLX has agreed to pay Janney (i) an advisory fee of $1 million, $500,000 of which was payable upon substantial completion of the due diligence and financial analysis necessary for providing advisory services and $500,000 of which was payable upon completion of the Merger; and (ii) an opinion fee of $1.5 million upon delivery of the opinion to the Conflicts Committee, which was not contingent on the conclusions reached in such opinion. In addition, NBLX agreed to reimburse Janney for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify Janney against certain liabilities arising out of its engagement. During the two years preceding the date of Janney’s opinion, Janney did not have a material relationship with NBLX. In the ordinary course of Janney business, Janney and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of NBLX or Chevron for their own accounts or for the accounts of customers and, accordingly, Janney may at any time hold long or short positions in such securities or other financial instruments.

Interests of Certain Persons in the Merger

NBLX Limited Partners should be aware that NBLX is controlled by Chevron through its indirect ownership of the General Partner. The General Partner owns all of the outstanding general partner interests in NBLX. As a result, Chevron controls who is appointed to the GP Board and thereby could be seen as controlling all of NBLX’s decisions, other than those involving certain conflicts of interest with Chevron or that require an affirmative vote of the NBLX Limited Partners pursuant to the Partnership Agreement. In addition, as of March 4, 2021, Chevron beneficially owned 56,447,616 NBLX Common Units, which represents approximately 62.4% of the outstanding NBLX Common Units.

Existing Relationships of Chevron Officers with NBLX

Certain persons associated with Chevron (or one of its subsidiaries) have a relationship with NBLX. Chevron controls the General Partner through its ownership of NBL. NBL, as the sole member of the General Partner, is entitled under the limited liability company agreement of the General Partner to appoint all of the directors of the General Partner. Accordingly, NBL has appointed to the GP Board, and has the ability to remove from the GP Board, each of the directors of the General Partner, including, subject to the terms of the Merger Agreement restricting the removal of the Conflicts Committee members during the pendency of the Merger Agreement, each of the members of the Conflicts Committee.

In addition, certain of the directors and executive officers of the General Partner also serve as directors and/or officers of Chevron (or one of its subsidiaries).

Name	Position at Chevron (or one of its subsidiaries)	Position at the General Partner

Colin E. Parfitt	Vice President of Midstream	Chairman of the Board of Directors

Andrei F. B. Behdjet	Vice President and General Counsel of Downstream & Chemicals and Midstream	Member of the Board of Directors

Stephen W. Green	President of Chevron North America Exploration and Production Company	Member of the Board of Directors

Alana Knowles	Vice President of Finance, Downstream & Chemicals and Midstream	Member of the Board of Directors

The table below sets forth, as of March 15, 2021, the beneficial ownership of Chevron Common Stock and NBLX Common Units held by: (1) any person known by Chevron and NBLX to be the beneficial owner of more than 5% of the outstanding shares of Chevron Common Stock or NBLX Public Common Units; (2) the directors and named executive officers of Chevron, individually, and the directors and executive officers as a group; and (3) the directors and named executive officers of the General Partner, individually, and the directors and executive officers as a group.

The amounts and percentage of units or shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Except as indicated by footnote, the persons named in the tables below have sole voting and investment power with respect to all shares of Chevron Common Stock and NBLX Common Units shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner	Shares of Chevron Common Stock Beneficially Owned and Stock Units(1)(2)		Percent of Class	NBLX Common Units Beneficially Owned(1)(3)		Percent of Class
Five Percent Holders of Chevron or General Partner:
BlackRock, Inc.(4)	126,822,239		6.60%	—		—
State Street Corporation(5)	127,943,370		6.65%	—		—
The Vanguard Group(6)	157,790,935		8.20%	—		—
Directors and Named Executive Officers of Chevron:
Wanda M. Austin(7)	21,349		*	—		—
Pierre R. Breber(8)	723,189		*	—		—
John B. Frank(9)	19,996		*	—		—
Alice P. Gast(10)	19,966		*	—		—
Joseph C. Geagea(11)	796,295		*	—		—
Enrique Hernandez, Jr.(12)	123,608		*	—		—
Marillyn A. Hewson(13)	4,369		*	—		—
Jon M. Huntsman Jr.(14)	2,100		*	—		—
James W. Johnson(15)	983,900		*	—		—
Charles W. Moorman IV(16)	68,819		*	—		—
Dambisa F. Moyo(17)	10,081		*	—		—
Mark A. Nelson(18)	301,141		*	—		—
Debra Reed-Klages(19)	11,015		*	—		—
Ronald D. Sugar(20)	69,446		*	—		—
D. James Umpleby III(21)	6,984		*	—		—
Michael K. Wirth(22)	1,252,772		*	—		—
All directors and executive officers of Chevron as a group (19 persons)	5,519,908	(23)	*	—		—
Directors and Named Executive Officers of the General Partner:
Andrei F.B. Behdjet(24)	131,633		*	—		—
Aaron G. Carlson	7,602	(25)	*	5,044		*
Thomas W. Christensen	1,201	(26)	*	20,157		*
Robin H. Fielder	500		*	10,254		*
Steve W. Green	405,474	(27)	*	—		—
Alana K. Knowles	63,768	(28)	*	—		—
Colin E. Parfitt	227,894	(29)	*	—		—
Martin Salinas, Jr.	—		—	37,250		*
Hallie A. Vanderhider	2,334		*	28,500		*
Andrew E. Viens	—		—	27,967		*
All directors and executive officers of the General Partner as a group (11 persons)	842,257	(30)	*	137,294	(31)	*
*	Represents less than 1 percent.
(1)	As of March 15, 2021, there were 1,927,949,021 shares of Chevron Common Stock outstanding and 90,362,378 NBLX Common Units outstanding.
(2)

Any stock units reported in this column do not carry voting rights and may not be sold. They do, however, represent the equivalent of economic ownership of Chevron Common Stock, since the value of each unit is measured by the price of Chevron Common Stock. For Chevron non-employee Directors, these are stock units (awarded prior to 2007) and Restricted Stock Units (“RSUs”) awarded under the Non-Employee Directors’ Equity Compensation and Deferral Plan, as well as stock units representing deferral of the annual cash retainer that may ultimately be paid in shares of Chevron Common Stock. For Chevron executive officers, these include stock units deferred under the Deferred Compensation Plan that may ultimately be paid in shares of Chevron Common Stock.

(3)	None of the NBLX Common Units reported in this column are pledged as security.
(4)

Based on information set forth in a Schedule 13G/A filed with the SEC on January 29, 2021, by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, BlackRock reports that it and its subsidiaries listed on Exhibit A of the Schedule 13G/A have sole voting power for 109,345,661 shares of Chevron Common Stock, sole dispositive power for 126,822,239 shares of Chevron Common Stock, and no shared voting and dispositive powers.

(5)

Based on information set forth in a Schedule 13G filed with the SEC on February 8, 2021, by State Street Corporation, State Street Financial Center, One Lincoln Street, Boston, MA 02111, State Street reports that it and its subsidiaries listed on Exhibit 1 of the Schedule 13G have no sole voting and dispositive powers, shared voting power for 116,177,620 shares of Chevron Common Stock and shared dispositive power for 127,915,455 shares of Chevron Common Stock.

(6)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2021, by The Vanguard Group—23-1945930, 100 Vanguard Blvd., Malvern, PA 19355, Vanguard reports that it and its subsidiaries listed on Appendix A of the Schedule 13G/A have sole dispositive power for 149,799,146 shares of Chevron Common Stock, shared voting power for 3,053,654 shares of Chevron Common Stock, shared dispositive power for 7,991,789 shares of Chevron Common Stock, and no sole voting power.

(7)

Includes 11,432 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021, and 2,514 stock units.

(8)

Includes 622,699 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021, and 54,338 stock units.

(9)

Includes 9,348 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021, and 7,998 stock units.

(10)	Includes 17,260 stock units.
(11)	Includes 767,999 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021.
(12)

Includes 84,291 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021, and 21,198 stock units.

(13)	Includes 1,169 stock units.
(14)	Includes 2,100 stock units.
(15)

Includes 958,833 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021, and 7,087 stock units.

(16)

Includes 22,436 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021, and 33,789 stock units.

(17)	Includes 2,514 stock units.
(18)	Includes 285,099 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021.
(19)	Includes 6,740 stock units.
(20)	Includes 66,603 stock units.
(21)	Includes 2,514 stock units.
(22)

Includes 1,212,699 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021, and 6,937 stock units.

(23)

Includes 5,009,534 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021, and 232,761 stock units for all current non-employee Directors and executive officers as a group. Also includes 4,532 shares held by The Lindsey H. Pate 2019 Irrevocable Trust for which Mr. Pate disclaims beneficial ownership. For executive officers, the amounts shown include shares held in trust under the Chevron Employee Savings Investment Plan. For non-employee Directors, the amounts shown include shares of restricted stock awarded under the Chevron Non-Employee Directors’ Equity Compensation and Deferral Plan.

(24)	Includes 131,633 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021.
(25)

Includes 3,933 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021 and 532 shares of restricted stock initially awarded under the Noble Energy, Inc. 2017 Long-Term Incentive Plan (the “2017 Plan”) and converted to comparable awards relating to Chevron Common Stock in connection with the closing of the Merger.

(26)

Includes 394 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021 and 233 shares of restricted stock initially awarded under the 2017 Plan and converted to comparable awards relating to Chevron Common Stock in connection with the closing of the Merger.

(27)	Includes 389,599 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021.
(28)	Includes 50,700 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021.
(29)	Includes 220,766 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021.
(30)

Includes 798,625 shares of Chevron Common Stock that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2021 for all current executive officers as a group. For executive officers, the amounts shown include shares held under the Noble Energy, Inc. 401(k) Plan.

(31)	For the non-employee Directors and executive officers, the amounts shown include 58,045 shares of restricted units awarded under the Noble Midstream Partners LP 2016 Long-Term Incentive Plan.

No Dissenters’ or Appraisal Rights

NBLX Public Unitholders will not have dissenters’ or appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Regulatory Matters

In connection with the Merger, Chevron and NBLX each intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE and NASDAQ, as applicable. Chevron and NBLX are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is required for the consummation of the Merger.

The Merger is not reportable under the HSR Act, and therefore, no filings with respect to the Merger were required with the FTC or the Antitrust Division of the DOJ.

Listing of the Chevron Common Stock to be Issued in the Merger; Delisting and Deregistration of the NBLX Common Units

Chevron expects to obtain approval to list the shares of Chevron Common Stock to be issued pursuant to the Merger Agreement on the NYSE, which approval is a condition to the Closing, subject to official notice of issuance. Upon completion of the Merger, the NBLX Common Units will cease to be listed on the NASDAQ and will be subsequently deregistered under the Exchange Act.

Post-Closing Status of NBLX

After the consummation of the Merger, it is expected that NBLX will remain an indirect, wholly owned subsidiary of Chevron indefinitely. There are no definite plans to reorganize or transfer NBLX or any of its assets immediately following the Closing as of the date of this information statement/prospectus.

Accounting Treatment

The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in a Parent’s Ownership Interest in a Subsidiary. As Chevron controls NBLX and will continue to control NBLX after the Merger, the change in Chevron’s ownership interest in NBLX will be accounted for as an equity transaction, and no gain or loss will be recognized in Chevron’s consolidated statement of income resulting from the Merger.

Litigation Relating to the Merger

On March 25, 2021, a purported NBLX Limited Partner filed a lawsuit, entitled Wang v. Noble Midstream Partners LP, et al., in the United States District Court for the District of Delaware against NBLX, the General Partner and the members of the GP Board. On March 29, 2021, a purported NBLX Limited Partner filed a lawsuit, entitled Flannery v. Noble Midstream Partners LP, et al., in the United States District Court for the District of Delaware against NBLX, members of the GP Board, Chevron, Holdings, Merger Sub and the General Partner. On April 5, 2021, a purported NBLX Limited Partner filed a lawsuit, entitled Boone v. Noble Midstream Partners LP, et al., in the United States District Court for the Southern District of New York against NBLX and the members of the GP Board. The plaintiffs in each lawsuit allege that the information statement/prospectus filed by Chevron with the SEC on March 22, 2021, in connection with the proposed Merger omits material information with respect to the Merger, rendering the information statement/prospectus materially incomplete and misleading in violation of Sections 14(a) and 20(a) of the Exchange Act. Each plaintiff seeks, among other things, injunctive relief until the defendants to the applicable lawsuit disclose the alleged omitted material information.

Chevron and NBLX believe that the claims asserted in the lawsuits are without merit and intend to defend against all claims asserted. Additional lawsuits arising out of or relating to the Merger Agreement and the transactions contemplated thereby may be filed in the future.

THE MERGER AGREEMENT

This section of this information statement/prospectus describes the material provisions of the Merger Agreement, but does not describe all of the terms of the Merger Agreement and may not contain all of the information about the Merger Agreement that is important to you. The following summary is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement/prospectus and incorporated by reference herein. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement, and this summary is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about Chevron, NBLX, the General Partner or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Chevron, NBLX, the General Partner or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Chevron’s or NBLX’s public disclosures incorporated by reference in this information statement/prospectus.

The Merger; Effective Time; Closing

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the Effective Time, Merger Sub will merge with and into NBLX, with NBLX continuing as the surviving entity and an indirect, wholly owned subsidiary of Chevron.

At the Effective Time, subject to any applicable withholding tax, (i) the NBLX Public Common Units outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration; and (ii) each Partnership LTIP Award, whether or not vested, will cease to relate to or represent a right with respect to an NBLX Common Unit and shall be converted into a Converted Parent Award on the same terms and conditions as were applicable to the corresponding Partnership LTIP Award (including the right to receive dividend or dividend equivalents with respect to such Converted Parent Award if the corresponding Partnership LTIP Award included distribution or distribution equivalent rights), except that the number of shares of Chevron Common Stock covered by each such Converted Parent Award shall be equal to the number of NBLX Common Units subject to the corresponding Partnership LTIP Award multiplied by the Exchange Ratio, rounded up to the nearest whole unit. The interests in NBLX owned by Chevron and its subsidiaries will remain outstanding as limited partner interests in the surviving entity. The non-economic general partner interest in NBLX held by the General Partner will continue as a non-economic general partner interest in the surviving entity, and the General Partner will continue as the sole general partner of the surviving entity.

Chevron will not issue any fractional shares of Chevron Common Stock in the Merger. Instead of receiving any fractions of a share of Chevron Common Stock, all fractions of shares of Chevron Common Stock to which an NBLX Public Unitholder would otherwise have been entitled will be aggregated and the resulting fraction will be rounded up to the nearest whole share of Chevron Common Stock.

The Effective Time will occur at such time as Chevron and NBLX cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Chevron and NBLX in writing and specified in the certificate of merger.

The closing of the Merger will take place on the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as Chevron and NBLX may agree.

Conditions to Completion of the Merger

The obligations of Chevron and NBLX to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	the Written Consent must not have been amended, modified, withdrawn, terminated or revoked;

•

no restraint is in effect enjoining, restraining, preventing or prohibiting the completion of the transactions contemplated by the Merger Agreement or making the completion of the transactions contemplated by the Merger Agreement illegal;

•

the registration statement of which this information statement/prospectus forms a part must have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC;

•

this information statement/prospectus must have been mailed to all NBLX Unitholders following the effectiveness of the registration statement, of which this information statement/prospectus forms a part, and at least 20 days prior to the Closing; and

•	the Chevron Common Stock deliverable to the NBLX Limited Partners as contemplated by the Merger Agreement must have been approved for listing on the NYSE, subject to official notice of issuance.

The obligations of Chevron, Holdings and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of NBLX and the General Partner:

o

with respect to NBLX’s and the General Partner’s organization, standing and power, the authority of NBLX and the General Partner to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, and the absence of certain changes or events, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

o

with respect to NBLX’s capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and

o	with respect to all other representations and warranties, being true and correct both when made and at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” on NBLX set forth in any individual representation or warranty), other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls and information supplied for inclusion in this information statement/prospectus does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on NBLX;

•	NBLX and the General Partner having performed in all material respects all obligations required to be performed by each under the Merger Agreement; and

•

the receipt by Chevron of an officer’s certificate signed on behalf of NBLX and the General Partner by an executive officer of the General Partner certifying that the preceding conditions have been satisfied.

The obligation of NBLX to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of Chevron, Holdings and Merger Sub:

o

with respect to Chevron’s, Holdings’ and Merger Sub’s organization, standing and corporate power, the authority of Chevron, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, that, other than the Chevron Stockholder Approval, no vote of holders of any class or series of the capital stock of Chevron is necessary to approve the issuance of Chevron Common Stock in connection with the Merger and the absence of certain changes or events, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

o

with respect to its capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and

o

with respect to all other representations and warranties, being true and correct both when made and at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” on Chevron set forth in any individual representation or warranty), other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls, information supplied for inclusion in this information statement/prospectus does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on Chevron;

•	Chevron, Holdings and Merger Sub having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•	the receipt by NBLX of an officer’s certificate signed on behalf of Chevron by an executive officer of Chevron certifying that the preceding conditions have been satisfied.

For purposes of the Merger Agreement, the term “material adverse effect” means, when used with respect to a person, any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liquidity, condition (financial or otherwise) or results of operations of such person and its subsidiaries, taken as a whole, or prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger and the Chevron Stock Issuance, on or before September 4, 2021; provided, however, that any adverse changes, conditions, circumstances, effects, events, developments, state of facts or occurrences resulting from or due to any of the following will be disregarded in determining whether there has been a material adverse effect: (i) changes, conditions, circumstances, effects, events, developments, state of facts or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in the Merger Agreement relating to noncontravention by the parties and the satisfaction of the closing conditions set forth in the Merger Agreement with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by the Merger Agreement; (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such person (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (iv) acts of war, terrorism (including domestic terrorism and cyberterrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, pandemics (including the COVID-19 pandemic, any mutation or variation of the virus underlying the COVID-19 pandemic or any health conditions related thereto), epidemics or natural disasters or other force majeure events; (v) changes in any applicable laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vi) any proceedings commenced by or involving any current or former member, partner or stockholder of such person or any of its subsidiaries arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas or other carbon-based sources of energy or power; (viii) any failure of a person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (ix) with respect to Chevron only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development, state of facts or occurrence that has a material adverse effect on NBLX and its subsidiaries; provided, however, that changes, conditions, circumstances, effects, events, developments, state of facts or occurrences referred to in clauses (i), (iv), (v) and (vii) above will be considered for purposes of determining whether there has been or would reasonably be expected to be a material adverse effect if and to the extent such changes, conditions, circumstances, effects, events, developments, state of facts or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such person and its subsidiaries operate.

For purposes of the Merger Agreement, except where expressly provided otherwise, NBLX and its subsidiaries are not considered subsidiaries of Chevron, NBL or affiliates of Chevron, NBL or any of their subsidiaries (including the General Partner and Merger Sub).

Representations and Warranties

The Merger Agreement contains representations and warranties by Chevron, Holdings and Merger Sub, on the one hand, and NBLX and the General Partner, on the other hand.

These representations and warranties have been made solely for the benefit of the parties to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this information statement/prospectus and in the documents incorporated by reference into this information statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by Chevron, Holdings and Merger Sub relate to, among other things:

•	organization, standing and similar organizational matters;

•	capital structure;

•

due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	documents filed with the SEC;

•	no undisclosed liabilities or obligations;

•	maintenance of a system of internal controls;

•	absence of changes or events since December 31, 2020;

•	legal proceedings;

•	compliance with applicable laws;

•	information supplied in connection with this information statement/prospectus and the registration statement of which it is a part;

•	brokers and other advisors;

•	the Investment Company Act of 1940, as amended; and

•	no other representations and warranties.

Additionally, Chevron, Holdings and Merger Sub made representations and warranties to NBLX and the General Partner related to their ownership of NBLX Common Units.

The representations and warranties made by NBLX and the General Partner relate to, among other things:

•	organization, standing and similar organizational matters;

•	capital structure;

•

due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	documents filed with the SEC;

•	no undisclosed liabilities or obligations;

•	maintenance of a system of internal controls;

•	absence of changes or events since December 31, 2020;

•	legal proceedings;

•	compliance with applicable laws and the possession of certain permits;

•	environmental matters;

•	information supplied in connection with this information statement/prospectus and the registration statement of which it is a part;

•	benefit plans and other employee matters;

•	real property;

•	regulatory matters;

•	opinions of financial advisors;

•	brokers and other advisors;

•	insurance;

•	the Investment Company Act of 1940, as amended; and

•	no other representations and warranties.

Conduct of Business Prior to Closing

Under the Merger Agreement, Chevron, on the one hand, and each of NBLX and the General Partner, on the other hand, has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, unless the other party gives its prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed).

Subject to certain exceptions, unless Chevron consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), each of NBLX and the General Partner have agreed, and will cause each of their respective subsidiaries, to (i) conduct its business in the ordinary course of business consistent with past practice; provided, that it will not prohibit NBLX and its subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting or arising from the COVID-19 pandemic or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to NBLX to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and all material insurance policies maintained by NBLX and its subsidiaries, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of NBLX material contracts.

Subject to certain exceptions, unless Chevron consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), NBLX and the General Partner, will not, and will not permit their respective subsidiaries to:

•

amend the organizational documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•

declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of any NBLX Common Units, other than regular quarterly cash distributions on the NBLX Common Units not to exceed $0.1875 per NBLX Common Unit;

•

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of NBLX or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests other than issuances of NBLX Common Units upon vesting or settlement of Partnership LTIP Awards that are outstanding on the date of the Merger Agreement or otherwise granted in compliance with the Merger Agreement;

•

make any capital expenditure or capital expenditures (which include, any investments by contribution to capital, property transfers, purchase of securities or otherwise), except as set forth in NBLX’s budgeted capital expenditure plan as of the date of the Merger Agreement or as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

•	make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation,

partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other person, other than immaterial acquisitions or dispositions in the ordinary course of business;

•

make any loans or advances to any person (other than (x) loans or advances to its employees in the ordinary course of business consistent with past practice, (y) loans and advances to NBLX or any of its subsidiaries and (z) trade credit granted in the ordinary course of business consistent with past practice);

•

incur, refinance or assume, or prepay or repurchase, any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of NBLX or any of its subsidiaries, other than (w) borrowings under NBLX’s revolving credit facility, (x) borrowings from NBLX or any of its subsidiaries by NBLX or any of its subsidiaries, (y) repayments of borrowings from NBLX or any of its subsidiaries by NBLX or any of its subsidiaries and guarantees by NBLX or any of its subsidiaries of indebtedness of NBLX or any of its subsidiaries and (z) repayments or repurchases required pursuant to the terms of such indebtedness for borrowed money or debt securities;

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any such entity’s capital stock or other equity interests;

•	adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

•

waive, release, assign, settle or compromise any proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to have a material adverse effect on NBLX;

•

(t) change its fiscal year or any material method of tax accounting, (u) make, change or revoke any material tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (v) settle or compromise any liability for taxes or any audit, examination or other legal proceeding in respect of a material amount of taxes, (w) file any material amended tax return, (x) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material tax, (y) surrender any right to claim a material tax refund or (z) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

•

engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of NBLX for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

•

except as required by applicable law or the terms of any benefit plan of NBLX existing and in effect on the date of the Merger Agreement or as contemplated by the Merger Agreement, (w) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any material benefit plan of NBLX (or any plan or arrangement that would be a material benefit plan of NBLX if in effect as of the date of the Merger Agreement), (x) materially increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the General Partner, NBLX or any of their respective subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (y) accelerate any material rights or benefits under any benefit plan of NBLX or (z) grant or amend any Partnership LTIP Awards or other equity awards, except in the ordinary course of business; or

•

agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the Merger or the other transactions contemplated by the Merger Agreement.

Subject to certain exceptions, unless NBLX consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), Chevron has agreed, and will cause Holdings and Merger Sub, to (i) conduct its business in the ordinary course of business consistent with past practice; provided, that it will not prohibit Chevron from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting or arising from the COVID-19 pandemic or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Chevron to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and all material insurance policies maintained by Chevron, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of all Chevron material contracts.

Subject to certain exceptions, unless NBLX consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), Chevron will not, and will not permit Holdings or Merger Sub to:

•

amend Chevron’s organizational documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the Merger or the other transactions contemplated by the Merger Agreement or (b) adversely affect the terms of the Chevron Common Stock in any material respect;

•	merge, consolidate or enter into any other business combination transaction or agreement with any person in which such other person is the surviving entity;

•	adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring of Chevron or a plan or agreement of reorganization of Chevron under any bankruptcy or similar law;

•	agree, in writing or otherwise, to take any of the foregoing actions.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of Chevron, Holdings and Merger Sub, on the one hand, and NBLX and the General Partner, on the other hand, will cooperate with the other and use and cause their respective subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing to be satisfied as promptly as practicable (and in any event no later than September 4, 2021), including, for the avoidance of doubt, in the case of Chevron and the General Partner, until the Effective Time or the termination of the Merger Agreement, retaining ownership and voting control, directly or indirectly, over all NBLX Common Units and the general partner interest in NBLX beneficially owned by Chevron, any of its subsidiaries or the General Partner, as applicable, as of the date of the Merger Agreement or acquired thereafter and to complete and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain promptly (and in any event no later than September 4, 2021) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to complete the transactions contemplated by the Merger Agreement and (iii) defend any proceedings challenging the Merger Agreement or the completion of the transactions contemplated by the Merger Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to complete the transactions contemplated by the Merger.

Dividends and Distributions

After the date of the Merger Agreement and prior to the Effective Time, each of Chevron and NBLX will coordinate with the other regarding the timing of any dividends or distributions in respect of Chevron Common Stock and NBLX Common Units and the record dates and payment dates relating thereto. It is the intention of Chevron and NBLX that NBLX Public Unitholders not receive, for any quarter, distributions both in respect of NBLX Common Units and also dividends in respect of Chevron Common Stock they receive in exchange for such NBLX Common Units in the Merger.

Conflicts Committee

Prior to the earlier of the Effective Time and the termination of the Merger Agreement, Chevron will not, and will not permit any of its subsidiaries to, take any action intended to cause the General Partner (or the sole member of the General Partner) to, without the consent of a majority of the then-existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the General Partner who is a member of the Conflicts Committee either as a director or as a member of such committee.

Access to Information

Until completion of the Merger, each of Chevron, Holdings, Merger Sub, NBLX and the General Partner has agreed to, and to cause each of its subsidiaries to, afford the other parties and their respective representatives, reasonable access during normal business hours and on certain conditions, to all of its and its subsidiaries’ respective properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other representatives, in each case for integration and operational planning related to the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

The Merger Agreement provides that from and after the Effective Time, to the fullest extent permitted under applicable laws, Chevron will, and will cause NBLX (as the surviving entity of the Merger) to, (i) indemnify and hold harmless against any reasonable cost or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened legal proceeding, and provide advancement of expenses with respect to each of the foregoing to any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of Chevron, NBLX, the General Partner, NBL or any of their respective subsidiaries (the “Indemnified Persons”) and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of NBLX and the General Partner immediately prior to the Effective Time and ensure that the organizational documents of NBLX and the General Partner or any of their respective successors or assigns, if applicable, will for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of NBLX and the General Partner than are presently set forth in such organizational documents. In addition, NBLX (as the surviving entity of the Merger), or Chevron, on behalf of NBLX, will maintain in effect for six years following the Effective Time NBLX’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to the Indemnified Persons (provided, that NBLX (as the surviving entity of the Merger), or Chevron, on behalf of NBLX, may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event will NBLX or Chevron, as applicable, be required to expend more than an amount per year equal to 300% of current annual premiums paid by NBLX for such insurance (the “Maximum Amount”). If NBLX or Chevron, in its sole discretion elects, in lieu of the applicable obligations under the Merger Agreement summarized above, NBLX or Chevron may, prior to the Effective Time, purchase a prepaid “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed six times the Maximum Amount.

Certain Tax Matters

For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the U.S. federal income tax treatment), the parties have agreed to treat the Merger as a taxable sale of the NBLX Common Units (other than those held by Chevron and its subsidiaries) to Holdings in exchange for the Merger Consideration. The parties will prepare and file all tax returns consistent with the foregoing and will not take any inconsistent position on any tax return, or during the course of any proceeding with respect to taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant governmental authority.

Withholding Taxes

Each of Chevron, Holdings, Merger Sub, NBLX (as the surviving entity of the Merger) and the exchange agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to the Merger Agreement to any person such amounts as Chevron, Holdings, Merger Sub, NBLX (as the surviving entity of the Merger) or the exchange agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case Chevron, Holdings, Merger Sub, NBLX (as the surviving entity of the Merger) or the exchange agent, as applicable, will be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate governmental authority, such amounts (including securities) will be treated for all purposes of the Merger Agreement as having been paid or issued to the person in respect of whom such deduction and withholding was made.

Adjustments to Prevent Dilution

The Merger Consideration, the Exchange Ratio and any other similar dependent item, as applicable, will be adjusted to reflect fully the effect of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of NBLX Common Units or shares of Chevron Common Stock, as applicable, that change the number of outstanding NBLX Common Units or shares of Chevron Common Stock between the date of the Merger Agreement and the Effective Time to provide the NBLX Public Unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.

NYSE Listing, Delisting and Deregistration

Chevron has agreed to use its reasonable best efforts to cause the shares of Chevron Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.

NBLX has agreed to cooperate and use its reasonable best efforts to cause the delisting of the NBLX Common Units from the NASDAQ and the deregistration of such securities under the Exchange Act as promptly as practicable following the closing of the Merger in compliance with applicable law.

Section 16 Matters

Prior to the completion of the Merger, NBLX has agreed to take all steps as may be required (to the extent permitted under applicable law) to cause any dispositions of NBLX Common Units or acquisitions of Chevron Common Stock (including derivative securities with respect to Chevron Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to NBLX, or will become subject to such reporting requirements with respect to Chevron, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Other Covenants and Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this information statement/prospectus and additional agreements relating to, among other things applicability of takeover statutes, fees and expenses, securityholder litigation and public announcements.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the closing of the Merger:

•	by the mutual written consent of Chevron and NBLX duly authorized by the Chevron Board and the Conflicts Committee, respectively; or

•	by either of Chevron or NBLX:

o

if the closing of the Merger does not occur on or before September 4, 2021; provided, that this termination right will not be available to (a) Chevron or NBLX if the inability to satisfy any condition under the Merger Agreement necessary for closing of the Merger was due to the failure of, in the case of Chevron, Chevron, Holdings or Merger Sub, or, in the case of NBLX, NBLX or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such entity prior to the closing of the Merger or (b) Chevron or NBLX if, in the case of Chevron, NBLX or the General Partner, or, in the case of NBLX, Chevron, Holdings or Merger Sub, has filed (and is then pending) an action seeking specific performance as permitted pursuant to the terms of the Merger Agreement; or

o

if any restraint by a government authority is in effect and has become final and nonappealable; provided, however, this termination right is not available to Chevron or NBLX if such restraint was due to the failure of, in the case of Chevron, Chevron, Holdings or Merger Sub, or, in the case of NBLX, NBLX or the General Partner, to perform any of its obligations under the Merger Agreement;

•	by Chevron if NBLX or the General Partner has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement, or any representations or warranties with respect to NBLX’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured by NBLX or the General Partner within 30 days following receipt of written notice from Chevron (unless Chevron, Holdings or Merger Sub is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement); or

•

by NBLX (which termination may be effected for NBLX by the Conflicts Committee without the consent, authorization or approval of the GP Board) if Chevron has breached or failed to perform any of its representations, warranties, covenants or agreements in the Merger Agreement, or any representations or warranties with respect to the authority of Chevron, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, or the absence of certain changes or events become untrue, in a way that the related condition to closing would not be satisfied, and such breach is either incurable or not cured by Chevron within 30 days following receipt of written notice from NBLX (unless NBLX or the General Partner is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement).

Effect of Termination; Termination Expenses

If the Merger Agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to any party. However, termination will not relieve any party of any liability for failure to consummate the Merger and other transactions contemplated by the Merger Agreement when required under the agreement or for intentional fraud or any “willful breach” (as defined in the Merger Agreement).

The Merger Agreement contains various amounts payable under the circumstances described below.

•

if the Merger Agreement is validly terminated by Chevron due to a material uncured breach by NBLX or the General Partner of any of its covenants or agreements, or representations or warranties with respect to NBLX’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, or the absence of certain changes or events, then NBLX will promptly pay Chevron’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Chevron and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.5 million; and

•

if the Merger Agreement is validly terminated by NBLX due to a material uncured breach by Chevron of any of its covenants or agreements, or representations or warranties with respect to the authority of Chevron, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, that, other than the Chevron Stockholder Approval, no vote of holders of any class or series of the capital stock of Chevron is necessary to approve the issuance of Chevron Common Stock in connection with the Merger or the absence of certain changes or events, then Chevron will promptly pay NBLX’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by NBLX and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $3.5 million, subject to certain limited restrictions.

Amendment or Supplement

At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the Chevron Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless such action has been approved by the Conflicts Committee; provided, further, that there will be no amendment or change to the provisions of the Merger Agreement that by applicable laws, the Partnership Agreement or stock exchange rule would require further approval by the NBLX Limited Partners.

Assignment

The Merger Agreement and any interests, rights or obligations under the Merger Agreement are not assignable, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties.

Specific Performance

The parties to the Merger Agreement have agreed that each party will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Each of the parties has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) either party has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party has further agreed that no party is required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy, and each party has irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Governing Law

The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware.

COMPARISON OF RIGHTS OF CHEVRON STOCKHOLDERS AND NBLX UNITHOLDERS

Chevron is a Delaware corporation, and NBLX is a Delaware limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of Chevron Stockholders are governed by Chevron’s Restated Certificate of Incorporation, effective as of May 30, 2008 (the “Chevron Charter”), the Amended and Restated By-Laws of Chevron, effective as of September 30, 2020 (as amended, the “Chevron Bylaws” and, together with the Chevron Charter, the “Chevron Organizational Documents”), and the Delaware General Corporation Law (“DGCL”). The rights of NBLX Unitholders are governed by the Second Amended and Restated Agreement of Limited Partnership, effective as of November 14, 2019 (the “Partnership Agreement”) and the Delaware Revised Uniform Limited Partner Act (the “DRULPA”). If the Merger is completed, the rights of NBLX Unitholders as Chevron Stockholders following the conversion of the NBLX Public Common Units to Chevron Common Stock will be governed by the Chevron Organizational Documents and the DGCL. There are many differences between the rights of NBLX Unitholders and Chevron Stockholders. Some of these, such as distribution/dividend rights and voting rights, are significant. The following description summarizes the material differences between the rights of Chevron Stockholders and NBLX Unitholders but does not purport to be a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. NBLX Unitholders should carefully read the relevant provisions of the Chevron Organizational Documents, and the Partnership Agreement. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.” This summary is qualified in its entirety by reference to the DGCL, the DRULPA, the Chevron Organizational Documents and the Partnership Agreement. Capitalized terms used herein and not otherwise defined herein are used as defined in the Chevron Organizational Documents and the Partnership Agreement, as applicable.

Purpose and Term of Existence

Chevron	NBLX

Chevron’s stated purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.	NBLX’s stated purposes under the Partnership Agreement are to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the DRULPA and, in connection therewith, to exercise all of the rights and powers conferred upon NBLX pursuant to the agreements relating to such business activity and (b) do anything necessary or appropriate in furtherance of the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause NBLX to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause NBLX to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by NBLX of any

Chevron	NBLX

business and may decline to do so free of any fiduciary duty or obligation whatsoever to NBLX or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by the Partnership Agreement, any Group Member Agreement, any other agreement contemplated by the Partnership Agreement or under the DRULPA or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve the conduct by NBLX of any business shall be permitted to do so in its sole and absolute discretion.

Authorized and Issued Capital

Chevron	NBLX

Chevron’s authorized capital stock consists of:

•  6,000,000,000 shares of Chevron Common Stock, $0.75 par value per share, 1,928,059,179 shares of which were issued and outstanding as of April 5, 2021; and

•  100,000,000 shares of preferred stock, $1.00 par value per share, of which 5,000,000 have been designated as Series A Participating Preferred Stock, with rights and preferences specified by the Chevron Charter, Chevron Bylaws or Chevron Board, none of which were outstanding as of the date of this information statement/prospectus.

The Partnership Agreement authorizes NBLX to issue additional Partnership Interests (which may be senior to existing classes and series of Partnership Interests) for any purpose at any time and from time to time for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners. No fractional Units shall be issued by NBLX.

As of April 5, 2021, NBLX had outstanding 90,362,206 NBLX Common Units. As of April 5, 2021, Chevron owned 56,447,616 NBLX Common Units, representing approximately 62.4% of the outstanding NBLX Common Units. Chevron also indirectly owns 100% of the membership interests of the General Partner, which owns the non-economic General Partner Interest of NBLX.

The Limited Partner Interests in NBLX owned by Chevron and its subsidiaries immediately prior to the Effective Time will remain outstanding as Limited Partner Interests in the surviving entity. The non-economic general partner interest in NBLX held by the General Partner will remain outstanding as a non-economic General Partner Interest in the surviving entity, and the General Partner will continue as the sole general partner of the surviving entity.

Chevron Dividends; NBLX Distributions

Chevron	NBLX

Chevron Stockholders share equally in any dividend declared by the Chevron Board. If any preferred stock were outstanding, dividends on Chevron Common Stock would be subject to the rights of the holders of that preferred stock.

Chevron Stockholders are entitled to receive dividends when, as, and if declared by the Chevron Board, out of funds legally available for their payment subject to the rights of holders of any outstanding preferred stock.

The declaration and payment of dividends by Chevron is subject to the discretion of the Chevron Board and is determined quarterly, and no assurance can be given that Chevron will pay dividends in the future.

Distributions of Available Cash. Within 45 days after the end of each quarter, NBLX will distribute all of its Available Cash to its unitholders of record on the applicable record date. Available Cash is defined in the Partnership Agreement and generally means, for any quarter ending prior to liquidation:

•  The sum of:

•  all cash and cash equivalents of the Partnership Group (or NBLX’s proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) on hand at the end of such quarter;

•  and, if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or NBLX’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such quarter resulting from Working Capital Borrowings made subsequent to the end of such quarter;

•  less, the amount of any cash reserves established by the General Partner (or NBLX’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

•  provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such quarter;

•  comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

•  provide funds for distributions to unitholders for any one or more of the next four quarters;

Chevron	NBLX

provided, however, that the General Partner may not establish cash reserves to provide funds for distributions if the effect of such reserves would be that NBLX is unable to distribute $0.375 (subject to proportionate adjustments in the event of any distribution combinations or subdivisions (whether effected by a distribution payable in Units or otherwise)) on all Common Units; provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such quarter if the General Partner so determines.

Distributions of Cash Upon Liquidation. If NBLX dissolves in accordance with the Partnership Agreement, all cash received during or after the quarter in which the liquidation occurs will be applied and distributed solely in accordance with, and subject to the terms and conditions of the liquidation procedures set forth in the Partnership Agreement.

NBLX will first apply the proceeds of liquidation to the payment of its creditors. NBLX will distribute any remaining proceeds to the unitholders and the General Partner in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as adjusted to reflect any gain or loss upon the sale or other disposition of NBLX’s assets in liquidation.

The manner of the adjustment for gain is set forth in the Partnership Agreement.

Merger, Consolidation and Certain Other Transactions; Business Combination Statutes

Chevron	NBLX

Subject to limited exceptions, under the DGCL, the consummation of a merger or consolidation requires the board of directors of a corporation that is a constituent corporation in the merger or consolidation to approve and declare advisable the agreement of merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the outstanding stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement.	Merger or consolidation of NBLX requires the prior consent of the General Partner. The General Partner must also approve the Merger Agreement or the Plan of Conversion, which must include certain information as set forth in the Partnership Agreement. Subject to certain exceptions set forth in the Partnership Agreement and described below, once approved by the General Partner, the General Partner shall direct that the Merger Agreement or Plan of Conversion be submitted to a vote of the

Chevron	NBLX

Chevron is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with a stockholder who owns 15% or more of the corporation’s voting stock (an interested stockholder) for three years following the time that such stockholder becomes an interested stockholder, unless (i) prior to the time such stockholder became an interested stockholder, the corporation’s board of directors approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owns at least 85% of the corporation’s outstanding voting stock at the time the transaction is commenced (subject to certain exclusions), and (iii) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote (but not written consent) of at least 66 2/3% of the corporation’s outstanding voting stock not owned by the interested stockholder.

Limited Partners, and the Merger Agreement or Plan of Conversion will be approved upon receipt of the affirmative vote or written consent of the holders of a majority of the outstanding NBLX Common Units, voting as a single class (a “Unit Majority”) unless the Merger Agreement or Plan of Conversion effects an amendment to any provisions of the Partnership Agreement that, if contained in an amendment to the Partnership Agreement, would require for its approval the vote or consent of a greater percentage of the outstanding NBLX Common Units or of any class of Limited Partners, in which case such greater percentage shall be required for approval of the Merger Agreement or Plan of Conversion.

The General Partner may consummate any merger or consolidation without the prior approval of a Unit Majority if (i) the General Partner has received an opinion of counsel that the merger or consolidation, as the case may be, would not result in the loss of limited liability of any Limited Partner or cause NBLX to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes, (ii) the merger or consolidation would not result in an amendment to the Partnership Agreement that could not otherwise be adopted solely by the General Partner, (iii) NBLX is the surviving entity, (iv) each Unit Outstanding immediately prior to the effective date of the merger or consolidation will be identical following the merger or consolidation and (v) the number of Partnership Interests to be issued by NBLX in such merger or consolidation does not exceed 20% of Partnership Interests immediately prior to the effective date of such merger or consolidation.

In addition, if certain conditions in the Partnership Agreement are satisfied, the General Partner may convert NBLX or any Group Member into a new limited liability entity, to merge NBLX or any Group Member into, or convey all of NBLX’s assets to, a newly formed limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from NBLX or other Group Member if (i) the General Partner has received an opinion of counsel regarding limited liability and tax matters, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of NBLX into another

Chevron	NBLX

limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as contained in the Partnership Agreement.

Management by Board of Directors / General Partner

Chevron	NBLX

In accordance with the DGCL, Chevron’s business and affairs are managed by or under the direction of the Chevron Board.

The Chevron Bylaws require that the number of directors on the Chevron Board be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the directors then in office. As of the date of this information statement/prospectus, the Chevron Board consists of twelve directors.

The General Partner conducts, directs, and manages all activities of NBLX. The General Partner has a board of directors consisting of at least three but not more than twelve directors that are elected or approved by NBL, the sole member of the General Partner. Except as expressly provided in the Partnership Agreement, all management powers over the business and affairs of NBLX are exclusively vested in the General Partner, and no Limited Partner has any management power over the business and affairs of NBLX. The General Partner has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct NBLX’s business.

Nomination and Election of Directors / General Partner

Chevron	NBLX

Nominations of persons for election to the Chevron Board may be made at an annual meeting of stockholders (a) pursuant to, and in accordance with, Chevron’s notice of meeting (or any supplement thereto) (b) by the Chevron Board, (c) by any Chevron Stockholder who is a stockholder of record at the time of the giving of notice provided for in the Chevron Bylaws, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in the Chevron Bylaws or (d) by an eligible stockholder and/or a nominating stockholder pursuant to the proxy access provision in the Chevron Bylaws. See “—Stockholder Proposals and Director Nominations.”

Under the Chevron Bylaws, nominations of individuals for election to the Chevron Board may also be made at a special meeting of stockholders at which Directors are to be elected pursuant to Chevron’s notice of meeting (a) by or at the direction of the Chevron Board or any authorized committee thereof, (b) provided that one or more Directors shall be elected at such meeting, by any

NBLX Unitholders have no right to elect the General Partner unless the general partner has been removed or withdrawn, as described below, and have no right to elect the directors of the General Partner. Directors are appointed by NBL, the sole member of the General Partner.

Chevron	NBLX

stockholder of record at the time of giving of notice of such special meeting and at the time of the special meeting who is entitled to vote at the meeting and complies with the procedures set forth in the Chevron Bylaws as to such nomination, or (c) in the case of a stockholder-requested special meeting, by any stockholder pursuant to the Chevron Bylaws. See “—Stockholder Proposals and Director Nominations.”

Under the Chevron Bylaws, a nominee for Director shall be elected to the Chevron Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election, excluding abstentions; provided, however, that Directors shall be elected by a plurality of the votes cast at any meeting of the stockholders for which the number of nominees exceeds the number of Directors to be elected.

Removal of Directors; Withdrawal or Removal of General Partner

Chevron	NBLX

Any Director nominated for reelection who receives a greater number of votes “against” his or her election than “for” such election shall submit his or her offer of resignation to the Chevron Board. The Chevron Board Nominating and Governance Committee shall consider all of the relevant facts and circumstances, including the Director’s qualifications, the Director’s past and expected future contributions to Chevron, the overall composition of the Chevron Board and whether accepting the tendered resignation would cause Chevron to fail to meet any applicable rule or regulation (including NYSE listing requirements and federal securities laws) and recommend to the Chevron Board the action to be taken with respect to such offer of resignation.

Withdrawal of the General Partner. The General Partner will be deemed to have withdrawn from NBLX upon the occurrence of any of the following events: (1) the General Partner voluntarily withdraws as the general partner from NBLX by giving written notice to the other Partners, (2) the General Partner transfers all of its General Partner Interests, (3) the General Partner is removed for cause, and such removal is approved by the vote of the holders of at least 66 2/3% of the outstanding NBLX Common Units, voting together as a single class, including NBLX Common Units held by the General Partner and its affiliates, (4) the General Partner takes certain actions relating to the bankruptcy or the liquidation of NBLX, (5) a final and non-appealable bankruptcy order is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner or (6) if the General Partner is a limited liability company, the dissolution and commencement of winding up of the General Partner.

Removal of the General Partner. The General Partner may not be removed unless that removal is both for cause and approved by the vote of the holders of at least 66 2/3% of the outstanding NBLX Common Units, voting together as a single class, including NBLX Common Units held by the General Partner

Chevron	NBLX

and its affiliates. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by a Unit Majority.

In the event of withdrawal of the General Partner under circumstances that do not violate the Partnership Agreement, if a successor General Partner is elected by a Unit Majority in accordance with the Partnership Agreement, the Departing General Partner shall have the option to require the successor General Partner to purchase such Departing General Partner’s economic general partner interests (or equivalent interests) in NBLX and the other Group Members for fair market value, if applicable. If the General Partner is removed by the Unitholders in accordance with the Partnership Agreement or if the General Partner withdraws under circumstances where such withdrawal violates the Partnership Agreement, the successor General Partner shall have the option to purchase the Departing General Partner’s economic general partner interests (or equivalent interests) in NBLX and the other Group Members for fair market value, if applicable. In the event of removal or withdrawal of the General Partner, NBLX will be required to reimburse the Departing General Partner for all amounts due the Departing General Partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the Departing General Partner or its affiliates for NBLX’s or the other Group Members’ benefit.

Filling Vacancies on the Board; Replacing the General Partner

Chevron	NBLX

Under the Chevron Organizational Documents, whenever there shall be fewer Directors in office than the authorized number of Directors, the Chevron Board may, by resolution approved by a majority of the Directors then in office, choose one or more additional Directors, each of whom shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected.	Replacement Following Withdrawal of the General Partner. Upon the voluntary withdrawal of the General Partner, the holders of a Unit Majority may elect a successor to the withdrawing General Partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, NBLX will be dissolved, wound up and liquidated, unless within a specified time period after that withdrawal, the holders of a Unit Majority agree to continue NBLX’s business and to appoint a successor general partner in addition to NBLX obtaining an opinion of counsel regarding limited liability and tax matters.

Chevron	NBLX

Replacement Following Removal of the General Partner. Any removal of the General Partner is subject to the approval of a successor general partner by the vote of the holders of a Unit Majority.

Transfer of General Partner Interest

Chevron	NBLX

Not applicable.

Prior to September 20, 2026, the General Partner may not transfer all or any part of its General Partner Interest unless such transfer (1) has been approved by the prior written consent or vote of at least a majority of the outstanding NBLX Common Units (excluding any NBLX Common Units owned by the General Partner and its affiliates), or (2) is of all, but not less than all, of its General Partner Interest to (a) an affiliate of the General Partner (other than an individual) or (b) another person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other person or the transfer by the General Partner of all or substantially all of its assets to such other person.

On or after September 20, 2026, the General Partner may transfer all or any part of its General Partner Interest without the approval of any Limited Partner or any other person.

Limited Call Rights

Chevron	NBLX

Not applicable.	If at any time the General Partner and its affiliates hold more than 80% of the total Limited Partner Interests of any class, the General Partner will have the right, which it may assign or transfer in whole or in part to the General Partner’s affiliates or to NBLX, exercisable at the General Partner’s option, to purchase all, but not less than all, of such Limited Partner Interests of that class then Outstanding that are held by persons other than the General Partner and its affiliates, at the greater of (1) the Current Market Price as of the date three business days prior to the date that the notice is mailed to the Limited Partners as provided in the Partnership Agreement and (2) the highest price paid by the General Partner or any of its affiliates for any Limited Partner Interest of the class purchased within the 90 days preceding the date the General Partner mails notice of its election to purchase the units.

Amendment of Governing Documents

Chevron	NBLX

Certificate of Incorporation. The Chevron Charter may be amended in any manner provided by the DGCL. Because Chevron Common Stock is the only class of Chevron capital stock outstanding, the Chevron Charter may be amended with the affirmative vote of a majority of the outstanding shares of Chevron Common Stock. If shares of the Series A Participating Preferred Stock were to be issued and become outstanding, the Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Participating Preferred Stock voting separately as a class.

Bylaws. The Chevron Organizational Documents provide that the Chevron Board is expressly authorized to make and alter the Chevron Bylaws without any action on the part of the stockholders. The bylaws made by the Directors and the powers so conferred may be altered or repealed by the Directors or stockholders. The Chevron Bylaws may be altered, amended or repealed by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock at any annual or special meeting of the stockholders, if notice of the proposed alteration, amendment or repeal be contained in the notice of the meeting; or any of the Chevron Bylaws may be altered, amended or repealed by resolution of the Chevron Board approved by at least a majority of the Directors then in office. If shares of the Series A Participating Preferred Stock were to be issued and become outstanding, the Chevron Bylaws shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Participating Preferred Stock voting separately as a class.

Amendments to the Partnership Agreement may be proposed only by the General Partner. The General Partner has no duty or obligation to propose or approve any amendment and may decline to do so free of any duty or obligation whatsoever to NBLX, any Limited Partner or any other person bound by the Partnership Agreement, and, in declining to propose or approve an amendment to the Partnership Agreement, is not required to act in good faith or pursuant to any other standard imposed by the Partnership Agreement, any Group Member Agreement or other agreement contemplated by the Partnership Agreement or the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to the Partnership Agreement is permitted to do so in its sole and absolute discretion. Any amendment that materially and adversely affects the rights or preferences of any type or class of Partnership Interests in relation to other types or classes of Partnership Interests will require the approval of the holders of a majority of the Outstanding Partnership Interests of the class affected. However, in some circumstances, more particularly described in the Partnership Agreement, the General Partner may make amendments to the Partnership Agreement without the approval of the Limited Partners or assignees to reflect:

•  a change in the name of NBLX, the location of its principal place of business, its registered agent or its registered office;

•  the admission, substitution, withdrawal or removal of partners;

•  a change that the General Partner determines to be necessary or appropriate to qualify or continue NBLX’s qualification as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•  a change the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests in any material respect;

Chevron	NBLX

•  a change that the General Partner determines to be necessary or appropriate to (a) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (b) facilitate the trading of Units or comply with any rule, regulation, guideline, or requirement of any national securities exchange on which the Units are or will be listed for trading;

•  a change that the General Partner determines to be necessary or appropriate in connection with splits or combinations of partnership securities;

•  a change required to effect the intent expressed in the IPO Registration Statement or of the provisions of the Partnership Agreement or otherwise contemplated by the Partnership Agreement;

•  a change in NBLX’s fiscal year or taxable period and any other changes that the General Partner determines are necessary or appropriate as a result of a change in NBLX’s fiscal year or taxable period;

•  an amendment that is necessary, in the opinion of counsel, to prevent NBLX, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•  an amendment that sets forth the designations, preferences, rights, powers and duties of any class or series of Partnership Interests or Derivative Partnership Interests pursuant to the Partnership Agreement;

•  an amendment that the General Partner determines to be necessary or appropriate in

Chevron	NBLX

connection with the authorization or issuance of any class or series of Partnership Interests or Derivative Partnership Interests;

•  any amendment expressly permitted by the Partnership Agreement to be made by the General Partner acting alone;

•  an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the Partnership Agreement;

•  an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by NBLX of, or an investment by NBLX in, any corporation, partnership, joint venture, limited liability company or other entity in connection with the conduct by NBLX of activities permitted by the Partnership Agreement;

•  a merger, conveyance or conversion to effect a change in NBLX’s legal form; or

•  any other amendments substantially similar to the foregoing.

Proposed amendments (other than those described above) must be approved by the General Partner and the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under the Partnership Agreement or by Delaware law. No provision of the Partnership Agreement that establishes a percentage of Outstanding Units required to take any action may be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing or increasing such percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (i) in the case of a reduction, not less than the voting requirement sought to be reduced or (ii) in the case of an increase in the percentage required to remove the General Partner, not less than 90% of the Outstanding Units increased, or (iii) in the case of an increase in the percentage required to call a special meeting, not less than a majority of the Outstanding Units.

No amendment to the Partnership Agreement (other than those that may be made by the General Partner

Chevron	NBLX

without the approval of the Limited Partners) may enlarge the obligations of any Limited Partner without its consent unless approved by the holders of a majority of the type or class of Partnership Interests so affected. No amendment to the Partnership Agreement may enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable, or otherwise payable to the General Partner or any of its affiliates, without the consent of the General Partner, which may be given or withheld at its option.

Any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

No amendment to the Partnership Agreement (other than those that may be made by the General Partner without the approval of the Limited Partners) will become effective without the approval of the holders of at least 90% of the Outstanding Units voting together as a single class unless NBLX obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

Meetings; Voting; Action by Written Consent

Chevron	NBLX

Each share of Chevron Common Stock entitles the holder to one vote with respect to each matter presented to Chevron Stockholders on which the holders of Chevron Common Stock are entitled to vote. Chevron Stockholders do not have cumulative voting rights.

The Chevron Bylaws provide that special meetings of the stockholders may be called by the chairman of the board or the Chevron Board. A special meeting shall also be called whenever requested in writing by at least one third of the members of the Chevron Board or stockholders owning fifteen percent of the shares of Common Stock then outstanding and entitled to vote at such meeting. The Chevron Bylaws prohibit the conduct of any business at a special meeting other than as brought before the meeting pursuant to the notice of meeting.

For all matters presented to the Limited Partners at a meeting at which a quorum is present for which no minimum or other vote of Limited Partners is required by any provision of the Partnership Agreement, the rules or regulations of the NASDAQ or applicable law, a majority of the votes cast by the Limited Partners holding Outstanding Units shall be deemed to constitute the act of all Limited Partners (with abstentions and broker non-votes being deemed to not have been cast with respect to such matter). On any matter where a minimum or other vote of Limited Partners is provided by any provision of the Partnership Agreement, the rules or regulations of the NASDAQ or applicable law, such minimum or other vote shall be the vote of Limited Partners required to approve such matter (with the effect of abstentions

Chevron	NBLX

and broker non-votes to be determined based on the vote of Limited Partners required to approve such matter; provided that if the effect of abstentions and broker non-votes is not specified by such applicable rule, regulation or law, and there is no prevailing interpretation of such effect, then abstentions and broker non-votes shall be deemed to not have been cast with respect to such matter; provided further, that, with respect to any matter on which the Partnership Agreement requires the approval of a specified percentage of the Outstanding Units, abstentions and broker non-votes shall be counted as votes against such matter).

Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed, in accordance with the procedures set forth in the Partnership Agreement. The General Partner must send notice of any meetings to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which Limited Partners must submit approvals) and any such meeting may be held not less than 10 days or more than 60 days after the mailing of notice of the meeting. NBLX Unitholders may vote either in person or by proxy at meetings. The holders of a majority in voting power of the Outstanding Units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any such action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. Abstentions and broker non-votes in respect of such Units shall be deemed to be Units present at such meeting for purposes of establishing a quorum.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted.

Stockholder Proposals and Director Nominations

Chevron	NBLX

The Chevron Bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and stockholder nomination of candidates for election as directors at annual or special meetings. To be timely, a Chevron Stockholder’s notice for an annual meeting must be delivered to Chevron’s secretary no later than the 90th day and no earlier than the 120th day prior to the first anniversary of the previous year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or after such anniversary, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be delivered no earlier than the 120th day prior to such annual meeting and no later than the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Chevron.

To be timely, a Chevron Stockholder’s notice for a special meeting for the election of directors must be delivered to Chevron’s secretary no earlier than the 120th day prior to such special meeting and no later than the 90th day prior to such special meeting or the 10th day following the day on which the public announcement is first made of the date of the special meeting. A Chevron Stockholder’s notice must also provide certain information and make certain representations, and must be updated and supplemented in certain circumstances.

Not applicable.

Indemnification and Limitation on Liability

Chevron	NBLX

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The DGCL does not permit exculpation for liability:

•  for breach of duty of loyalty;

•  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•  under Section 174 of the DGCL (unlawful dividends and stock repurchases); or

The Partnership Agreement provides that certain persons, including the General Partner, managers, managing members, directors and officers, shall not be liable for monetary damages to NBLX, any of its Limited Partners or any other persons who are bound by the Partnership Agreement for losses sustained or liabilities incurred as a result of any act or omission of any such person unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, such person acted in bad faith or engaged in intentional fraud, willful misconduct, or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

Chevron	NBLX

•  for transactions from which the director derived improper personal benefit.

The Chevron Charter eliminates the personal liability of directors to Chevron and its stockholders for monetary damages for breaches of fiduciary duty to the fullest extent authorized by the DGCL. The Chevron Bylaws require Chevron to indemnify certain persons, including its directors and officers, and certain employees and agents, to the fullest extent permitted by the DGCL, but subject to certain exceptions and limitations set forth in the Chevron Bylaws. Additionally, the directors and certain officers are entitled to advancement of expenses from Chevron for legal proceedings against them, to the fullest extent permitted by law.

The Partnership Agreement indemnifies certain persons, including the General Partner, managers, managing members, directors and officers, to the fullest extent permitted by law for any proceedings as a result of such persons acting on behalf of or for the benefit of NBLX, subject to certain limitations in the Partnership Agreement. The Partnership Agreement also provides for advancement of expenses for proceedings against any such person. Further, the Partnership Agreement allows NBLX to purchase and maintain insurance on behalf of the General Partner, its affiliates and any person designated by the General Partner to protect against any liability incurred by such person in connection with NBLX’s activities or such person’s activities on behalf of NBLX, regardless of whether NBLX would have the power to indemnify such person against such liability under the Partnership Agreement.

Exclusive Forum

Chevron	NBLX

The Chevron Bylaws provide that unless Chevron consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Chevron, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Chevron to Chevron or Chevron’s Stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware.	The Partnership Agreement provides that any claims, suits, actions or proceedings (A) arising out of or relating in any way to the Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the Partnership Agreement or the duties, obligations or liabilities among the Partners or of Partners to NBLX, or the rights or powers of, or restrictions on, the Partners or NBLX), (B) brought in a derivative manner on behalf of NBLX, (C) asserting a claim of breach of a duty (including any fiduciary duty) owed by any director, officer or other employee of NBLX or the General Partner, or owed by the General Partner, to NBLX or the Partners, (D) asserting a claim arising pursuant to any provision of the DRULPA or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. However, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over the action, the action may be brought in any other court in the State of Delaware having subject matter jurisdiction.

Conflicts of Interest; Fiduciary Duties

Chevron	NBLX

Chevron’s directors owe certain fiduciary duties to Chevron Stockholders. Under the DGCL, certain transactions involving an interested officer or director are not void or voidable solely because of such officer’s or director’s interest if:

•  the material facts are disclosed or made known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith;

•  the material facts are disclosed or made known to the Chevron Stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the Chevron Stockholders; or

•  the transaction is fair to the corporation at the time it is authorized, approved, or ratified by the board of directors (or committee thereof) or the stockholders.

The Partnership Agreement contains provisions replacing the fiduciary duties that would otherwise be owed by the General Partner with contractual standards governing the duties of the General Partner and the methods for resolving conflicts of interest. The Partnership Agreement also restricts the remedies available to NBLX Unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty and permits the General Partner to take into account the interest of other parties in addition to NBLX’s interests when resolving conflicts of interest.

Whenever a potential conflict of interest arises between the General Partner or any of its affiliates, on the one hand, and NBLX, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all Partners and will not breach the Partnership Agreement, and Group Agreement, or any agreement contemplated in the Partnership Agreement or Group Agreement or any duty stated or implied by law or equity, if the resolution or course of action is:

•  approved by Special Approval; or

•  approved by the vote of a majority of the Outstanding Units (excluding Common Units owned by the General Partner and its affiliates).

The General Partner is authorized but will not be required in connection with its resolution of a conflict of interest to seek Special Approval or Unitholder approval of such resolutions and may adopt a resolution or course of action in respect of any such conflict of interest that has not received such approval. If Special Approval is sought, then it will be presumed the Conflicts Committee of the GP Board acted in good faith.

The Partnership Agreement also entitles the General Partner to take or decline to take any action in its individual capacity, as opposed to in its capacity as the general partner of NBLX, at its sole and absolute discretion, free of any duty (including any fiduciary

Chevron	NBLX

duty) or obligation whatsoever to NBLX, any Limited Partner, any other person who acquires any interest in a Partnership Interest or any other person bound by the Partnership Agreement and, to the fullest extent permitted by law, with no requirement to act in good faith.

Taxation

Chevron	NBLX

See “Material U.S. Federal Income Tax Consequences.”

NBLX is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income tax.

Each NBLX Unitholder receives a Schedule K-1 from NBLX reflecting such unitholder’s share of NBLX’s items of income, gain, loss and deduction for each taxable year following the end of such taxable year.

DESCRIPTION OF CHEVRON CAPITAL STOCK

The following is a description of the terms of Chevron’s capital stock based on the Chevron’s Organizational Documents and relevant provisions of the laws of the DGCL. This summary is not complete, and is qualified in its entirety by reference to the Chevron’s Organizational Documents and the DGCL.

General

Chevron’s authorized capital stock consists of 6,000,000,000 shares of common stock, $0.75 par value per share, and 100,000,000 shares of preferred stock, $1.00 par value per share (“Chevron Preferred Stock”). The outstanding shares of Chevron Common Stock are duly authorized, validly issued, fully paid, and nonassessable.

As of April 5, 2021, Chevron had 1,928,059,179 shares of Chevron Common Stock outstanding and no shares of Chevron Preferred Stock outstanding.

Common Stock

Voting Rights

Holders of Chevron Common Stock are entitled to one vote per share on all matters voted on by Chevron Stockholders, including the election of directors. Chevron Common Stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of holders of outstanding shares of Chevron Preferred Stock, if any, the holders of Chevron Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Chevron Board in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of Chevron Preferred Stock, holders of Chevron Common Stock will share ratably in all assets legally available for distribution to Chevron Stockholders in the event of dissolution.

Other Rights and Preferences

Chevron Common Stock has no sinking fund or redemption provisions or preemptive, conversion, or exchange rights. Special meetings of stockholders may be called by stockholders owning 15% of the shares of Chevron Common Stock then outstanding and entitled to vote at the meeting. Any action which may be taken by Chevron Stockholders at an annual or special meeting and which requires the approval of at least a majority of the voting power of the Chevron securities present at such meeting and entitled to vote on such action, or the shares of Chevron Common Stock present at such meeting, may not be effected except at such an annual or special meeting by the vote required for the taking of such action. Under this provision, Chevron Stockholders are prohibited from taking certain actions by unanimous written consent in lieu of a meeting, including amending the Bylaws and removing directors, unless the Chevron Board waives this requirement.

Conversion and Other Rights

No conversion, redemption or sinking fund provisions apply to Chevron Common Stock, and Chevron Common Stock is not liable to further call or assessment by the company. All issued and outstanding shares of Chevron Common Stock are fully paid and non-assessable.

Anti-Takeover Effects of Various Provisions of Delaware Law and the Chevron Organizational Documents

Certain provisions of Chevron’s Organizational Documents may be deemed to have an anti-takeover effect.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Chevron’s Bylaws provide advance notice procedures for Chevron Stockholders seeking to bring business before Chevron’s annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude Chevron’s Stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.

Proxy Access for Director Nominations. Chevron’s Bylaws permit a stockholder or group of stockholders (up to 20) who have owned at least three percent of Chevron Common Stock for at least three years to submit director nominees (up to the greater of two nominees or 20% of the Chevron Board) for inclusion in Chevron’s Proxy Statement; provided that the nominating stockholder(s) have satisfied the requirements specified in Chevron’s Bylaws.

Additional Authorized Shares of Capital Stock. The additional shares of authorized Chevron Common Stock and Chevron Preferred Stock available for issuance under Chevron’s Organizational Documents, including shares of Chevron’s Series A Participating Preferred Stock, could be issued at such times, under such circumstances, and with such terms and conditions as to impede a change in control.

Change in Control Benefit Protection. Chevron’s Bylaws provide that Chevron and one or more of its subsidiaries may maintain benefit plans that provide for payments or other benefits or protections conditioned partly or solely upon the occurrence of a change in control, and that Chevron shall cause any surviving corporation (or any other successor to Chevron’s business and assets) to assume any such obligations of such benefit plans and make effective provision therefore, and that such benefit plans shall not be amended except in accordance with their terms.

Prohibition on Actions by Unanimous Written Consent. As described in “–Common Stock–Other Rights and Preferences” above, Chevron’s Certificate of Incorporation provides that certain actions taken by Chevron Stockholders may not be effected except at an annual or special meeting by the vote required for the taking of such action.

Listing

Chevron Common Stock is listed on the NYSE under the symbol “CVX.”

Transfer Agent and Registrar

The transfer agent and registrar for Chevron Common Stock is Computershare Trust Company, N.A.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) of the Merger and of owning and disposing of shares of Chevron Common Stock received in the Merger. This discussion is limited to U.S. Holders of NBLX Public Common Units that hold their NBLX Public Common Units, and will hold their shares of Chevron Common Stock received in the Merger, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address tax consequences that may be relevant to particular holders in light of their individual circumstances, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts;

•	regulated investment companies or mutual funds;

•	“controlled foreign corporations” or “passive foreign investment companies”;

•	dealers and brokers in stocks and securities or currencies;

•	traders in securities that use a mark-to-market method of tax accounting;

•	tax-exempt entities;

•	certain former citizens or long-term residents of the United States;

•	persons that received NBLX Common Units as compensation for the performance of services;

•	holders of options, restricted units or bonus units granted under any NBLX benefit plan;

•

persons that hold NBLX Common Units or Chevron Common Stock as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction for U.S. federal income tax purposes;

•	S-corporations or other pass-through entities (or investors in S-corporations or other pass-through entities);

•	persons whose “functional currency” is not the U.S. dollar;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; or

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to the NBLX Common Units or Chevron Common Stock being taken into account in an applicable financial statement.

If a partnership, or any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds NBLX Common Units, the tax treatment of a partner in such entity or arrangement will generally depend on the status of the partner and the activities of the entity or arrangement. A partner in such an entity or arrangement holding NBLX Common Units should consult its own tax advisor regarding the tax consequences of the Merger and of owning and disposing of any shares of Chevron Common Stock received in the Merger.

Moreover, this discussion does not address any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes.

This discussion is based on provisions of the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations (the “Treasury Regulations”), all as of the date hereof, and any of which are subject to change, possibly with a retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the IRS with respect to any of the tax consequences discussed below. As a result there can be no assurances that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of NBLX Public Common Units or shares of Chevron Common Stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF CHEVRON COMMON STOCK RECEIVED IN THE MERGER. EACH HOLDER OF NBLX COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF SHARES OF CHEVRON COMMON STOCK RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to U.S. Holders of NBLX Common Units

Tax Characterization of the Merger

The receipt of shares of Chevron Common Stock in exchange for NBLX Common Units pursuant to the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of a U.S. Holder’s NBLX Common Units in exchange for shares of Chevron Common Stock received in the Merger. The remainder of this discussion assumes that the Merger will be treated as a taxable transaction.

Amount and Character of Gain or Loss Recognized

A U.S. Holder who receives shares of Chevron Common Stock in exchange for NBLX Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value of the shares of Chevron Common Stock received and (B) such U.S. Holder’s share of

NBLX’s nonrecourse liabilities immediately prior to the Merger and (ii) such U.S. Holder’s adjusted tax basis in the NBLX Common Units exchanged therefor (which includes such U.S. Holder’s share of NBLX’s nonrecourse liabilities immediately prior to the Merger).

A U.S. Holder’s initial tax basis in NBLX Common Units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the NBLX Common Units plus the U.S. Holder’s share of NBLX’s nonrecourse liabilities. Over time that basis has (i) increased by the U.S. Holder’s share of NBLX’s income and by any increases in the U.S. Holder’s share of NBLX’s nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from NBLX, by the U.S. Holder’s share of NBLX’s losses, by any decreases in the U.S. Holder’s share of NBLX’s nonrecourse liabilities and by the U.S. Holder’s share of NBLX’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. Upon the disposition of an NBLX Common Unit, including in connection with the Merger, a U.S. Holder’s basis in its NBLX Common Unit will be increased by the U.S. Holder’s share of certain items related to business interest not yet deductible by such U.S. Holder due to applicable limitations on the deductibility of such business interest.

Except as noted below, gain or loss recognized by a U.S. Holder on the exchange of NBLX Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by NBLX and its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of an NBLX Common Unit pursuant to the Merger Agreement and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. Holder’s NBLX Common Units pursuant to the Merger. Consequently, a U.S. Holder may recognize both ordinary income and capital loss upon the exchange of NBLX Common Units in the Merger.

Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held its NBLX Common Units for more than twelve months as of the Effective Time. If the U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

The amount of gain or loss recognized by each U.S. Holder in the Merger will vary depending on each U.S. Holder’s particular situation, including the value of the shares of Chevron Common Stock received by each U.S. Holder in the Merger, the adjusted tax basis of the NBLX Common Units exchanged by each U.S. Holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. Holder. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of NBLX’s income may be deducted in full upon the U.S. Holder’s taxable disposition of its entire investment in NBLX pursuant to the Merger. Each U.S. Holder is strongly urged to consult its own tax advisor with respect to the unitholder’s specific tax consequences of the Merger, taking into account its own particular circumstances.

NBLX Items of Income, Gain, Loss, and Deduction for the Taxable Period of NBLX that Includes the Date of the Merger

A U.S. Holder of NBLX Common Units will be allocated its share of NBLX’s items of income, gain, loss, and deduction for the taxable period of NBLX that includes the date of the Merger in accordance with the terms of the Partnership Agreement. A U.S. Holder will be subject to U.S. federal income tax on any such allocated income and gain even if such U.S. Holder does not receive a cash distribution from NBLX. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder’s tax basis in the NBLX Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. Holder resulting from the Merger. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder’s tax basis in the

NBLX Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. Holder resulting from the Merger.

Tax Basis and Holding Period in Shares of Chevron Common Stock Received in the Merger

A U.S. Holder’s tax basis in the shares of Chevron Common Stock received in the Merger will equal the fair market value of such shares. A U.S. Holder’s holding period in the shares of Chevron Common Stock received in the Merger will begin on the day after the date of the Merger.

Tax Consequences to U.S. Holders of Owning and Disposing of Shares of Chevron Common Stock Received in the Merger

Distributions on Shares of Chevron Common Stock

For U.S. federal income tax purposes, distributions of cash by Chevron to a U.S. Holder with respect to shares of Chevron Common Stock received in the Merger will generally be included in a U.S. Holder’s income as ordinary dividend income to the extent of Chevron’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to Chevron Stockholders by Chevron after the Merger may exceed Chevron’s current and accumulated earnings and profits. Distributions of cash in excess of Chevron’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. Holder’s adjusted tax basis in such U.S. Holder’s shares of Chevron Common Stock and, to the extent the distribution exceeds such U.S. Holder’s adjusted tax basis, as capital gain from the sale or exchange of such shares of Chevron Common Stock. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. Holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Chevron Common Stock

Upon the sale, exchange, certain redemptions or other taxable dispositions of shares of Chevron Common Stock received in the Merger, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of Chevron Common Stock and (ii) the U.S. Holder’s adjusted tax basis in such shares of Chevron Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the shares of Chevron Common Stock disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Merger and in connection with distributions made with respect to, or dispositions of, shares of Chevron Common Stock received in the Merger. A U.S. Holder may be subject to U.S. backup withholding on payments made pursuant to the Merger or on distributions made with respect to, or on payments made pursuant to dispositions of, shares of Chevron Common Stock received in the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

HOUSEHOLDING OF INFORMATION STATEMENT/PROSPECTUS

Some banks, brokers and other nominees may be participating in the practice of “householding” information statements, proxy statements and annual reports. This means that only one copy of this notice of action by written consent and information statement/prospectus may have been sent to multiple unitholders in your household, unless NBLX has received contrary instructions in the past from applicable NBLX Unitholders. If you would prefer to receive separate copies of the information statement either now or in the future, please contact your bank, broker or other nominee. In addition, upon written or oral request to NBLX, NBLX will provide a separate copy of the information statement/prospectus. In addition, NBLX Unitholders sharing an address can request delivery of a single copy of the proxy statement if you are receiving multiple copies upon written or oral request to NBLX at the address and telephone number stated below. All requests or notices related to the foregoing may be directed to NBLX at the following address: 1001 Noble Energy Way, Houston, Texas 77007, (281) 872-3100; Attn: Secretary.

LEGAL MATTERS

The validity of the Chevron Common Stock to be issued in the Merger will be passed upon for Chevron by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this information statement/prospectus by reference to the Annual Report on Form 10-K of Chevron Corporation for the year ended December 31, 2020, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Tengizchevroil LLP, incorporated into this information statement/prospectus by reference to the Annual Report on Form 10-K of Chevron Corporation for the year ended December 31, 2020, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of such firm as experts in auditing and accounting.

Certain information with respect to the oil and gas reserves associated with Noble Energy, Inc.’s, a subsidiary of Chevron, oil and gas properties is confirmed in the audit letter of Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants, and has been incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such audit letter and in giving such audit letter.

The consolidated financial statements of Noble Midstream Partners LP as of December 31, 2020, and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Chevron and NBLX file annual, quarterly and current reports, proxy statements (in the case of Chevron) and other information with the SEC. Chevron’s file number with the SEC is 001-00368 and NBLX’s file number with the SEC is 001-37640. Filings made with the SEC by Chevron and NBLX are available to the public over the Internet at the SEC’s web site at www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this information statement/prospectus.

Chevron has filed with the SEC a registration statement on Form S-4 of which this information statement/prospectus forms a part. The registration statement registers the shares of Chevron Common Stock to be issued to NBLX Public Unitholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Chevron Common Stock. The rules and regulations of the SEC allow Chevron and NBLX to omit certain information included in the registration statement from this information statement/prospectus.

The SEC allows Chevron and NBLX to “incorporate by reference” the information they file with it, which means that Chevron and NBLX can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this information statement/prospectus, and information that Chevron and NBLX file later with the SEC will update or supersede this information automatically.

Chevron incorporates by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made by Chevron with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this information statement/prospectus and prior to the consummation of the Merger:

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 25, 2021;

•	Current Reports on Form 8-K, filed with the SEC on January 6, 2021 and February 1, 2021;

•	Definitive Proxy Statement on Schedule 14A for the 2021 Annual Meeting of Chevron Stockholders, filed with the SEC on April 8, 2021; and

•

The description of Chevron Common Stock contained in Chevron’s certificate of incorporation, dated May 30, 2008, filed as Exhibit 3.1 to Chevron’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2008 (which updates and supersedes the description in Chevron’s registration statements filed under Section 12 of the Exchange Act), including any amendment or report filed with the SEC for the purpose of updating this description.

NBLX incorporates by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made by NBLX with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after that date of this information statement/prospectus and prior to the consummation of the Merger:

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 12, 2021;

•	Current Reports on Form 8-K, filed with the SEC on February 11, 2021 and March 5, 2021; and

•

the description of the NBLX Common Units contained in NBLX’s registration statement on Form 8-A, filed with the SEC on November 17, 2015, including any subsequently filed amendments and reports updating such description.

You may request a copy of any of the documents incorporated by reference by Chevron and NBLX at no cost by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, California 94583-2324

Telephone: (925) 842-1000

If you request any such documents, Chevron or NBLX will mail them to you by first class mail, or another equally prompt means, after receipt of your request. To obtain timely delivery of these documents, you must request the information no later than April 30, 2021.

You may also obtain more information regarding Chevron by consulting its website, at www.chevron.com. The information on Chevron’s website (other than the documents expressly incorporated by reference as set forth above) is not incorporated by reference in this information statement/prospectus, and you should not consider it part of this information statement/prospectus.

You may also obtain more information regarding NBLX by consulting its website, at www.nblmidstream.com. The information on NBLX’s website (other than the documents expressly incorporated by reference as set forth above) is not incorporated by reference in this information statement/prospectus, and you should not consider it part of this information statement/prospectus.

Neither Chevron nor NBLX have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information which appears in this information statement/prospectus and which is incorporated by reference in this information statement/prospectus may only be accurate as of the date of this information statement/prospectus or the date of the document in which incorporated information appears. The business, financial condition, results of operations and prospects may have changed for each of Chevron and NBLX since such date.

ANNEX A

THE MERGER AGREEMENT

[See attached.]

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CHEVRON CORPORATION,

CADMIUM HOLDINGS INC.,

CADMIUM MERGER SUB LLC,

NOBLE MIDSTREAM GP LLC

and

NOBLE MIDSTREAM PARTNERS LP

March 4, 2021

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 4, 2021 (this “Agreement”), is entered into by and among Chevron Corporation, a Delaware corporation (“Parent”), Cadmium Holdings Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Holdings”), Cadmium Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Holdings (“Merger Sub”), Noble Midstream Partners LP, a Delaware limited partnership (the “Partnership”), and Noble Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, prior to the execution of this Agreement, for the purpose of effecting the transactions contemplated by this Agreement, (a) Parent has organized Holdings and contributed to it $1,000 cash and (b) Holdings has organized Merger Sub and contributed to it $1,000 in cash;

WHEREAS, each of Parent and the Partnership wishes to effect a strategic business combination by means of a merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, has, among other things, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in, or not adverse to, the interests of the Partnership and the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting “Special Approval” as defined in Section 7.9(b) of the Partnership Agreement), (c) resolved to recommend to the GP Board the approval of this Agreement and the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, and (d) resolved, and recommended that the GP Board resolve, to direct that this Agreement be submitted to a vote of the Limited Partners and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement;

WHEREAS, the GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote, in good faith, has, among other things, (a) determined that the forms, terms and provisions of this Agreement and the transactions contemplated hereby, including the Merger, are in, or not adverse to, the interests of the Partnership and the Limited Partners, (b) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (c) directed that the adoption of this Agreement and the approval of the Merger be submitted to a vote of the Limited Partners and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement;

WHEREAS, pursuant to Section 3.1 of the General Partner Company Agreement, Parent has caused NBL Midstream, LLC, a Delaware limited liability company and an indirect, wholly owned Subsidiary of Parent (“NBL”) to deliver to the GP Board its consent (the “Sole Member Consent”), in NBL’s capacity as the sole member of the General Partner (NBL, in such capacity, the “Sole Member”), pursuant to which the Sole Member has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Sole Member and the General Partner and (b) approved the execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby, including the Merger, by the General Partner;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), by unanimous vote, has (a) determined that the forms, terms and provisions of this Agreement and the transactions contemplated hereby, including the

Merger and the issuance of Parent Shares as consideration for the Merger (the “Parent Stock Issuance”), are in the best interests of Parent and the Parent Stockholders and (b) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Holdings (the “Holdings Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Holdings and its sole stockholder and declared it advisable to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

WHEREAS, Holdings directly owns 100% of the issued and outstanding limited liability company interests in Merger Sub, and Holdings, in its capacity as the sole member of Merger Sub, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger and (b) approved the adoption, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent has caused NBL, in its capacity as the record and beneficial owner of Common Units constituting a “Unit Majority” (as defined in the Partnership Agreement) to deliver on the date hereof to the Partnership the Written Consent approving this Agreement and the transactions contemplated hereby, including the Merger, pursuant to Section 13.11 of the Partnership Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, none of the Partnership and its Subsidiaries, on the one hand, and Parent and all of its other Subsidiaries (including the General Partner, NBL, Holdings and Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreement” has the meaning set forth in the Preamble.

“Balance Sheet Date” means December 31, 2020.

“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.

“Book-Entry Units” has the meaning set forth in Section 3.2.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which the SEC or banks in New York, New York are authorized or required by applicable Laws to be closed.

“Certificate” has the meaning set forth in Section 3.2.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.14.

“Contract” has the meaning set forth in Section 4.3(b).

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or health and safety (to the extent related to exposure to Hazardous Substances), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 4.4.

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“FERC” has the meaning set forth in Section 4.13(b).

“FPA” has the meaning set forth in Section 4.13(a).

“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Company Agreement” means the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of September 20, 2016, as may be amended, modified or supplemented from time to time.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law that is otherwise regulated or for which liability or standards of care may be imposed under Environmental Laws, including without limitation petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, coal refuse, coal by-products, coal ash, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

“Holdings” has the meaning set forth in the introductory paragraph.

“Holdings Board” has the meaning set forth in the recitals.

“ICA” has the meaning set forth in Section 4.13(a).

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of Parent, the Partnership, the General Partner, NBL or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Parent or the Partnership, as applicable) serving at the request of or on behalf of Parent, the Partnership, the General Partner, NBL or any of their respective Subsidiaries, as applicable, and together with such Person’s heirs, executors or administrators.

“Information Statement” has the meaning set forth in Section 4.4.

“Laws” or “Law” has the meaning set forth in Section 4.8(a).

“Liens” has the meaning set forth in Section 4.1(c).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Material Adverse Effect” means, when used with respect to a Person, any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liquidity, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or

(y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, on or before the Outside Date; provided, however, that any adverse changes, conditions, circumstances, effects, events, developments, states of facts or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, conditions, circumstances, effects, events, developments, states of facts or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Section 7.2(a) and Section 7.3(a) with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by this Agreement; (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism (including domestic terrorism and cyberterrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war, pandemics (including the COVID-19 pandemic, any mutation or variation of the virus underlying the COVID-19 pandemic or any health conditions related thereto), epidemics or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas or other carbon-based sources of energy or power; (viii) any failure of a Person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) with respect to Parent only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development, state of facts or occurrence that has a Material Adverse Effect on the Partnership and its Subsidiaries; provided, however, that changes, conditions, circumstances, effects, events, developments, state of facts or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, conditions, circumstances, effects, events, developments, state of facts or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“Maximum Amount” has the meaning set forth in Section 6.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means The NASDAQ Stock Market LLC.

“NBL” has the meaning set forth in the Recitals.

“NGA” has the meaning set forth in Section 4.13(a).

“NGPA” has the meaning set forth in Section 4.13(a).

“NYSE” means the New York Stock Exchange.

“NYSE Listing Application” has the meaning set forth in Section 6.9(a).

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” means any Benefit Plan maintained, sponsored or administered by Parent or any of its Subsidiaries (excluding the General Partner, the Partnership or any of their respective Subsidiaries) for the benefit of their respective current or former employees, independent contractors and directors (and their respective beneficiaries), other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Partnership Benefit Plan is a Parent Benefit Plan.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Bylaws” means the Amended and Restated Bylaws of Parent, effective September 30, 2020.

“Parent Charter” means the Restated Certificate of Incorporation of Parent, dated May 30, 2008 as may be further amended, modified or supplemented from time to time.

“Parent Common Stock” means the common stock, par value $0.75 per share, of Parent.

“Parent Equity Awards” means collectively, the stock options, stock appreciation rights, restricted stock units, deferred stock units, performance awards, performance stock or performance share units, stock or share units, phantom stock or other awards relating to Parent Common Stock granted under or governed by the Parent Equity Plans.

“Parent Equity Plans” means the Long-Term Incentive Plan of Chevron Corporation, the Non-Employee Directors Equity Compensation and Deferral Plan and any other plans or arrangements of Parent or its Subsidiaries providing for or governing the grant, exercise or settlement of awards of Parent Common Stock or cash settlement of awards valued, in whole or in part, by reference to Parent Common Stock, or otherwise relating thereto.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(a).

“Parent Material Adverse Effect” has the meaning set forth in Section 5.1(a).

“Parent Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by Parent as an exhibit under Item 601(b)(10) of Regulation S-K.

“Parent Organizational Documents” means the Parent Bylaws and Parent Charter, together.

“Parent Preferred Stock” means the preferred stock, par value $1.00 per share, of Parent.

“Parent SEC Documents” has the meaning set forth in Section 5.5(a).

“Parent Shares” means shares of Parent Common Stock.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stockholders” means the holders of the outstanding Parent Shares as of the date hereof.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 14, 2019, as may be amended, modified or supplemented from time to time.

“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored or administered by the General Partner, NBL, the Partnership or any of their respective Subsidiaries for the benefit of the Partnership Service Providers, other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Parent Benefit Plan is a Partnership Benefit Plan.

“Partnership Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Partnership Expense Reimbursement” has the meaning set forth in Section 8.3(b).

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Leased Real Property” has the meaning set forth in Section 4.12(a).

“Partnership Long-Term Incentive Plans” means the Noble Midstream Partners LP 2016 Long-Term Incentive Plan, including any amendment and/or amendment and restatement thereof, and any other plans or arrangements of the Partnership or the General Partner providing for the grant of awards of Common Units or cash settled awards valued, in whole or in part, by reference to Common Units, or otherwise relating thereto.

“Partnership LTIP Awards” means, collectively, the Partnership Restricted Units and any other awards issued under a Partnership Long-Term Incentive Plan.

“Partnership Material Adverse Effect” has the meaning set forth in Section 4.1(a).

“Partnership Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by the Partnership as an exhibit under Item 601(b)(10) of Regulation S-K.

“Partnership Owned Real Property” has the meaning set forth in Section 4.12(a).

“Partnership Permitted Lien” means (i) any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith and for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (D) not created by the Partnership or its Subsidiaries that affect the underlying fee interest of a Partnership Leased Real Property, (E) that is disclosed on the most recent consolidated balance sheet of the Partnership included in the Partnership SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (F) arising under or pursuant to the Partnership Organizational Documents or the organizational documents of any Subsidiary of the

Partnership, (G) resulting from any facts or circumstances relating to Parent or its affiliates, or (H) that does not and would not reasonably be expected to materially impair the continued use of a Partnership Owned Real Property or a Partnership Leased Real Property as currently operated; (ii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business or (iii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Partnership or any of its Subsidiaries otherwise has access, between the parties thereto.

“Partnership Permits” means all Permits necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, including all Permits relating to the transportation of oil, natural gas or water.

“Partnership Real Property Leases” has the meaning set forth in Section 4.12(a).

“Partnership Restricted Unit” means an unvested restricted Common Unit issued under a Partnership Long-Term Incentive Plan.

“Partnership Revolving Credit Facility” means that certain Credit Agreement, dated as of September 20, 2016, by and among the Partnership, as the parent, Noble Midstream Services, LLC, as the borrower, the other subsidiaries of the Partnership set forth therein, JP Morgan Chase Bank, N.A., and the other lenders party thereto, as amended by that certain First Amendment to the Credit Agreement, dated as of February 12, 2017, as further amended by that certain Second Amendment to the Credit Agreement, dated as of January 31, 2018, as further amended by that certain Amendment and Restatement Agreement, dated as of March 9, 2018, as further amended by that certain Incremental Facility and Amendment Agreement, dated as of December 13, 2019, and as it may be further amended, modified or supplemented from time to time.

“Partnership SEC Documents” has the meaning set forth in Section 4.5(a).

“Partnership Service Providers” means all of the employees, individual consultants and individual independent contractors that perform services for or on behalf of the Partnership and its Subsidiaries.

“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, NBL, the General Partner and their respective Affiliates.

“Partnership Unitholders” means holders of Common Units.

“Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any actual claim or claim threatened in writing (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Public Common Unit” has the meaning set forth in Section 3.1(a).

“PUHCA” has the meaning set forth in Section 4.13(a).

“Registration Statement” has the meaning set forth in Section 4.10.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Representatives” has the meaning set forth in Section 4.18.

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest in such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (ii) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.

“Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.1(c).

“Sole Member” has the meaning set forth in the Recitals.

“Sole Member Consent” has the meaning set forth in the Recitals.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or in the case of a partnership, more than 50% of the general partner interests, or in the case of a limited liability company, more than 50% of the ownership interests in the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Subsidiaries of Parent or NBL.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Laws” has the meaning set forth in Section 4.3(a).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Transaction Documents” means, collectively, this Agreement, including all exhibits, annexes and schedules thereto.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Willful Breach” has the meaning set forth in Section 8.2.

“Written Consent” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the written consent of NBL, as the holder of a number of Common Units constituting a Unit Majority, without a meeting in accordance with Section 13.11 and Section 14.3 of the Partnership Agreement.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(g) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(j) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(k) each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(l) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(m) any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(n) the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(o) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(p) all references to days mean calendar days unless otherwise provided; and

(q) except as otherwise noted, all references to time mean Houston, Texas time.

ARTICLE II

THE MERGER

Section 2.1 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main St., Suite 3700, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and at such later date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.5 Organizational Documents of the Surviving Entity; Directors and Officers of the General Partner.

(a) At the Effective Time, (i) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Laws and (ii) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity, from and after the Effective Time until duly amended in accordance with the terms thereof and applicable Laws, in each case, consistent with the obligations set forth in Section 6.6. The name of the Surviving Entity shall be “Noble Midstream Partners LP.”

(b) Immediately prior to the Effective Time, the General Partner shall use its reasonable best efforts to deliver to Parent the resignation of each officer of the General Partner and each member of the GP Board. Immediately following the Effective Time, the Sole Member shall cause (i) the directors of Merger Sub serving immediately prior to the Effective Time to become the directors of the General Partner until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified, and (ii) the officers of Merger Sub serving immediately prior to the Effective Time to become the officers of the General Partner until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

Section 2.6 Admission as Partner. At the Effective Time, (a) NBL will continue as a Limited Partner of the Partnership and hold 62.4% of the limited partner interests in the Partnership, (b) by virtue of the Merger, notwithstanding anything to the contrary in the Partnership Agreement, Holdings will be admitted as a Limited Partner of the Partnership and hold 37.6% of the limited partner interests in the Partnership representing the converted Public Common Units, (c) the General Partner shall continue as the non-economic general partner of the Partnership and (d) the Partnership (as the Surviving Entity) will continue without dissolution.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, NBL, Holdings, Merger Sub, the Partnership, the General Partner or any holder of Parent securities or Partnership securities:

(a) Conversion of Common Units. Subject to Section 3.1(c), Section 3.3(d) and Section 3.5, each Common Unit (other than Common Units owned by Parent and its Subsidiaries, including NBL, immediately prior to the Effective Time) (each, a “Public Common Unit”) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive 0.1393 Parent Shares (the “Merger Consideration” and such ratio, the “Exchange Ratio”), subject to adjustment in accordance with Section 3.5, which Parent Shares will be duly authorized, validly issued, fully paid and non-assessable in accordance with applicable Laws.

(b) Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a), and Holdings (as the sole member of Merger Sub prior to the Effective Time) shall be admitted as a Limited Partner of the Partnership (as the Surviving Entity) in accordance with Section 2.6.

(c) Treatment of Partnership Owned Units and Parent Owned Partnership Interests.

(i) Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership shall be automatically canceled at the Effective Time and shall cease to exist. No consideration will be delivered in exchange for such canceled Partnership Interests.

(ii) Any Partnership Interests that are owned immediately prior to the Effective Time by Parent or any Subsidiary of Parent, including NBL (excluding the General Partner Interest (discussed in clause (iii) below)), shall not be canceled, shall not be converted into the Merger Consideration, and shall remain outstanding as Partnership Interests in the Surviving Entity.

(iii) The General Partner Interest issued and outstanding as of immediately prior to the Effective Time shall remain, immediately following the Effective Time, outstanding as a non-economic general partner interest in the Surviving Entity.

(d) Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the conversion and cancellation of all Public Common Units in accordance with Section 3.1 and

Section 3.2, (ii) the conversion of the limited liability company interests in Merger Sub in accordance with Section 3.1(b), and (iii) the cancellation and extinguishment of any Partnership Interests that are owned by the Partnership or any Subsidiary of the Partnership in accordance with Section 3.1(c)(i).

Section 3.2 Rights as Partnership Unitholders; Common Unit Transfers. All Public Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) will cease to be Outstanding (as such term is defined in the Partnership Agreement) and will automatically be canceled and will cease to exist when converted into the right to receive the Merger Consideration as a result of and pursuant to the Merger. At the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented Public Common Units (a “Certificate”) and each holder of non-certificated Public Common Units represented by book-entry immediately prior to the Effective Time (“Book-Entry Units”) will cease to have any rights with respect thereto or thereunder, except the right to receive (a) the Merger Consideration, (b) any dividend or distribution in accordance with Section 3.3(c), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or Book-Entry Units in accordance with Section 3.3, and (c) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time. At the Effective Time, the transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the transfer books of the Partnership with respect to Common Units.

Section 3.3 Exchange of Certificates and Book-Entry Units.

(a) Exchange Agent. Prior to the Effective Time, Parent will appoint Computershare Trust Company, N.A. to act as exchange and payment agent hereunder for the purpose of receiving elections and exchanging Public Common Units for the Merger Consideration as required by this Article III (the “Exchange Agent”). Promptly after the Effective Time, Parent will, on behalf of Merger Sub, deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Public Common Units, for exchange in accordance with this Article III, through the Exchange Agent, Parent Shares as required by this Article III. Parent agrees to make available, or cause to be made available, to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends or other distributions pursuant to Section 3.3(c), without interest. Any dividends or other distributions with respect to Parent Shares pursuant to Section 3.3(c) and the Parent Shares for payment of the Merger Consideration deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent and the Partnership, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.3(b) and Section 3.3(c), the Exchange Fund will not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Public Common Units as of the Effective Time (i) a letter of transmittal (specifying that in respect of certificated Public Common Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Public Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, each holder who held Public Common Units immediately prior to the Effective Time will be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (subject to any applicable withholding Tax) (A) Parent Shares representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to this Article III (after taking into account all Public Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including dividends or other distributions pursuant to Section 3.3(c), if any. No interest will be paid or accrued on any dividends or other distributions payable pursuant to Section 3.3(c). In the event of a transfer of ownership of Public Common Units that is not registered in the transfer records of the Partnership, the Merger Consideration payable in respect of such Public Common Units may be paid to a transferee if the Certificate representing such Public Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Public Common Units, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Public Common Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until all such required documentation has been delivered and Certificates, if any, have been surrendered as contemplated by this Section 3.3(b), each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such delivery and surrender, and any cash or dividends or other distributions to which such holder is entitled pursuant to Section 3.3(c).

(c) Distributions with Respect to Unexchanged Public Common Units. No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Laws, there shall be paid, without interest, to the record holder of the Parent Shares issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends and other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(d) No Fractional Parent Shares. No certificates or scrip for Parent Shares representing fractional Parent Shares or book entry credit of the same will be issued upon the surrender of Public Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Shares. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Parent Share, all fractions of Parent Shares to which a holder of Public Common Units converted into the right to receive the Merger Consideration in the Merger would otherwise have been entitled shall be aggregated and the resulting fraction of a Parent Share will be rounded up to a whole Parent Share.

(e) No Further Rights in Public Common Units. The Merger Consideration issued upon conversion of a Public Common Unit in accordance with the terms hereof will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Public Common Unit (other than any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Public Common Units on the one year anniversary of the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Public Common Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration payable in respect of such Public Common Units or any dividends or other distributions with respect to Parent Shares to which they are entitled pursuant to Section 3.1 or Section 3.3(c), respectively, in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Public Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent. Without limitation of the foregoing, after the date that is the one year anniversary of the Effective Time, any amounts remaining unclaimed by holders of Public Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto hereunder or under abandoned property, escheat or similar Laws. Notwithstanding anything in this Agreement to the contrary, none of Parent, Holdings, NBL, the Partnership, Merger Sub, the Surviving Entity, the General Partner, the Exchange Agent, or any other Person shall be liable to any former holder of Public Common Units for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate and affidavit the Merger Consideration payable in respect of Public Common Units represented by such Certificate as contemplated by this Article III and pay any dividends and other distributions pursuant to Section 3.3(c).

(h) Withholding Taxes. Each of Parent, Holdings, Merger Sub, the Surviving Entity and the Exchange Agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to this Agreement to any Person such amounts as Parent, Holdings, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case Parent, Holdings, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, shall be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate Governmental Authority, such amounts (including securities) will be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of whom such deduction and withholding was made.

(i) Book Entry Shares. All Parent Shares to be issued in the Merger will be issued in book-entry form, without physical certificates.

Section 3.4 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5 Anti-Dilution Provisions. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or Parent Shares shall have been changed into a different number of units or shares or a different class or series by reason of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of Common Units or Parent Shares, as applicable, then the Merger Consideration, the Exchange Ratio and any other similar dependent item, as applicable, will be correspondingly adjusted to provide to the holders of Public Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

Section 3.6 Treatment of Awards. Prior to the Effective Time, Parent, the General Partner and the Partnership shall take all action as may be necessary or required in accordance with applicable Law and each Partnership Long-Term Incentive Plan and Parent Equity Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.6 as follows: as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership LTIP Award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any such Partnership LTIP Awards, cease to relate to or represent a right with respect to Common Units and shall be converted into an award relating to Parent Shares (a

“Converted Parent Award”), on the same terms and conditions as were applicable to the corresponding Partnership LTIP Award (including the right to receive dividend or dividend equivalents with respect to such Converted Parent Award if the corresponding Partnership LTIP Award included distribution or distribution equivalent rights), except that the number of Parent Shares covered by each such Converted Parent Award shall be equal to the number of Common Units subject to the corresponding Partnership LTIP Award multiplied by the Exchange Ratio, rounded up to the nearest whole unit. With respect to each Partnership LTIP Award, any distribution or distribution equivalent amounts accrued but unpaid as of the Closing will carry over and be paid to the holder in accordance with the terms of such Converted Parent Award.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER

Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2019 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership and the General Partner, jointly and severally, represent and warrant to Parent, Holdings and Merger Sub as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of the Partnership, the General Partner and their respective Subsidiaries is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”).

(b) Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) Except as set forth on Section 4.1(c) of the Partnership Disclosure Schedule, all of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited liability company or limited partnership, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such voting or transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various states of the United States) (collectively, “Liens”).

(d) The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Partnership and each of its material Subsidiaries is not in violation of any of their provisions in any material respect.

Section 4.2 Capitalization.

(a) The authorized equity interests of the Partnership consist of Common Units and the General Partner Interest. As of March 4, 2021, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 90,394,023 Common Units, and (ii) the General Partner Interest. The Partnership has reserved 1,860,000 Common Units for issuance pursuant to the Partnership Long-Term Incentive Plans, of which, as of March 4, 2021, 136,115 Common Units are subject to outstanding Partnership LTIP Awards, and 1,570,888 Common Units are available for issuance in connection with future grants of awards under the Partnership Long-Term Incentive Plans. From March 4, 2021 until the date of this Agreement, no additional limited partner interests or general partner interests have been issued, other than Common Units issued in connection with or pursuant to the Partnership Long-Term Incentive Plans. The General Partner is the sole general partner of the Partnership and owns the General Partner Interest free and clear of any Lien, and the General Partner Interest has been duly authorized and validly issued in accordance with the Organizational Documents of the Partnership. All outstanding equity interests of the Partnership (excluding the General Partner Interest) are, and all Common Units issuable pursuant to the Partnership LTIP Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b) As of the date of this Agreement, except pursuant to this Agreement or as set forth on Section 4.2(b) of the Partnership Disclosure Schedule or in the Partnership Agreement, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any Partnership Interest or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such Partnership Interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(c) Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

(d) Other than as set forth in Section 4.2(d) of the Partnership Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Partnership and the General Partner has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of the Partnership and the General Partner of the Transaction Documents, and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized by the GP Board, approved by each of the Conflicts Committee and the GP Board and consented to by the Sole Member and no other entity action on the part of the Partnership, the General Partner or the Sole Member is necessary to authorize the execution, delivery and performance by the Partnership and the General Partner of the Transaction Documents and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). The GP Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law (collectively, “Takeover Laws”) and any takeover provision of the Partnership Agreement applicable to the Partnership, the General Partner or any of their respective Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.

(b) Neither the execution and delivery of this Agreement by the Partnership or the General Partner nor the consummation by the Partnership and the General Partner of the transactions contemplated by this Agreement, nor compliance by the Partnership and the General Partner with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person (other than the Written Consent and the Sole Member Consent, each of which has been obtained) under, the terms, conditions or provisions of the Partnership Agreement, the General Partner Company Agreement or any of the Organizational Documents of the Partnership’s material Subsidiaries, (ii) assuming the authorizations, consents and approvals referred to in Section 4.3(e) and (f) and Section 4.4, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and other modifications, referred to in Section 4.3(b) of the Partnership Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 4.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit to which the Partnership or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The Sole Member Consent, approval by the GP Board and approval by the majority of the outstanding Common Units, each of which was obtained prior to the execution of this Agreement, are the only votes or approvals of the holders of any class or series of Partnership Interests that are necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d) The Conflicts Committee, by unanimous vote, in good faith, has, among other things, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in, or not adverse to, the interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) resolved to recommend to the GP Board the approval of this Agreement and the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger and (iv) resolved, and recommended that the GP Board resolve, to direct that this Agreement be submitted to a vote of the Limited Partners and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement. Such approval by the Conflicts Committee described in clause (ii) constituted “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated by this Agreement under the Partnership Agreement.

(e) The GP Board (acting, in part, based upon the receipt of such approval and recommendation of the Conflicts Committee), by unanimous vote, in good faith, has, among other things, (i) determined that the forms, terms and provisions of this Agreement and the transactions contemplated hereby, including the Merger, are in, or not adverse to, the interests of the Partnership and the Limited Partners, (ii) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (iii) directed that the adoption of this Agreement and the approval of the Merger be submitted to a vote of the Limited Partners and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

(f) Pursuant to Section 3.1 of the General Partner Company Agreement, the GP Board has obtained the Sole Member Consent, pursuant to which the Sole Member has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Sole Member and the General Partner and (ii) approved the execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby, including the Merger, by the General Partner.

Section 4.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing with the SEC of the Registration Statement and the information statement contemplated by Rule 14c-2 promulgated under the Exchange Act constituting a part thereof relating to the Written Consent (the “Information Statement”), and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE or NASDAQ, as applicable, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.

Section 4.5 Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2018 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the

Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents. To the knowledge of the Partnership, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations set forth in Section 4.5(c) of the Partnership Disclosure Schedule and (iv) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) No Subsidiary of the Partnership is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act.

(e) The General Partner has established and maintains adequate internal control over financial reporting and disclosure controls and procedures for the Partnership sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner has disclosed, based on its most recent evaluation, to the Partnership’s auditors and the Conflicts Committee (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and have identified for the Partnership’s auditors and the Conflicts Committee any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(f) Since December 31, 2019, the principal executive officer and principal financial officer of the General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of the General Partner or its officers have received notice from any

Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, the General Partner has no knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date, except for this Agreement and the transactions contemplated hereby, the Partnership and its Subsidiaries have carried on and operated their respective businesses in the ordinary course of business.

Section 4.7 Legal Proceedings. There are no Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to the Partnership or any of its Subsidiaries or Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against the Partnership or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. This Section 4.7 shall not apply to any Proceedings against the Partnership or any of its Subsidiaries or any of their respective directors to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.8 Compliance With Laws.

(a) The Partnership and its Subsidiaries are, and since the later of December 31, 2019 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Without limiting the generality of Section 4.8(a), none of the General Partner, the Partnership, the Partnership’s Subsidiaries, or, to the knowledge of the General Partner or the Partnership, any consultant, agent or Representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, or any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) has, to the knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the knowledge of the Partnership, is being (or has been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The Partnership and its Subsidiaries hold all Partnership Permits and all such Partnership Permits are in full force and effect, except where the failure to hold such Partnership Permits or the failure of such Partnership Permits to be in full force and effect, would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9 Environmental Matters. Except as set forth in Section 4.9 of the Partnership Disclosure Schedules and with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Partnership Material Adverse Effect: (i) the Partnership and its Subsidiaries are in compliance with applicable

Environmental Laws; (ii) the Partnership and each of its Subsidiaries has obtained, and is in material compliance with, all permits and licenses required under applicable Environmental Laws and there are no such actions to terminate, cancel or revoke any such permit or license; (iii) there is no written notice, demand, request for information, citation, summons, complaint or order received by, and no investigation, claim, action, suit, proceeding or review is pending or, to the knowledge of the Partnership, threatened by any Person against the Partnership or its Subsidiaries, in each case with respect to any matters arising under Environmental Laws; (iv) to the knowledge of the Partnership, there have been no Releases of Hazardous Substances at any property in violation of any applicable Environmental Law, that requires investigation or remediation by the Partnership or any of its Subsidiaries under applicable Environmental Laws, or would otherwise reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation or corrective action requirement under applicable Environmental Laws; and (v) neither the Partnership nor any of its Subsidiaries has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws.

Section 4.10 Information Supplied. Subject to the accuracy of the representations and warranties of Parent, Holdings and Merger Sub set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the General Partner specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Information Statement will, on the date it is first mailed to the Limited Partners contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, neither the General Partner nor the Partnership make any representation or warranty with respect to information supplied by or on behalf of Parent, Holdings or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.11 Partnership Benefit Plans; Employee Matters.

(a) Each Partnership Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, no Partnership Benefit Plan is or has been within the past six years a (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b) Each Partnership Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the knowledge of the Partnership, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where such loss of qualification, individually or in the aggregate, would not have a Partnership Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Partnership Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of the Partnership, threatened with respect to any Partnership Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

(d) Neither the Partnership nor its Subsidiaries is bound by or a party to any collective bargaining agreement or similar contract with any labor union or organization with respect to any of their employees. Neither the Partnership nor its Subsidiaries is currently engaged in any negotiation with any labor union or organization and, to the knowledge of the Partnership, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to the Partnership or its Subsidiaries. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, (i) no organized work stoppage, labor strike, labor dispute, lockout or slowdown against the Partnership is pending or, to the knowledge of the Partnership, threatened against or involving the Partnership or its Subsidiaries; and (ii) neither the Partnership nor its Subsidiaries has received written notice of any unfair labor practice complaint and, to the knowledge of the Partnership, no such complaints against the Partnership or such Subsidiaries are pending before the National Labor Relations Board or other similar Governmental Authority.

(e) Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director, manager or other service provider to any payment or benefit (or any increased or enhanced payment or benefit) from the General Partner, the Partnership or its Subsidiaries, or (ii) accelerate the vesting, funding or time of payment of any compensation, Partnership LTIP Award or other benefit with respect to any current or former employee, consultant, director, manager or other service provider.

(f) Neither the Partnership nor any of its Subsidiaries employs or engages, or has at any time employed or engaged, any employees, consultants or other individual service providers, and neither the Partnership nor any of its Subsidiaries has extended any offer of employment or service to any employee or other individual service provider that is outstanding as of the date hereof. Neither the Partnership nor any of its Subsidiaries has incurred or would reasonably be expected to incur any material liability as a joint employer.

Section 4.12 Real Property.

(a) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) either the Partnership or a Subsidiary of the Partnership has good and valid title to each material real property at which material operations of the Partnership or any of its Subsidiaries are conducted and that are owned by the Partnership or any Subsidiary, other than Partnership Real Property Leases and Rights-of-Way (such owned real property collectively, the “Partnership Owned Real Property”) and (ii) either the Partnership or a Subsidiary of the Partnership has a good and valid leasehold interest in each material lease, sublease and other agreement under which the Partnership or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which material operations of the Partnership or any of its Subsidiaries are conducted (any such property subject to such lease, sublease or other agreement, the “Partnership Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Partnership Real Property Leases”), in each case, free and clear of all Liens other than any Partnership Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (A) each Partnership Real Property Lease is valid, binding and in full force and effect in accordance with its terms, except as such enforcement may be limited by Enforceability Exceptions, and (B) no uncured default of a material nature on the part of the Partnership or, if applicable, any of its Subsidiaries or, to the knowledge of the Partnership, the lessor thereunder, exists under any Partnership Real Property Lease, and no event has occurred or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Partnership Real Property Lease.

(b) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Partnership Owned Real Property or the Partnership Leased Real Property that would reasonably be expected to adversely affect the existing use of such Partnership Owned Real Property or Partnership Leased Real Property by the

Partnership or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among the Partnership and its Subsidiaries or among the Partnership’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Partnership Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Partnership Owned Real Property by the Partnership or its Subsidiaries in the operation of its business thereon, and (iii) neither the Partnership nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Partnership Owned Real Property or Partnership Leased Real Property that would reasonably be expected to adversely affect the existing use of such Partnership Owned Real Property or Partnership Leased Real Property by the Partnership or its Subsidiaries in the operation of its business thereon.

(c) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect: (i) each of the Partnership and its Subsidiaries has such Rights-of-Way that are necessary for the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Partnership Permitted Liens); (ii) the Partnership and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) the Partnership and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) neither the Partnership nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Partnership, there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Partnership and its Subsidiaries in and to any such Rights-of-Way. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, all pipelines operated by the Partnership and its Subsidiaries have or are otherwise entitled to the benefits of all Rights-of-Way that are necessary for the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and there are no gaps (including any gap arising as a result of any breach by the Partnership or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.

Section 4.13 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, there are no proceedings pending, or to the knowledge of the Partnership, threatened in writing, alleging that the Partnership or any of its Subsidiaries is in material violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”), the Federal Power Act, 16 U.S.C. § 791a, et seq. (the “FPA”), or the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453 (“PUHCA”), or the rules and regulations promulgated thereunder, or the laws, rules and regulations of any state public utility commission or department in a state within which the Partnership or any of its Subsidiaries operates, as the case may be.

(b) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, all filings (other than immaterial filings) required to be made by the Partnership or any of its Subsidiaries during the two years preceding the date hereof, with the (i) Federal Energy Regulatory Commission (“FERC”) under the NGA, the NGPA, the ICA, the FPA, PUHCA, or the rules and regulations promulgated thereunder, (ii) the Department of Energy, or (iii) any state public utility commission or department in a state within which the Partnership or any of its Subsidiaries operates, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and tariffs and related documents, and, to the knowledge of the Partnership, all such filings, as of their respective dates, and, as amended or supplemented, were in material compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 4.14 Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Janney Montgomery Scott LLC (the “Conflicts Committee Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Partnership and the Partnership Unaffiliated Unitholders.

Section 4.15 Brokers and Other Advisors. Except for the Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Partnership or any of its Subsidiaries or the Conflicts Committee. The Partnership has made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Conflicts Committee Financial Advisor, which letter describes all fees payable to the Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Conflicts Committee Financial Advisor, entered into in connection with the transactions contemplated hereby.

Section 4.16 Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the oil and natural gas gathering, processing, treating, transportation and storage industries and oil and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the ordinary course of business.

Section 4.17 Investment Company Act. The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.18 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or its Subsidiaries with respect to any other information provided to Parent, Holdings or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Each of Parent, Holdings and Merger Sub acknowledges and agrees that, without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Holdings, Merger Sub or any other Person resulting from the distribution to Parent, Holdings or Merger Sub (including their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”)), or Parent’s, Holdings’ or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent, Holdings or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT, HOLDINGS AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or publicly furnished to the SEC on or after December 31, 2019, and prior to the date of this Agreement (but excluding any disclosure contained in any such

Parent SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)), Parent, Holdings and Merger Sub, jointly and severally, represent and warrant to the Partnership and the General Partner as follows:

Section 5.1 Organization, Standing and Power.

(a) Each of Parent, Holdings and Merger Sub is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b) Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent has made available through Parent SEC Documents to the Partnership correct and complete copies of its Organizational Documents, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect, and Parent is not in violation of any of their provisions in any material respect.

Section 5.2 Capitalization.

(a) The authorized equity interests of Parent consist of (i) 6,000,000,000 Parent Shares and (ii) 100,000,000 shares of Parent Preferred Stock. As of March 3, 2021, there were (i) 1,926,912,422 Parent Shares issued and outstanding (excluding, for the avoidance of doubt, any Parent Shares held in treasury), (ii) 515,764,158 Parent Shares held in treasury and (iii) no shares of Parent Preferred Stock issued and outstanding or held in treasury. As of March 3, 2021, there were outstanding (y) options to purchase 89,587,998 shares of Parent Shares and (z) other stock-settled equity-based awards (other than shares of restricted stock or other equity based awards included in the number of shares of Parent Shares outstanding set forth above) with respect to 588,192.84 shares of Parent Shares. From March 3, 2021 until the date of this Agreement, no additional equity interests of Parent have been issued, other than Parent Shares issued in connection with or pursuant to the Parent Equity Plans. All outstanding equity securities of Parent are, and all Parent Shares issuable pursuant to the Parent Equity Plans, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) As of the date of this Agreement, except pursuant to this Agreement, the Parent Equity Plans or grant documents issued thereunder, (i) there are no equity securities of Parent issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent to issue, transfer or sell any equity interest of Parent or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any other equity interest in Parent or any such securities or agreements listed in clause (ii) of this sentence. Since December 31, 2019, except pursuant to the Parent Equity Plans, there have been no partnership interests, limited liability company interests, other equity securities, options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments, or contractual obligations of the types described in the foregoing sentence issued or entered into by or on behalf of Parent.

(c) Parent does not have any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with Parent Stockholders or any other equity interest on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent is a party with respect to the voting or registration of capital stock or other equity interest of Parent.

(e) When issued pursuant to the terms of this Agreement, all Parent Shares constituting the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(f) All of the issued and outstanding equity interests of Merger Sub and all of the outstanding shares of Holdings are duly authorized, validly issued, fully paid and nonassessable (except, with respect to the limited liability company interests of Merger Sub, as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA), and are owned, directly or indirectly, by Parent, in the case of Holdings, and by Holdings, in the case of Merger Sub, and Parent has no obligation to make contributions to Holdings by reason of Parent’s ownership of equity interests in Holdings and Holdings has no obligation to make contributions to Merger Sub by reason of Holdings’ ownership of equity interests in Merger Sub, and Parent has no personal liability for the debts, obligations, obligations and liabilities of Holdings, whether arising in contract, tort or otherwise, solely by reason of being an equity holder of Holdings and Holdings has no personal liability for the debts, obligations and liabilities of Merger Sub, whether arising in contract, tort or otherwise, solely by reason of being an equity holder of Merger Sub. Each of Holdings and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for the obligations and liabilities incurred in connection with its formation, and the transactions contemplated hereby, each of Holdings and Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Authority; Noncontravention; Voting Requirements.

(a) Each of Parent, Holdings and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent, Holdings and Merger Sub of the Transaction Documents and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized and approved by the Parent Board for and on behalf of Parent and the Holdings Board for and on behalf of Holdings and Merger Sub, as applicable, and no other entity action on the part of Parent, Holdings or Merger Sub is necessary to authorize the execution, delivery and performance by Parent, Holdings and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent, Holdings and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, Holdings and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. The Parent Board has taken all necessary action so that any Takeover Laws applicable to Parent, Holdings or Merger Sub do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance.

(b) Neither the execution and delivery of this Agreement by Parent, Holdings and Merger Sub, nor the consummation by Parent, Holdings and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent, Holdings and Merger Sub with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Parent Organizational Documents or the Organizational Documents of Holdings or Merger Sub, (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 are obtained, and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent, Holdings or Merger Sub or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent, Holdings or Merger Sub under, any of the terms, conditions or provisions of any Contract or Permit to which Parent, Holdings or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent, Holdings or Merger Sub, except, in the case of clause (ii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) No vote of the holders of any class or series of the capital stock of Parent is necessary to approve the Parent Stock Issuance.

(d) The Parent Board, by unanimous vote, (i) determined that the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, are in the best interests of Parent and the Parent Stockholders and (ii) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement as deemed appropriate by Parent’s authorized officers.

Section 5.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing with the SEC of the Registration Statement and the Information Statement constituting a part thereof, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE or NASDAQ, as applicable, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent, Holdings and Merger Sub and the consummation by Parent, Holdings and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.5 Parent SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) Parent has filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2019 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, and (iii) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent has established and maintains adequate internal control over financial reporting and disclosure controls and procedures sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to the Parent’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and have identified for the Parent’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.

(e) Since December 31, 2018, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Parent SEC Document filed with the SEC prior to the date of this Agreement, Parent has no knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 5.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date, except for this Agreement and the transactions contemplated hereby, Parent has carried on and operated its business in the ordinary course of business.

Section 5.7 Legal Proceedings(a) . There are no Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to Parent, Holdings or Merger Sub or Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any

Governmental Authority against Parent, Holdings or Merger Sub, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 5.7 shall not apply to any Proceedings against Parent, Holdings or Merger Sub or any of their respective directors, managing members or officers, as applicable, to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.8 Compliance With Laws. Parent, Holdings and Merger Sub are, and since the later of December 31, 2018 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9 Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership and the General Partner set forth in Section 4.10, none of the information supplied (or to be supplied) in writing by or on behalf of Parent, Holdings or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Information Statement will, on the date it is first mailed to the Limited Partners contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Information Statement and the Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, none of Parent, Holdings or Merger Sub make any representation or warranty with respect to information supplied by or on behalf of the Partnership or the General Partner for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10 Brokers and Other Advisors. Except for Citigroup Global Markets Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent, Holdings or Merger Sub.

Section 5.11 Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.12 Ownership of Partnership Interests. Parent and its Subsidiaries, taken together, are the beneficial owners of 56,447,616 Common Units and the General Partner Interest. As of the date of this Agreement, the Common Units beneficially owned by Parent and its Subsidiaries constitute a Unit Majority.

Section 5.13 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, none of Parent, Holdings, Merger Sub or any other Person makes or has made any express or implied representation or warranty with respect to Parent, Holdings and Merger Sub or with respect to any other information provided to the Partnership in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of Parent, Holdings or Merger Sub or any other Person will have or be subject to any liability or other obligation to the Partnership or the General Partner or any other Person resulting from the distribution to the Partnership, the General Partner or the Conflicts Committee (including their respective Representatives), or the Partnership’s, the General Partner’s or the Conflicts Committee’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the General Partner and the Conflicts Committee in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Preparation of the Registration Statement, the Information Statement.

(a) As promptly as practicable following the date of this Agreement, (i) the Partnership and Parent shall jointly prepare and the Partnership shall file with the SEC the Information Statement and (ii) the Partnership and Parent shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Information Statement will be included as a prospectus. The Partnership and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Information Statement to be mailed to the Limited Partners as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of the parties shall cooperate and consult with each other in connection with the preparation and filing of the Registration Statement and the Information Statement, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth therein, as applicable, under applicable Law. No filing of, or amendment or supplement to, the Registration Statement or the Information Statement will be made by a party without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Registration Statement or the Information Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Laws, disseminated to the Limited Partners. The parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Information Statement or the Registration Statement or for additional information, and each party shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Information Statement or the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

(b) The General Partner shall distribute to the Limited Partners the Information Statement as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

Section 6.2 Conduct of Business.

(a) Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership and the General Partner shall, and shall cause each of their respective Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice; provided, that this Section 6.2(a)(iv)(A) shall not prohibit the Partnership and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting or arising from the COVID-19 pandemic or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, if any, (C) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Partnership and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership and the General Partner shall not, and shall not permit any of their respective Subsidiaries to:

(i) amend the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(ii) declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the Common Units, other than regular quarterly cash distributions on the Common Units not to exceed $0.1875 per Common Unit;

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the Partnership or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests other than issuances of Common Units upon vesting or settlement of Partnership LTIP Awards that are outstanding on the date of this Agreement or otherwise granted in compliance with this Agreement;

(iv) make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise), except as set forth in the Partnership’s budgeted capital expenditure plan as of the date hereof or as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(v) make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person, other than immaterial acquisitions or dispositions in the ordinary course of business;

(vi) make any loans or advances to any Person (other than (x) to its employees in the ordinary course of business consistent with past practice, (y) loans and advances to the Partnership or any of its Subsidiaries and (z) trade credit granted in the ordinary course of business consistent with past practice);

(vii) incur, refinance or assume, or prepay or repurchase, any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Partnership or any of its Subsidiaries, other than (w) borrowings under the Partnership Revolving Credit Facility, (x) borrowings from the Partnership or any of its Subsidiaries by the Partnership or any of its Subsidiaries, (y) repayments of borrowings from the Partnership or any of its Subsidiaries by the Partnership or any of its Subsidiaries and guarantees by the Partnership or any of its Subsidiaries of indebtedness of the Partnership or any of its Subsidiaries and (z) repayments or repurchases required pursuant to the terms of such indebtedness for borrowed money or debt securities;

(viii) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;

(ix) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(x) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(xi) (t) change its fiscal year or any material method of Tax accounting, (u) make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (v) settle or compromise any liability for Taxes or any audit, examination or other legal Proceeding in respect of a material amount of Taxes, (w) file any material amended Tax Return, (x) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, (y) surrender any right to claim a material Tax refund or (z) consent to any extension of waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xii) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xiii) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of the Partnership for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

(xiv) except as required by applicable Law or the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (w) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any material Partnership Benefit Plan (or any plan or arrangement that would be a material Partnership Benefit Plan if in effect as of the date of this Agreement), (x) materially increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the General Partner, the Partnership or any of their respective Subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (y) accelerate any material rights or benefits under any Partnership Benefit Plan, or (z) grant or amend any Partnership LTIP Awards or other equity awards, except in the ordinary course of business; or

(xv) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation, acquisition or disposition, in each case, that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Except (i) as permitted by this Agreement, (ii) as required by applicable Laws, (iii) as provided in any Parent Material Contract in effect as of the date of this Agreement or (iv) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause Holdings and Merger Sub to, (A) conduct its business in the ordinary course of business consistent with past practice; provided, that this Section 6.2(b)(iv)(A) shall not prohibit Parent from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting or arising from the COVID-19 pandemic or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to Parent to take commercially reasonable actions outside of the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationship with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material Permits of Parent and all material insurance policies maintained by the Parent, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as required by applicable Laws, (iii) as provided in any Parent Material Contract in effect as of the date of this Agreement or (iv) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit Holdings or Merger Sub to:

(i) amend Parent’s Organizational Documents (whether by merger, consolidation, conversion or otherwise) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (b) adversely affect the terms of the Parent Common Stock in any material respect;

(ii) merge, consolidate or enter into any other business combination transaction or agreement with any Person in which such other Person is the surviving entity;

(iii) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring of Parent or a plan or agreement of reorganization of Parent under any bankruptcy or similar Law;

(iv) agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, Holdings and Merger Sub, on the one hand, and the Partnership and the General Partner, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date), including, for the avoidance of doubt, in the case of Parent and the General Partner, until the Effective Time or the termination of this Agreement, retaining ownership and voting control, directly or indirectly, over all Common Units and the General Partner Interest in the Partnership beneficially owned by Parent, any of its Subsidiaries or the General Partner, as applicable, as of the date of this Agreement or acquired thereafter and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

Section 6.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the NYSE or NASDAQ, as applicable, as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party);

provided, however, that each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.4.

Section 6.5 Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and such Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case for integration and operational planning related to the transactions contemplated by this Agreement; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives. Subject to applicable Laws, from the date of this Agreement until the Effective Time, Parent and the Partnership shall furnish promptly to one another (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents that such party is not permitted to disclose under applicable Laws) (which such furnishing will be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the furnishing party), and (ii) all information concerning Parent’s or the Partnership’s business, properties and personnel as the other party may reasonably request, including all information relating to environmental matters, for the purpose of completing the other party’s due diligence. Notwithstanding the foregoing, no party shall have an obligation to provide access to any information the disclosure of which the other party has concluded may jeopardize any privilege available to such party or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation binding on such party or any of its Affiliates.

Section 6.6 Indemnification and Insurance.

(a) From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent shall, and shall cause the Surviving Entity to, (i) indemnify and hold harmless each Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the General Partner immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the General Partner than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.6(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against Parent, the Partnership and the General Partner and their respective successors and assigns.

(b) The Surviving Entity, or Parent on behalf of the Surviving Entity, shall maintain in effect for a period of six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that the Surviving Entity, or Parent on behalf of the Surviving Entity, may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or Parent, as applicable, be required to expend pursuant to this Section 6.6(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity, or Parent on behalf of the Surviving Entity, shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership or Parent, in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 6.6(b), the Partnership or Parent may (but shall be under no obligation to), prior to the Effective Time, purchase a prepaid “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed six times the Maximum Amount.

(c) The rights of any Indemnified Person under this Section 6.6 shall be in addition to any other rights such Indemnified Person may have under the Parent Organizational Documents, the Organizational Documents of each of the Partnership, the General Partner, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or DRULPA. The provisions of this Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity and/or the General Partner, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity and/or the General Partner shall assume the obligations of Parent, the Surviving Entity and the General Partner set forth in this Section 6.6.

Section 6.7 Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Information Statement and (b) Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.

Section 6.8 Section 16 Matters. Prior to the Effective Time, the Partnership shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Stock Exchange Listing, Delisting and Deregistration.

(a) Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time. Prior to the Closing, Parent shall submit a supplemental listing application with the NYSE (the “NYSE Listing Application”) with respect to such Parent Shares in accordance with the requirements of the NYSE. Parent shall use its reasonable best efforts to have the NYSE Listing Application approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of NYSE). The Partnership shall furnish all information as may be reasonably requested by Parent in connection with any such action and the preparation and submission of the NYSE Listing Application. No submission of, or amendment or supplement to, the NYSE Listing Application will be made by Parent without providing the Partnership with a reasonable opportunity to review and comment thereon. In addition, Parent agrees to provide the Partnership and its legal counsel with copies of any written comments, and shall inform the Partnership of any oral comments, that Parent or its counsel may receive from time to time from the NYSE or its staff with respect to the NYSE Listing Application promptly after receipt of such comments, and any written or oral responses thereto. The Partnership and its legal counsel shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the additions, deletions or changes suggested thereto by the Partnership and its counsel.

(b) The Partnership will cooperate and use its reasonable best efforts to cause the delisting of Common Units from the NASDAQ and the deregistration of such securities under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

Section 6.10 Dividends and Distributions. After the date of this Agreement and until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the timing of any declaration of any dividends or distributions in respect of Parent Common Stock and Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units shall not receive, for any quarter, distributions both in respect of Common Units and also dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Common Units or (ii) only dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger.

Section 6.11 Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the General Partner (or the sole member of the General Partner) to, without the consent of a majority of the then existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the General Partner who is a member of the Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the General Partner Company Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12 Performance by the General Partner. Parent will cause the General Partner, the Partnership and their respective Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the direction of Parent. In no event shall the General Partner or the Partnership have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement by reason of, any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives.

Section 6.13 Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger as a taxable sale of the Public Common Units to Holdings in exchange for the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any

Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.14 Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger or the other transactions contemplated hereby or related thereto, Parent, the Parent Board, the General Partner, the GP Board and the Conflicts Committee shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.

Section 6.15 Securityholder Litigation. The Partnership and the General Partner shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the General Partner and/or their directors (as applicable) relating to the transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Partnership and the General Partner shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of such party or threaten the loss of any attorney-client privilege or other applicable legal privilege.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Written Consent. The Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 7.1(a) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified or revoked following its execution by holders of the Common Units constituting a Unit Majority.

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) Information Statement. The Information Statement shall have been mailed to all holders of Common Units following effectiveness of the Registration Statement and at least 20 days prior to the Closing.

(e) Stock Exchange Listing. The Parent Common Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2 Conditions to Obligations of Parent, Holdings and Merger Sub to Effect the Merger. The obligations of Parent, Holdings and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership and the General Partner contained in Section 4.1, Section 4.3(a) and Section 4.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the General Partner contained in Section 4.2(a) and Section 4.2(c) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the General Partner set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 4.5 and Section 4.10) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

(b) Performance of Obligations of the Partnership and the General Partner. Each of the Partnership and the General Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

Section 7.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 5.1, Section 5.3(a) and Section 5.6 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 5.2(a) and (e) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 5.5 and Section 5.9) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent, Holdings and Merger Sub. Each of Parent, Holdings and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions.

(a) Neither the Partnership nor the General Partner may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b) None of Parent, Holdings or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of any such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Parent and the Partnership duly authorized by the Parent Board and the Conflicts Committee, respectively;

(b) by either of the Parent or the Partnership:

(i) if the Closing shall not have been consummated on or before September 4, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to Parent or the Partnership if the inability to satisfy such condition was due to the failure of, in the case of Parent, Parent, Holdings or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to Parent or the Partnership if, in the case of Parent, the Partnership or the General Partner, or, in the case of the Partnership, Parent, Holdings or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9; or

(ii) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent or the Partnership if such Restraint was due to the failure of, in the case of Parent, Parent, Holdings or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform any of its obligations under this Agreement.

(c) by Parent if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a)(i) or Section 7.2(b) and (ii) is incapable of being cured, or is not cured, by the Partnership or the General Partner within 30 days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent, Holdings or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d) by the Partnership (which termination may be effected for the Partnership by the Conflicts Committee without the consent, authorization or approval of the GP Board) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a)(i) or Section 7.3(b) and (ii) is incapable of being cured, or is not cured, by Parent within 30 days following receipt of written notice from the Partnership of such breach or failure; provided, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 6.5, the provisions in Section 6.7, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Holdings, Merger Sub, the Partnership and the General Partner or their respective Representatives, directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from (a) its obligation to pay the Parent Expense Reimbursement or the Partnership Expense Reimbursement, as applicable, if, as and when required pursuant to Section 8.3, (b) any liability for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or (c) any liability for intentional fraud or a Willful Breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the General Partner or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Representatives. For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing.

Section 8.3 Expenses.

(a) In the event of termination of this Agreement by Parent pursuant to Section 8.1(c) (Partnership or General Partner Uncured Breach), then the Partnership shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $3,500,000 (the “Parent Expense Reimbursement”).

(b) In the event of termination of this Agreement by the Partnership pursuant to Section 8.1(d) (Parent Uncured Breach), then Parent shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $3,500,000 (the “Partnership Expense Reimbursement”); provided, that the Partnership Expense Reimbursement shall not exceed the maximum amount, if any, that the Partnership reasonably determines can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the Partnership Expense Reimbursement as non-qualifying income and after taking into consideration all other sources of non-qualifying income of the Partnership, unless the Partnership receives an opinion of counsel or a ruling from the Internal Revenue Service to the effect that the Partnership’s receipt of the Partnership Expense Reimbursement will either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code.

(c) Each of the parties hereto acknowledges that the Parent Expense Reimbursement and Partnership Expense Reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the other party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall a party be entitled to more than one payment of the Parent Expense Reimbursement and Partnership Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, the last sentence of Section 6.5, Section 6.7 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the Parent Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved by the Conflicts Committee; provided, further, that there shall be no amendment or change to the provisions of this Agreement that by applicable Laws, the Partnership Agreement or stock exchange rule would require further approval by Limited Partners.

Section 9.3 GP Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the General Partner is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.9)), such determination, decision, approval or consent must be authorized by the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee.

Section 9.4 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the General Partner, Parent, Holdings or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

Section 9.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Schedule and any certificates delivered by any party pursuant to this agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, (i) the right of a holder of Public Common Units to receive the Merger Consideration (a claim by any holder of Public Common Units with respect to which may not be made unless and until the Closing shall have occurred), the right of a holder of a Partnership LTIP Award to receive the Merger Consideration (a claim by any holder of Partnership LTIP Award with respect to which may not be made unless and until the Closing shall have occurred) and (ii) the provisions of Section 6.6 and Section 9.12.

Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.10, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b) is solely for the purpose referred to in this Section 9.8(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(c) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any other state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent, Holdings or Merger Sub, to:

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, CA 94583

Attention: Mary A. Francis, Corporate Secretary and Chief Governance Officer

Email:      MFrancis@chevron.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson

                  Kevin M. Richardson

Email:        ryan.maierson@lw.com

                  kevin.richardson@lw.com

If to the Partnership or the General Partner, to:

Noble Midstream GP LLC

1001 Noble Energy Way

Houston, Texas 77070

Attention: Secretary

Email:      Aaron.Carlson@nblenergy.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Joshua Davidson

                  Laura Katherine Mann

Email:       joshua.davidson@bakerbotts.com

                  laurakatherine.mann@bakerbotts.com

Notices will be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

Section 9.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

CHEVRON CORPORATION

By:	/s/ Pierre R. Breber
Name:	Pierre R. Breber
Title:	Vice President and Chief Financial Officer

Signature Page to Agreement and Plan of Merger

HOLDINGS:

CADMIUM HOLDINGS INC.

By:	/s/ Nicholas J. Wallace
Name:	Nicholas J. Wallace
Title:	President

Signature Page to Agreement and Plan of Merger

MERGER SUB:

CADMIUM MERGER SUB LLC

By:	/s/ Nicholas J. Wallace
Name:	Nicholas J. Wallace
Title:	President

Signature Page to Agreement and Plan of Merger

PARTNERSHIP:

NOBLE MIDSTREAM PARTNERS LP

By:	Noble Midstream GP LLC,
its general partner

By:	/s/ Kari H. Endries
Name:	Kari H. Endries
Title:	Assistant Secretary

Signature Page to Agreement and Plan of Merger

GENERAL PARTNER:

NOBLE MIDSTREAM GP LLC

By:	/s/ Kari H. Endries
Name:	Kari H. Endries
Title:	Assistant Secretary

Signature Page to Agreement and Plan of Merger

ANNEX B

OPINION OF JANNEY MONTGOMERY SCOTT LLC

[See attached.]

JANNEY MONTGOMERY SCOTT LLC

INVESTMENT BANKING

Established 1832

March 4, 2021

Conflicts Committee of the Board of Directors

Noble Midstream GP LLC

1001 Noble Energy Way

Houston, Texas 77070

Conflicts Committee of the Board of Directors:

Noble Midstream Partners LP, a Delaware limited partnership (“NBLX”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”) by and among Chevron Corporation, a Delaware corporation (“Chevron”), Cadmium Holdings Inc., a Delaware corporation and wholly owned subsidiary of Chevron (“Holdings”), Cadmium Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Holdings (the “Merger Sub”), NBLX, and Noble Midstream GP LLC, a Delaware limited liability company and the general partner of NBLX (the “General Partner”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement. Pursuant to the Agreement, among other things, Merger Sub will merge with and into NBLX, with NBLX surviving the merger, in a transaction (the “Transaction”) in which each outstanding common unit representing limited partner interests in NBLX (the “NBLX Common Units”) (other than any NBLX Common Units owned by Chevron and its subsidiaries, including NBL Midstream, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Chevron, immediately prior to the Effective Time) will be converted into the right to receive 0.1393 shares (the “Exchange Ratio”) of common stock, par value $0.75 per share, of Chevron (the “Chevron Common Shares”).

In connection with your consideration of the Transaction, you (solely in your capacity as members of the Conflicts Committee of the Board of Directors of the General Partner (the “Committee”)) have asked our opinion, as of the date hereof, as to the fairness, from a financial point of view, to NBLX and the holders of NBLX Common Units (other than the General Partner, Chevron and their respective affiliates) (the “Unaffiliated Unitholders”), of the Exchange Ratio set forth in the Agreement. We have only opined on the fairness of the Exchange Ratio set forth in the Agreement, from a financial point of view, to NBLX and the Unaffiliated Unitholders. You have not asked us to express, and we are not expressing, any opinion with respect to any of the other financial or non-financial terms, conditions, determinations or actions with respect to the Transaction.

Our opinion does not address, among other things, (i) the relative merits of the Transaction as compared to other business strategies or transactions that might be available to NBLX, (ii) the underlying business decision of NBLX or any other party to proceed with or effect the Transaction or (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Exchange Ratio to the extent expressly specified herein). At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Agreement or the structure of the Transaction. In rendering this opinion, we have assumed, with your consent and without independent verification, that (i) the final executed form of the Agreement will not differ in any material respect from the draft dated March 4, 2021 that we have reviewed, (ii) the parties thereto will comply with all material terms of the Agreement, (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any waiver or amendment of any material term or condition thereof, (iv) the Transaction will have the tax consequences described in discussions with, and materials furnished by, management of the General Partner, and (v) the Exchange Ratio will not be adjusted in accordance with the Agreement or otherwise. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material delay or adverse effect on NBLX or the Transaction.

In rendering our opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. In that connection, and subject to the various assumptions, qualifications and limitations set forth herein, we have, among other things:

(a)        reviewed certain publicly available information such as annual reports, quarterly reports and other filings of NBLX and Chevron with the U.S. Securities and Exchange Commission;

(b)        reviewed the historical financial performance, current financial position and general prospects of NBLX and Chevron;

(c)        reviewed certain internal financial and operating information with respect to the business, operations and general prospects of NBLX, including certain financial forecasts prepared by the management of the General Partner;

(d)        discussed the historical financial performance, current financial position and general prospects of NBLX and Chevron with members of the senior management team of the General Partner and Chevron;

(e)        reviewed the draft Agreement, dated March 4, 2021 to the extent applicable to our analysis;

(f)        reviewed certain presentations to the Committee from the management of the General Partner and Chevron;

(g)        reviewed the current and historical price ranges and trading activity of the NBLX Common Units and the Chevron Common Shares;

(h)        to the extent deemed relevant, analyzed information of certain selected publicly traded companies and compared NBLX and Chevron from a financial point of view to these other companies;

(i)        to the extent deemed relevant, analyzed information of certain other selected transactions and compared the Transaction from a financial point of view to these other transactions to the extent information concerning such transactions was available;

(j)        discussed with the Board of Directors and certain members of senior management of the General Partner the strategic aspects of the Transaction, including, but not limited to, past and current business operations, financial condition and prospects (including their views on the risks and uncertainties of achieving their forecasts); and

(k)        performed such other analyses and examinations and considered such other information, studies, analyses and inquiries as we deemed necessary.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the General Partner and its representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of the General Partner that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken any independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. For purposes of this opinion, we have not been requested to, and did not, make an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of NBLX or any of its affiliates or subsidiaries and we have not been furnished with any such evaluation or appraisal. We have not made any physical inspection of the properties or assets of NBLX. With respect to the financial forecasts prepared by the management of the General Partner, such management has confirmed that they have been prepared in good faith and reflect the best currently available estimates and judgments of such management of the future financial performance of NBLX. We have assumed such financial projections will be achieved and express no opinion or view as to such financial projections or the assumptions on which they are based or whether if the Transaction were not consummated that performance of NBLX would be consistent with such forecasts. We have assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent to the Agreement are not waived and that the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement in the form provided to us without any amendments or modifications thereto.

We express no opinion with respect to the terms of any financing obtained, or to be obtained, by Chevron or NBLX in connection with or following the Transaction, or such financing’s impact on NBLX or Chevron, its financial condition, results of operations or cash flows or the price or trading range of the NBLX Common Units or the Chevron Common Shares. Furthermore, we express no opinion as to the price or trading range at which NBLX’s or Chevron’s securities will trade following the date hereof or as to the effect of the Transaction on such price or trading range, or any earnings or ownership dilutive impact that may result from future issuances of securities by NBLX or Chevron. Such price and trading range may be affected by a number of factors, including but not limited to (i) dispositions of securities of NBLX or Chevron within a short period of time after, or other market effects resulting from, the announcement and/or effective date of the Transaction; (ii) changes in prevailing interest rates and other factors which generally influence the price of securities; (iii) adverse changes in the current capital markets; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of NBLX or Chevron or in the related industry; (v) other transactions or strategic initiatives that NBLX or Chevron may enter into prior to, concurrent with, or subsequent to, the Transaction; (vi) changes in commodity prices; (vii) any necessary actions by, or restrictions of, federal, state or other governmental agencies or regulatory authorities; and (viii) timely completion of the Transaction on terms and conditions that are acceptable to all parties at interest. Additionally, as you are aware, the financial and stock markets have been experiencing unusual volatility, and we express no opinion or view as to any potential effects of such volatility on the Transaction, NBLX or Chevron, and our opinion does not purport to address potential developments in any such markets.

In each case, we have made the assumptions and taken the actions or inactions described above with the knowledge and consent of the Committee.

We, based on our experience and professional judgment, made qualitative conclusions as to the relevance and significance of each analysis and factor considered by us. Therefore, our analysis must be considered as a whole. Considering any portion of the various analyses and factors reviewed, without bearing in mind all analyses, could create a misleading or incomplete view of the process underlying our opinion.

Janney Montgomery Scott LLC, as part of its investment banking business, is engaged in the valuation of companies and their securities in connection with mergers and acquisitions. We have acted as financial advisor to the Committee in connection with the Transaction, and have participated in certain of the negotiations with respect thereto, and will receive a fee for our services, one half of which is payable upon substantial completion of certain services to be performed in connection with our provision of advisory services and the second half of which is contingent upon the successful completion of the Transaction. We will also receive a fee for rendering this opinion (which fee is not contingent on the successful completion of the Transaction or the conclusions expressed herein). The Committee has agreed to reimburse certain of our expenses and to indemnify us for certain liabilities arising out of our engagement as financial advisor to the Committee and rendering this opinion. We are a full service securities firm. As such, in the ordinary course of our business, we may from time to time provide investment banking, advisory, brokerage and other services to clients that may be competitors or suppliers to, or customers or security holders of, NBLX, Chevron, the General Partner or other parties to the Transaction, or that may otherwise participate or be involved in the same or a similar business or industry as NBLX, Chevron or the General Partner or other parties to the Transaction or may from time to time have a long or short position in, and buy or sell, debt or equity securities of NBLX or Chevron for our own account or for the accounts of customers. Except as described herein, there are no other material relationships that existed during the two years prior to the date hereof or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between us and any party to the Transaction. We may provide investment banking services to NBLX, Chevron, the General Partner or their affiliates in the future, for which we would seek customary compensation.

Our conclusion is rendered on the basis of market, economic and other conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of NBLX and Chevron, as they exist and are known to us on the date hereof, and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion is furnished solely for the use and benefit of the Committee in connection with its consideration of the Transaction, and does not constitute a recommendation as to the advisability of the Transaction. Our opinion is directed only to the fairness, from a financial point of view, to NBLX and the Unaffiliated Unitholders, of the Exchange Ratio set forth in the Agreement, and does not address the fairness of the Transaction to, or any consideration received in connection therewith by, or the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of NBLX, or class of such persons, whether relative to the Exchange Ratio or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of NBLX, any of the other parties to the Agreement or their ability to pay their debts when they become due. This opinion should not be construed as creating any fiduciary duty on our part to any party. Except as permitted under the terms of the engagement letter dated February 18, 2021, this opinion shall not be reproduced, disseminated, quoted or referred to without Janney’s prior written consent, such consent to not be unreasonably withheld, delayed or conditioned; provided, that this opinion may be reproduced in any public document relating to the Transaction filed with the Securities and Exchange Commission (each such document, a “Filing”), so long as this opinion is reproduced in such Filing in its entirety and any description of or reference to Janney Montgomery Scott LLC, and the summary of such opinion and the analysis underlying the opinion included in such Filing, is required to be included in such Filing by applicable securities or other laws and regulations and is in form and substance reasonably acceptable to Janney and Janney’s legal counsel, which acceptance will not be unreasonably withheld, delayed or condition. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Committee and its advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to NBLX, the Committee and the Transaction. This opinion has been approved by our fairness opinion committee, none of the members of which are involved in providing financial advisory services on our behalf to the Committee in connection with the Transaction.

On the basis of and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof, the Exchange Ratio set forth in the Agreement is fair, from a financial point of view, to NBLX and the Unaffiliated Unitholders.

Very truly yours,

/s/ JANNEY MONTGOMERY SCOTT LLC

JANNEY MONTGOMERY SCOTT LLC

B-5